As filed with the Securities and Exchange Commission on July 25, 2012
No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
___________________________
IMPRIMIS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)
___________________________

Delaware	2834	45-0567010
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

437 S. Hwy 101, Suite 209
Solana Beach, CA 92075
(858) 433-2800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
___________________________
Mark L. Baum
Chief Executive Officer
437 S. Hwy 101, Suite 209
Solana Beach, CA 92075
(858) 433-2800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
___________________________
Copies to:

Steven G. Rowles, Esq. Jeannette V. Filippone, Esq. Morrison & Foerster LLP 12531 High Bluff Drive, Suite 100 San Diego, California 92130 Tel: (858) 720-5100 Fax: (858) 720-5125	Kevin Friedmann, Esq.
Marc A. Jones, Esq.
Richardson & Patel LLP
750 Third Avenue, 9th Floor
New York, New York 10017
Tel: (212) 561-5559
Fax: (917) 591-6898

Approximate date of commencement of proposed sale to the public: As soon as possible after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Common Stock, par value $0.001	$15,000,000	$1,719

(1)	Calculated pursuant to Rule 457 (o) under the Securities Act of 1933, on the basis of the maximum aggregate offering price of the securities to be registered.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 25, 2012

IMPRIMIS PHARMACEUTICALS, INC.

PRELIMINARY PROSPECTUS

Shares of Common Stock
___________________

We are offering                 shares of our common stock in a firm commitment offering.   After the effectiveness of the registration statement of which this prospectus is a part and concurrently with the pricing of this offering, we will effect a one-for-five reverse stock split.

Our common stock is quoted on the OTC Markets Group’s OTCQB tier under the symbol “IMMY”.  On July 24, 2012, the closing price of our common stock on the OTCQB was $3.40 per share (assuming a one-for-five stock split). We intend to apply for listing of our common stock on The NASDAQ Capital Market, which listing we expect to occur at the consummation of this offering. No assurance can be given that our application will be approved.  If the application is not approved, we will not commence this offering and the shares of our common stock will continue to be traded on the OTC Markets Group’s OTCQB tier.

___________________

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should read and carefully consider the risks described in this prospectus under “Risk Factors” beginning on page 8 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial price to public	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Imprimis Pharmaceuticals	$	$

To the extent that the underwriter sells more than            shares of common stock, the underwriter has the option to purchase up to an additional                    shares from us at the initial price to the public less the underwriting discount.

The underwriter expects to deliver the shares on or about                     , 2012.
___________________

MDB Capital Group LLC

This prospectus is dated                      , 2012

TABLE OF CONTENTS

About This Prospectus

You should rely only on the information that we have provided or incorporated by reference in this prospectus or any prospectus supplement.  We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or any prospectus supplement.  You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement, or any sale of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

We have pending trademark applications for Imprimis Pharmaceuticals, Accudel and Impracor.  All other trademarks, tradenames and service marks included in this prospectus or any related prospectus supplement, are the property of their respective owners.

- i -

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that should be considered before investing in our common stock. Investors should read the entire prospectus carefully, including the more detailed information regarding our business, the risks of purchasing our common stock discussed in this prospectus under “Risk Factors” beginning on page 8 of this prospectus, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 37 of this prospectus, and our consolidated financial statements and the accompanying notes beginning on page F-1 of this prospectus.

As used in this prospectus, unless the context requires otherwise, the “Company”, “we”, “us”, and “our” refer to Imprimis Pharmaceuticals, Inc., a Delaware corporation.

 Our Company

We are a specialty pharmaceutical company developing non-invasive, topically delivered products. Our innovative patented Accudel cream formulation technology is designed to enable highly targeted site specific treatment.  Impracor, our lead pain product, utilizes the Accudel platform technology to deliver the active drug, ketoprofen, a non-steroidal anti-inflammatory drug, through the skin directly into the underlying tissues where the drug exerts its localized anti-inflammatory and analgesic effects.  We intend to leverage the Accudel platform technology to expand and create a portfolio of topical products for a variety of indications.

Our common stock has been quoted in the over-the-counter market since October 1, 2007 and is currently quoted on OTC Markets Group’s OTCQB tier under the symbol “IMMY”.  Our executive offices are located at 437 S. Hwy 101, Suite 209, Solana Beach, CA 92075 and our telephone number is (858) 433-2800.  Our website address is www.imprimispharma.com.  Information contained on our website is not deemed part of this prospectus.

 Reverse Stock Split and NASDAQ Listing Application

On April 25, 2012, our Board of Directors (the “Board of Directors” or the “Board”) and stockholders holding a majority of our outstanding voting power approved a resolution authorizing our Board of Directors to effect a reverse split of our common stock at an exchange ratio of (i) one-for-three, (ii) one-for-four, (iii) one-for-five, or (iv) one-for-six, with our Board of Directors retaining the discretion as to whether to implement the reverse split and which exchange ratio to implement.  The action by written consent of the stockholders became effective on May 31, 2012, following our compliance with certain notice requirements under the Securities Exchange Act of 1934 (the “Exchange Act”).  We anticipate that immediately following the effectiveness of the registration statement of which this prospectus forms a part, and prior to the closing of this offering, our Board of Directors will effect a reverse stock split at a ratio of one-for-five (the “reverse stock split”).

The reverse stock split is intended to allow us to meet the minimum share price requirement of The NASDAQ Capital Market.  We intend to apply for listing of our common stock on The NASDAQ Capital Market, which listing we expect to occur at the closing of this offering. If the application is not approved, we will not complete this offering or effect the reverse stock split, and the shares of our common stock will continue to be traded on the OTC Markets Group’s OTCQB tier.

Other than as otherwise indicated and except in our consolidated financial statements, all information regarding share amounts of common stock and prices per share of common stock contained in this prospectus assume the consummation of the one-for-five reverse stock split to be effected following effectiveness of the registration statement of which this prospectus forms a part and prior to the closing of this offering.

 Impracor

Impracor, our lead drug candidate, is comprised of a transdermal formulation of ketoprofen, a non-steroidal anti-inflammatory drug (NSAID). Impracor is formulated using our proprietary Accudel drug delivery system and is being developed for the treatment of acute musculoskeletal pain. Impracor penetrates the skin barrier to reach the targeted underlying tissues where it exerts its localized anti-inflammatory and analgesic effect. The topical delivery of the drug may minimize systemic exposure, which may in turn lead to fewer concerns pertaining to gastrointestinal, hepatic, cardiovascular and other adverse systemic effects, which are associated with orally administered NSAIDs. We believe that this product may be considered for patients with site specific localized pain and who also (i) have a history of gastrointestinal, cardiovascular, kidney or liver problems, (ii) are geriatric or pediatric and/or (iii) are at risk for drug interactions.

For Impracor to be approved by the FDA, an additional two confirmatory Phase 3 trials with exposure of at least 300 to 500 patients and supportive dermal safety studies are required. As required by the FDA, we expect to initiate routine supportive trials in healthy patients related to the potential contact sensitization and to study the absorption (blood levels) of ketoprofen during concurrent exercise and heat exposure, as well as the relative bioavailability of Impracor or topical ketoprofen versus oral ketoprofen.  We expect that all clinical studies will be executed with the professional help of clinical research organizations (CROs) with experience in clinical trials of similar design. We are in the process of selecting and negotiating arrangements with potential CROs and other third parties in order to initiate our Phase 3 clinical trials.

Initially we plan to commence two Phase 3 studies of Impracor in patients experiencing pain from osteoarthritis flare in their hands or knees.  The U.S. Food and Drug Administration (FDA) has indicated that the osteoarthritis flare study design is an acceptable clinical model of acute pain.  The Phase 3 program is being planned to encompass two double-blind placebo controlled Phase 3 osteoarthritis flare trials in approximately 330 to 360 patients each in 35 to 50 sites throughout the United States. Following a NSAID wash-out period, the proposed design study has the patients dosed with placebo or Impracor three times daily for 14 days. The primary endpoint for both trials is expected to employ well accepted pain measurements, which will be measured on day 14.  It is expected that the planned trials, if successful, would provide sufficient data for subsequent registration filing to the FDA.

Following successful completion of our clinical trials, we plan to file a New Drug Application for marketing authorization for Impracor under Section 505(b)(2) of the Hatch-Waxman Act of 1984, a regulatory route towards FDA approval, which allows referencing our submission to previously established safety and/or effectiveness of already approved ketoprofen products in other dosage forms.  We believe that this route provides the most attractive path for Impracor to reach the market.

The timing of Phase 3 trials and the other supportive studies will be dependent on obtaining adequate financing to support the execution of these activities and for other working capital expenditures, as well as feedback from the FDA.  Upon receipt of such financing, we anticipate initiating the supportive studies and Phase 3 trials in late 2012 and early 2013.  Assuming successful completion and outcome of the additional Phase 3 trials, we would expect to file the New Drug Application in 2014.

We expect that Impracor, if approved by the FDA, could become one of the first NSAID cream products available by prescription in the United States for the topical treatment of acute musculoskeletal pain.

The Accudel Technology

Accudel is our proprietary transdermal cream drug delivery platform which can facilitate the transdermal penetration of drugs, thus enabling the avoidance of first pass metabolism by the liver and minimizing systemic exposure.  The following diagram provides a schematic of the Accudel drug delivery system:

Accudel has the following properties, which make it a highly versatile vehicle for topical drug administration:

●	utilizes a pluronic lecithin organogel (PLO) based matrix which is known to penetrate the stratum corneum and aid in the diffusion of active ingredients through the skin;

●	helps solubilize various types of drugs and its components (lipophilic, hydrophilic and amphiphilic);

●	uses penetration enhancers in a synergistic combination;

●	can incorporate compounds of various molecular sizes;

●	contains biocompatible components which are generally regarded as safe (GRAS) by the FDA;

●	is thermodynamically stable, insensitive to moisture and resistant to microbial contamination;

●	potentially results in decreased safety concerns associated with oral or intravenous drugs;

●	avoids certain limitations associated with transdermal patches;

●	is easy to apply, aesthetically acceptable and odorless; and

●	potentially produces patentable new products when combined with established or new drugs.

We believe that the clinical success of Impracor will facilitate the use of the Accudel delivery technology in other products.  We have identified co-development opportunities for potential products in pain management and other therapeutic areas utilizing the Accudel platform technology and we are exploring potential commercial relationships for these identified product candidates.  Some of these co-development areas could include additional pain relief products, muscle relaxants, antiemetic and dermatological products using our Accudel delivery system.  We may also pursue the out-licensing of our Accudel drug delivery technology for the development and commercialization of additional innovative drug and cosmeceutical products.

Completed Clinical Studies

In June 2008, we initiated a Phase 3 clinical trial designed as a randomized, double-blind, placebo-controlled, multi-center study that enrolled a total of 364 patients with acute soft tissue injuries of the upper or lower extremities in 26 centers in the United States.  As we reported in October 2009, the top-line results showed that the study demonstrated statistical significance in its primary endpoint in the per protocol analysis and was favorable for Impracor in the Intent-To Treat (ITT) analysis. Impracor also demonstrated an excellent safety and tolerability profile.  Of the over 180 patients treated with Impracor, there were no treatment related gastrointestinal, cardiovascular, hepatic or other clinically relevant adverse events (AEs) reported. Furthermore, Impracor was observed to be well absorbed through the skin and only minimal blood concentrations of ketoprofen were detected in a subset of patients who underwent blood sampling for pharmacokinetic (PK) analyses following repeated topical applications.

In January 2010, we reported on further in-depth analyses of the ITT data from the Impracor Phase 3 study.  For the modified ITT analysis we identified 35 patients who did not meet study entry criteria at the time of randomization.  Excluding the data from these patients who should not have been randomized into the study based on information that was not known at the time of enrollment, the study demonstrated statistical significance (p<0.038) on the primary efficacy endpoint.  This post-hoc analysis was confirmed by a third-party statistical expert.

We believe that the weight of evidence of a treatment effect in this study is further strengthened by a key secondary endpoint (pain intensity recorded three times daily on patient diary cards) that supports the primary endpoint. The patient diary data which yield pain curves over time show consistent separation between treatment groups reaching statistical significance in favor of Impracor using both the original and modified ITT population. Furthermore, the proportion of subjects who were satisfied with the treatment and achieved moderate or higher pain relief - as recorded on a 7 point Likert Scale - was statistically significantly greater with Impracor on day 3  (p= 0.023).

Market and Opportunity

According to Wolters-Kluwer PHAST, the U.S. pain market was approximately $39.8 billion in 2011.  Of that total, the NSAID market made up approximately $13.5 billion from approximately 155 million written prescriptions.  The topical NSAID market in 2011 was approximately $506 million, averaging an approximately 28% compound annual growth rate since 2007.

According to the Archives of Internal Medicine, NSAIDs are regularly used by more than 60 million Americans.  More than 70% of Americans aged 65 or older take NSAIDs weekly.  As a result of the widespread usage of oral NSAIDs, according to Bandolier, there are over 100,000 hospitalizations annually and 16,500 deaths in the U.S. due to gastro-intestinal complications annually.  In the United Kingdom, there are approximately 12,000 hospitalizations and an estimated 2,600 deaths annually related to GI complications following oral NSAID use per year.  One study published in 1998 in the American Journal of Medicine found that death resulting from gastro-intestinal complications was the 15th most common cause of death in the U.S., higher than cervical cancer, asthma and malignant melanoma.  According to Singh G, Triadafilopoulos G., Epidemiology of NSAID induced gastrointestinal complications, J Rheumatol. 1999, the hospitalizations and deaths related to oral NSAID use has a financial impact of more than $2 billion per year in the U.S.  Therefore, we believe there is a significant demand from physicians and patients for topical pain management products such as Impracor, especially with respect to the treatment of localized, acute musculoskeletal pain, which we believe is driven primarily by the concern of possible negative systemic effects of orally administered NSAIDs.

For more information regarding our business, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” included elsewhere in this prospectus.

 Recent Developments

All information regarding share amounts of common stock and prices per share of common stock described below assume the consummation of the one-for-five reverse stock split to be effected following the effectiveness of the registration statement of which this prospectus forms a part and prior to the closing of this offering.

 April Private Placement

On April 20, 2012, we entered into a Securities Purchase Agreement with certain accredited investors relating to the sale and issuance of an aggregate of 2,011,691 shares of our common stock and warrants to purchase up to 502,928 shares of common stock at an exercise price of $5.925 per share, for an aggregate purchase price of approximately $7.95 million (the “April Private Placement”).  We closed the April Private Placement on April 25, 2012.  The securities sold in the April Private Placement were sold in reliance on the exemption from the registration requirements of the Securities Act of 1933 (the “Securities Act”) afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D.

The investors are not entitled to any registration rights with respect to the common stock and warrants issued in the April Private Placement.  The warrants have a term of three years and are exercisable any time after April 25, 2012. We may require that the investors exercise the warrants in whole, but not in part, at any time within 20 business days after all of the following conditions have been satisfied: (i) the volume weighted average price of the our common stock for 10 consecutive trading days is equal to or greater than the exercise price of the warrants; (ii) we have received a Filing Review Notification from the FDA regarding the status of Impracor; and (iii) sufficient shares of common stock are authorized and reserved for issuance upon full exercise of the warrants.

 Conversion of Convertible Note and Balance Under Line of Credit

Effective immediately following the effective time of the Certificate of Amendment to our Certificate of Incorporation increasing the number of authorized shares of our common stock on February 28, 2012, the entire outstanding balance and all accrued but unpaid interest owing under our $1,000,000 7.5% Convertible Promissory Note issued on April 5, 2010, as well as certain outstanding accounts payable held by DermaStar International, LLC (“DermaStar”), were converted into 1,835,830 shares of common stock, and the convertible promissory note was terminated.  DermaStar was the holder of 80% of the convertible promissory note.

On April 25, 2012, the entire outstanding principal balance and all accrued and unpaid interest under our line of credit with DermaStar, an aggregate of $762,534, was converted into 193,047 shares of common stock and warrants to purchase 48,262 shares of our common stock pursuant to a conversion agreement we entered into with DermaStar on April 20, 2012.  The warrants have substantially the same terms as the warrants issued in the April Private Placement.  The line of credit was terminated upon the completion of the conversion.  Director and Chief Executive Officer Mark L. Baum and the Chairman of our Board of Directors, Robert J. Kammer, were the Managing Members of DermaStar prior to its dissolution in July 2012. The conversion agreement was unanimously approved by the Company’s disinterested directors, with Mr. Baum and Dr. Kammer abstaining.

 Written Consent of the Stockholders Approving Increase in Option Plan Reserve

On June 29, 2012, stockholders holding a majority of our outstanding voting power approved an amendment to our 2007 Incentive Stock and Awards Plan (the “2007 Plan”) to increase the number of shares available for issuance under the 2007 Plan from 750,000 to 2,400,000.  The stockholder approval of the increase will not become effective until we have complied with certain notice requirements under the Exchange Act.

Going Concern

Our independent registered public accounting firm has issued an unqualified opinion with an explanatory paragraph to the effect that there is substantial doubt about our ability to continue as a going concern. This unqualified opinion with an explanatory paragraph could have a material adverse effect on our business, financial condition, results of operations and cash flows. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” and Note 2 to our consolidated financial statements included elsewhere in this prospectus.  We experienced net losses of $(953,936) and $(2,531,228) for the years ended December 31, 2011 and 2010, respectively. As of March 31, 2012, our accumulated deficit was $(19,899,821).

Unless and until we execute an underwriting agreement with our underwriter in connection with this offering, we have no committed sources of capital and do not know whether additional financing will be available when needed on terms that are acceptable, if at all. The going concern statement from our independent registered public accounting firm may discourage some investors from purchasing our stock or from providing alternative capital financing to us. The failure to satisfy our capital requirements would adversely affect our business, financial condition, results of operations and prospects.

Unless we raise additional funds, either through the sale of equity securities such as through this offering or one or more collaborative arrangements, we will not have sufficient funds to continue operations. Even if we take these actions, the funds we raise may be insufficient, particularly if our costs are higher than projected or unforeseen expenses arise.

Risks Related to Our Business

Our business is subject to a number of risks. You should understand these risks before making an investment decision. If any of these risks actually occurs, our business, financial condition or results of operations would likely be materially adversely affected. In such case, the trading price of our common stock would likely decline, and you may lose all or part of your investment. Below is a summary of some of the principal risks we face. The risks are discussed more fully in the section of this prospectus below entitled “Risk Factors.”

●
We have a limited operating history since the dismissal of our voluntary petition for reorganization relief under Chapter 11 of the Bankruptcy Code in December 2011, and we may be unable to successfully resume our operations and implement our business plan.

●	The report of our independent registered public accounting firm on our 2011 consolidated financial statements contains a going concern modification.

●	We have incurred losses in the research and development of Impracor and our Accudel technology since inception. We may never generate revenue or become profitable.

●	Timing and results of clinical trials to demonstrate the safety and efficacy of products as well as FDA approval of products are uncertain.

●
Delays in the conduct or completion of our clinical and non-clinical trials for Impracor or the analysis of the data from our clinical or non-clinical trials may result in delays in our planned filings for regulatory approvals, and may adversely affect our business.

●
If we are not successful in introducing our products or if the market does not accept our products, our business, financial position and results of operations may be materially adversely affected and the market price for our common stock would decline.

●
If our patents are determined to be unenforceable or expire, or if we are unable to obtain new patents based on current patent applications or for future inventions, we may not be able to prevent others from using our intellectual property.

●	Our principal stockholders have the ability to exert significant control in matters requiring a stockholder vote and could delay, deter or prevent a change in control of our company.

THE OFFERING

The following summary contains basic information about the offering and our common stock and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of our common stock, please refer to the section of this prospectus entitled “Description of Capital Stock.”

All information regarding share amounts of common stock and prices per share of common stock described below assume the consummation of the one-for-five reverse stock split to be effected following the effectiveness of the registration statement of which this prospectus forms a part and prior to the closing of this offering.

Issuer	Imprimis Pharmaceuticals, Inc.
Securities offered	Up to shares of common stock
Common stock outstanding prior to offering	5,939,243(1)
Common stock outstanding after the offering	(1)(2)
Use of Proceeds	We expect to use the net proceeds received from the offering, to fund our clinical trials and for working capital and general corporate purposes. See “Use of Proceeds” for more information.
OTC Markets Group Symbol	“IMMY”
Proposed NASDAQ Symbol	“ ”
Risk Factors	See “Risk Factors” beginning on page 8 and other information in this prospectus for a discussion of the factors you should consider before you decide to invest in our common stock.
Underwriter common stock purchase warrant
In connection with this offering, we have also agreed to sell to MDB Capital Group LLC and its designees a warrant to purchase up to 8.5% of the shares of common stock sold in this offering. If this warrant is exercised, each share may be purchased by MDB Capital Group LLC at $              per share (125% of the price of the shares sold in this offering.)

Lock-Up Agreements
Each of our officers, directors and shareholders beneficially owning 5% or more of our common stock have agreed that for a period of 180 days from the effective date of this offering, they will be subject to a lockup prohibiting any sales, transfers or hedging transactions in our securities held by them. See section titled “Lock-Up Agreements” in this prospectus.

(1) Excludes (i) 570,290 shares of common stock issuable upon the exercise of outstanding warrants with exercise prices ranging from $5.925 to $176.00 per share and (ii) 900,030 shares of our common stock issuable upon exercise of outstanding options with a weighted average exercise price of $5.20 per share outstanding under the 2007 Plan.

(2) Excludes any shares of common stock issuable pursuant to the exercise of the underwriter’s over-allotment option and any shares of common stock issuable upon the exercise of warrants issuable to the underwriter upon the closing of this offering.

RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider the following risk factors in addition to the other information contained in this prospectus. This prospectus contains forward-looking statements. Our business, financial condition, results of operations and stock price could be materially adversely affected by any of these risks. Additional risks not presently known to us or that we currently deem immaterial may also impair our business financial condition, results of operations and stock price.

 Risks Related to Our Business

We have a limited operating history since the dismissal of our voluntary petition for reorganization relief under Chapter 11 of the Bankruptcy Code in December 2011, and we may be unable to successfully resume our operations and implement our business plan.

On June 26, 2011, we suspended our operations and filed a voluntary petition for reorganization relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of California (the “Bankruptcy Court”), Case No. 11-10497-11 (the “Chapter 11 Case”). On November 21, 2011, in connection with our entry into a line of credit agreement and securities purchase agreement with DermaStar International, LLC (“DermaStar”), we requested that the Bankruptcy Court dismiss the Chapter 11 Case.  On December 8, 2011, the Bankruptcy Court entered an order dismissing the Chapter 11 Case, and since that date we have engaged a new management team, appointed new directors to fill certain vacancies on our Board and worked towards re-initiating our Phase 3 clinical trials for Impracor.  However, we have a limited operating history since the dismissal of the Chapter 11 Case, and we may not be successful in our efforts to resume our operations.  We did not receive any type of discharge of debts, claims or obligations in the Chapter 11 Case, and prior unknown or contingent liabilities could have a material adverse effect on our financial condition.  Prior to the filing of the Chapter 11 Case, we were unable to successfully pursue our business plan due to a lack of funding.  We will require additional capital to pursue our clinical trials and maintain our operations.  We may be unable to obtain such funds when necessary.  In addition, by September 2011 we employed no full-time employees and had retained the consulting services of one former employee in order to manage any matters related to the Chapter 11 Case.  We have had to re-assemble an executive management team and a research and development team, and other employees to assist with our general operations.  We currently have five employees, a number of whom are former employees, and we will need to hire additional employees in order to execute our business plan.  Given our operating history, we may be unable to assemble an effective management team, or hire and retain qualified individuals.  As a result, we may be unable to successfully resume our operations and pursue our business plan.

We must raise additional capital in order to continue operating our business, and such additional funds may not be available on acceptable terms or at all.

We do not generate any cash from operations and must raise additional funds in order to continue operating our business.  We expect to continue to fund our operations primarily through equity and debt financings in the future. If additional capital is not available when necessary, we may not be able to continue to operate our business pursuant to our business plan or we may have to discontinue our operations entirely. Based on our proposed use of proceeds from this offering, even following the completion of this offering, we will likely need significant additional capital, which we may seek to raise through, among other things, public and private equity offerings and debt financing.

We expect our total expenditures over the next 12 months to be approximately $7 million.  However, our estimate of total expenditures could increase if we encounter unanticipated difficulties.  In addition, our estimates of the amount of cash necessary to fund our business may prove to be wrong and we could spend our available financial resources much faster than we currently expect.  If we cannot raise the money that we need in order to continue to develop our business, we will be forced to delay, scale back or eliminate some or all of our proposed operations. If any of these were to occur, there is a substantial risk that our business would fail.  Following this offering, we expect to continue to seek funding from our existing stockholders and other qualified investors in order to pursue our business plan.  Sources of additional funds may not be available on acceptable terms or at all.  Weak economic and capital market conditions could result in increased difficulties in raising capital for our operations. We may not be able to raise money through the sale of our equity securities or through borrowing funds on terms we find acceptable. If we cannot raise the funds that we need, we will be unable to continue our operations, and our stockholders could lose their entire investment in our company.

We will be required to pursue sources of additional capital to fund our operations through various means, including equity or debt financing, funding from a corporate partnership or licensing arrangement or any similar financing. However, we may be unable to obtain such financings on reasonable terms, or at all. If we issue equity or convertible debt securities to raise additional funds, our existing stockholders may experience substantial dilution, and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. In addition, if we raise additional funds through collaboration and licensing arrangements, we may be required to relinquish potentially valuable rights to our product candidates or proprietary technologies, or grant licenses on terms that are not favorable to us. If we incur additional debt, it may increase our leverage relative to our earnings or to our equity capitalization, requiring us to pay additional interest expenses. Obtaining commercial loans, assuming those loans would be available, would increase our liabilities and future cash commitments. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as options, convertible notes and warrants, which would adversely impact our financial results.

The significant downturn in the overall economy and the ongoing disruption in the capital markets has reduced investor confidence and negatively affected investments generally and specifically in the pharmaceutical industry. In addition, the fact that we are not profitable, have previously filed for Chapter 11 bankruptcy, and will need significant additional funds to execute the additional Phase 3 clinical trials and supportive studies in order to obtain regulatory approval to market Impracor, and any other clinical trials we would want to commence for other products, could further impact the availability or cost of future financings. As a result, there can be no assurance that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us.

The report of our independent registered public accounting firm on our 2011 consolidated financial statements contains a going concern modification, and we will need additional financing to execute our business plan, fund our operations and to continue as a going concern.

We have limited remaining funds to support our operations. We have prepared our consolidated financial statements for the fiscal year ended December 31, 2011 and the three months ended March 31, 2012 on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The report of our independent registered public accounting firm included in our December 31, 2011 consolidated financial statements includes an explanatory paragraph stating that the recurring losses incurred from operations and a working capital deficiency raise substantial doubt about our ability to continue as a going concern. We received proceeds of approximately $7.95 million in the April Private Placement, which will enable us to pursue obtaining regulatory approval to market Impracor. As a result of the April Private Placement, with our current cash and cash equivalents position as of the date of this prospectus, we expect to have adequate resources in order to operate our business for at least the next twelve months.  However, we will need to secure additional funds in order to complete our clinical trials and pursue other product development opportunities. If adequate financing is not available, we will not be able to meet FDA requirements to obtain regulatory approval to market Impracor. In addition, if one or more of the risks discussed in these risk factors occur or our expenses exceed our expectations, we may be required to raise further additional funds sooner than anticipated.  The inclusion of a going concern modification in our independent registered public accounting firm’s report for the year ended December 31, 2011 may materially and adversely affect our stock price or our ability to raise new capital.

We have incurred losses in the research and development of Impracor and our Accudel technology since inception. We may never generate revenue or become profitable.

We have incurred losses in every year of our operations, including net losses of $(953,936) and $(2,531,228) for the years ended December 31, 2011 and 2010, respectively. As of March 31, 2012, our accumulated deficit was $(19,899,821).  In addition, we expect to incur increasing operating losses for the foreseeable future as we continue to incur costs for research and development and clinical trials, and in other development activities. Our ability to generate revenue and achieve profitability depends upon our ability, alone or with others, to complete the development of our proposed products, obtain the required regulatory approvals and manufacture, market and sell our proposed products. Development is costly and requires significant investment. In addition, we may choose to in-license rights to particular drugs or active ingredients for use in cosmetic products. The license fees for such drugs or active ingredients may increase our costs.

As we continue to engage in the development of Impracor and develop other products, we may never be able to achieve or sustain market acceptance, profitability or positive cash flow. Our ultimate success will depend on many factors, including whether Impracor receives FDA approval. We cannot be certain that we will receive FDA approval for Impracor, or that we will reach the level of sales and revenues necessary to achieve and sustain profitability. Unless we raise additional capital, we will not be able to execute our business plan or fund business operations. Furthermore, we will be forced to reduce our expenses and cash expenditures to a material extent, which would impair or delay our ability to execute our business plan.

We may not be able to correctly estimate our future operating expenses, which could lead to cash shortfalls.

Our operating expenses may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. These factors include:

●	the time and resources required to develop, conduct clinical trials and obtain regulatory approvals for our drug candidates;

●	the costs to rebuild our management team following the dismissal of the Chapter 11 Case, including attracting and retaining personnel with the skills required for effective operations; and

●	the costs of preparing, filing, prosecuting, defending and enforcing patent claims and other patent related costs, including litigation costs and the results of such litigation.

Our clinical trials may not demonstrate the safety and efficacy of our product candidates.

We are subject to extensive government regulations. The process of obtaining FDA approval is costly, time consuming, uncertain and subject to unanticipated delays. Before obtaining regulatory approvals for the sale of any of our product candidates, we must demonstrate through preclinical studies and clinical trials that the product candidate is safe and effective for each intended use. Preclinical and clinical studies may fail to demonstrate the safety and effectiveness of our product candidates. Even promising results from preclinical and early clinical studies do not always accurately predict results in later, large scale trials. A failure to demonstrate safety and efficacy would result in our failure to obtain regulatory approvals. Moreover, if the FDA grants regulatory approval of a product candidate, the approval may be limited to specific indications or limited with respect to its distribution, which could limit revenues.

The FDA or other regulatory agencies may not approve any product candidates developed by us on a timely basis or at all, and, if granted, such approval may subject the marketing of our product candidates to certain limits on indicated use. In particular, the outcome of the final analyses of the data from the Phase 3 clinical trials for Impracor may vary from our initial conclusions or the FDA may not agree with our interpretation of such results or may challenge the adequacy of our clinical trial design or the execution of the clinical trial. The FDA has required two adequate and well controlled Phase 3 clinical trials for Impracor before we can submit a 505(b) (2) New Drug Application. We have not yet initiated these Phase 3 clinical trials.  The results of any future clinical trials may not be favorable and we may never receive regulatory approval for Impracor. Any limitation on use imposed by the FDA or delay in or failure to obtain FDA approvals of product candidates developed by us would adversely affect our ability to generate product revenue, as well as the price of our common stock.

Delays in the conduct or completion of our clinical and non-clinical trials for Impracor or the analysis of the data from our clinical or non-clinical trials may adversely affect our business.

We cannot predict whether we will encounter problems with any of our completed or planned clinical or non-clinical studies that will cause us or regulatory authorities to delay or suspend planned clinical and non-clinical studies.  Any of the following could delay the completion of our planned clinical studies:

●	failure of the FDA to approve the scope or design of our clinical or non-clinical trials or manufacturing plans;

●	delays in enrolling volunteers in clinical trials;

●	insufficient supply or deficient quality of materials necessary for the performance of clinical or non-clinical trials;

●	negative results of clinical or non-clinical studies; and

●	adverse side effects experienced by study participants in clinical trials relating to a specific product.

There may be other circumstances other than the ones described above, over which we may have no control that could materially delay the successful completion of our clinical and non-clinical studies.Furthermore, we expect to rely on contract research organizations, or CROs, to ensure the proper and timely conduct of our clinical trials, and while we expect to enter into agreements governing their committed activities, we have limited influence over their actual performance.

If our patents are determined to be unenforceable or expire, or if we are unable to obtain new patents based on current patent applications or for future inventions, we may not be able to prevent others from using our intellectual property.

Our success will depend in part on our ability to:

●	obtain and maintain patent protection with respect to our products;

●	prevent third parties from infringing upon our proprietary rights;

●	maintain trade secrets;

●	operate without infringing upon the patents and proprietary rights of others; and

●	obtain appropriate licenses to patents or proprietary rights held by third parties if infringement would otherwise occur.

We obtained a patent from the United States Patent and Trademark Office on our Accudel technology in 1998, which affords protection of Accudel through 2016 in the United States. We may not be successful in our efforts to extend the date of our patent protection beyond 2016.  Failure to maintain or extend the patent could adversely affect our business. We will only be able to protect our drug candidates and our technologies from unauthorized use by third parties to the extent that valid and enforceable patents cover them

The patent and intellectual property positions of specialty pharmaceutical companies, including ours, are uncertain and involve complex legal and factual questions. There is no guarantee that we have or will develop or obtain the rights to products or processes that are patentable, that patents will issue from any pending applications or that claims allowed will be sufficient to protect the technology we develop or have developed or that is used by us, our contract manufacturing organizations or our other service providers. In addition, we cannot be certain that patents issued to us will not be challenged, invalidated, infringed or circumvented, including by our competitors, or that the rights granted thereunder will provide competitive advantages to us.

Furthermore, patent applications in the U.S. are confidential for a period of time until they are published, and publication of discoveries in scientific or patent literature typically lags actual discoveries by several months. As a result, we cannot be certain that the inventors listed in any patent or patent application owned by us were the first to conceive of the inventions covered by such patents and patent applications or that such inventors were the first to file patent applications for such inventions.

We also may rely on unpatented trade secrets and know-how and continuing technological innovation to develop and maintain our competitive position, which we seek to protect, in part, by confidentiality agreements with employees, consultants, collaborators and others. We also have invention or patent assignment agreements with our employees and certain consultants. There can be no assurance, however, that binding agreements will not be breached, that we will have adequate remedies for any breach, or that trade secrets will not otherwise become known or be independently discovered by competitors. In addition, there can be no assurance that inventions relevant to us will not be developed by a person not bound by an invention assignment agreement with us.

None of our pharmaceutical product candidates, other than Impracor, have commenced clinical trials.

None of our pharmaceutical product candidates, other than Impracor, have commenced any clinical trials and there are a number of FDA requirements that we must satisfy in order to commence clinical trials. These requirements will require substantial time, effort and financial resources. We cannot assure you that we will ever satisfy these requirements. In addition, prior to commencing any trials of a drug candidate, we must evaluate whether a market exists for the drug candidate. This is costly and time consuming and no assurance can be given that our market studies will be accurate. We may expend significant capital and other resources on a drug candidate and find that no commercial market exists for the drug. Even if we do commence clinical trials of our other drug candidates, such drug candidates may never be approved by the FDA.

Once approved, failure to comply with continuing federal and state regulations could result in the loss of approvals to market our drugs.

Following initial regulatory approval of any drugs we may develop, we will be subject to continuing regulatory review, including review of adverse drug experiences and clinical results that are reported after our drug products become commercially available. This would include results from any post-marketing tests or continued actions required as a condition of approval. The manufacturer and manufacturing facilities we use to make any of our drug candidates will be subject to periodic review and inspection by the FDA. If a previously unknown problem or problems with a product or a manufacturing and laboratory facility used by us is discovered, the FDA may impose restrictions on that product or on the manufacturing facility, including requiring us to withdraw the product from the market. Any changes to an approved product, including the way it is manufactured or promoted, often requires FDA approval before the product, as modified, can be marketed. In addition, we and our contract manufacturers will be subject to ongoing FDA requirements for submission of safety and other post-market information. If we or our contract manufacturers fail to comply with applicable regulatory requirements, a regulatory agency may:

●	issue warning letters;

●	impose civil or criminal penalties;

●	suspend or withdraw our regulatory approval;

●	suspend or terminate any of our ongoing clinical trials;

●	refuse to approve pending applications or supplements to approved applications filed by us;

●	impose restrictions on our operations;

●	close the facilities of our contract manufacturers; or

●	seize or detain products or require a product recall.

Regulatory review also covers a company’s activities in the promotion of its drugs, with significant potential penalties and restrictions for promotion of drugs for an unapproved use. Sales and marketing programs are under scrutiny for compliance with various mandated requirements, such as illegal promotions to health care professionals. We are also required to submit information on our open and completed clinical trials to public registries and databases. Failure to comply with these requirements could expose us to negative publicity, fines and penalties that could harm our business.

If we violate regulatory requirements at any stage, whether before or after marketing approval is obtained, we may be fined, be forced to remove a product from the market or experience other adverse consequences, including delay, which would materially harm our financial results.  We may not be able to obtain the labeling claims necessary or desirable for product promotion.

Once approved, there is no guarantee that the market will accept our products.  If we are not successful in introducing our products or if the market does not accept our products, our business, financial position and results of operations may be materially adversely affected and the market price for our common stock would decline.

Even if we obtain regulatory approvals, uncertainty exists as to whether the market will accept our products or if the market for our products is as large as we anticipate. A number of factors may limit the market acceptance of our products, including the timing of regulatory approvals and market entry relative to competitive products, the availability of alternative products, the price of our products relative to alternative products, the availability of third party reimbursement and the extent of marketing efforts by third party distributors or agents that we retain. We cannot assure you that our products will receive market acceptance in a commercially viable period of time, if at all. We cannot be certain that any investment made in developing products will be recovered, even if we are successful in commercialization. To the extent that we expend significant resources on research and development efforts and are not able, ultimately, to introduce successful new products as a result of those efforts, our business, financial position and results of operations may be materially adversely affected, and the market value of our common stock could decline.

We may be subject to product liability claims.

The development, manufacture, and sale of pharmaceutical and cosmetic products expose us to the risk of significant losses resulting from product liability claims. Although we have obtained and intend to maintain product liability insurance to offset some of this risk, we may be unable to maintain such insurance or it may not cover certain potential claims against us.

In the future, we may not be able to afford to obtain insurance due to rising costs in insurance premiums in recent years. Currently we have been able to secure insurance coverage; however, we may be faced with a successful claim against us in excess of our product liability coverage that could result in a material adverse impact on our business. If insurance coverage is too expensive or is unavailable to us in the future, we may be forced to self-insure against product-related claims. Without insurance coverage, a successful claim against us and any defense costs incurred in defending ourselves may have a material adverse impact on our operations.

We may not be successful in receiving additional patents based on our intellectual property strategy.

We have undertaken an effort to examine our intellectual property assets and have or shall file certain patents in certain jurisdictions, with the goal of attaining additional protections for our technologies and any related future products. The applications we have filed or we expect to file may never yield patents that protect our inventions and intellectual property assets. Failure to obtain additional patents may limit our protection against generic drug manufacturers and other parties who may seek to copy or otherwise produce products substantially similar to ours using technologies that may be substantially similar to those we own.

The use of our technologies could potentially conflict with the rights of others.

The manufacture, use or sale of our proprietary products may infringe on the patent rights of others. If we are unable to avoid infringement of the patent rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming and may divert management’s attention and our resources. We may not have sufficient resources to bring these actions to a successful conclusion. In such case, we may be required to alter our products, pay licensing fees or cease activities. If our products conflict with patent rights of others, third parties could bring legal actions against us claiming damages and seeking to enjoin manufacturing and marketing of affected products. If these legal actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to manufacture or market the affected products. We may not prevail in any legal action and a required license under the patent may not available on acceptable terms, if at all.

We will be dependent on outside manufacturers in the event that we successfully develop our product candidates into commercial products; therefore, we will have limited control of the manufacturing process, access to raw materials, timing for delivery of finished products and costs. One manufacturer may constitute the sole source of one or more of our products.

We expect that third party manufacturers will manufacture all of our products, in the event that we successfully develop our product candidates into commercial products. Currently, certain of our contract manufacturers constitute the sole source of one or more of our products. If any of our existing or future manufacturers cease to manufacture or are otherwise unable to deliver any of our products or any of the components of our products, we may need to engage additional manufacturing partners. Because of contractual restraints and the lead-time necessary to obtain FDA approval of a new manufacturer, replacement of any of these manufacturers may be expensive and time consuming and may disrupt or delay our ability to supply our products and reduce our revenues.

Because all of our products, in the event that we successfully develop our product candidates into commercial products, will be manufactured by third parties, we have a limited ability to control the manufacturing process, access to raw materials, the timing for delivery of finished products or costs related to this process. There can be no assurance that our contract manufacturers will be able to produce finished products in quantities that are sufficient to meet demand or at all, in a timely manner, which could result in decreased revenues and loss of market share. There may be delays in the manufacturing process over which we will have no control, including shortages of raw materials, labor disputes, backlog or failure to meet FDA standards. Increases in the prices we pay our manufacturers, interruptions in our supply of products or lapses in quality could adversely impact our financial condition. We are reliant on our third-party manufacturers to maintain their manufacturing facilities in compliance with FDA and other federal, state and/or local regulations including health, safety and environmental standards. If they fail to maintain compliance with FDA or other critical regulations, they could be ordered to curtail operations, which would have a material adverse impact on our business, results of operations and financial condition.

We also rely on our outside manufacturers to assist us in the preparation of key documents such as drug master files and other relevant documents that are required by the FDA as part of the drug approval process and post-approval oversight. Failure by our outside manufacturers to properly prepare and retain these documents could cause delays in obtaining FDA approval of our drug candidates.

We are dependent on third parties to conduct clinical trials and non-clinical studies of our drug candidates and to provide services for certain core aspects of our business. Any interruption or failure by these third parties to meet their obligations pursuant to various agreements with us could have a material adverse effect on our business, results of operations and financial condition.

We do not employ personnel or possess the facilities necessary to conduct many of the activities associated with our programs. We expect to engage consultants, advisors, contract research organizations (CROs) and others to design, conduct, analyze and interpret the results of studies in connection with the research and development of our product candidates. As a result, many important aspects of our product candidates’ development are outside our direct control.  Such third parties may not perform all of their obligations under arrangements with us or may not perform those obligations satisfactorily.

The CROs with whom we expect to contract for execution of our clinical studies will play a significant role in the conduct of our anticipated clinical studies or assist with our analysis of completed studies and to develop corresponding regulatory strategies. Individuals working at the CROs with whom we expect to contract, as well as investigators at the sites at which our studies are conducted, are not our employees, and we cannot control the amount or timing of resources that they devote to our programs. If these CROs fail to devote sufficient time and resources to our studies, or if their performance is substandard, it would delay the approval of our applications to regulatory agencies and the introduction of our products. Failure of these CROs to meet their obligations could adversely affect development of our product candidates and as a result could have a material adverse effect on our business, financial condition and results of operations. Moreover, these CROs may have relationships with other commercial entities, some of which may compete with us. If they assist our competitors at our expense, it could harm our competitive position.

Our cosmetic product development program may not be successful.

Our product development program has included cosmetic products, which utilizes the basis of our patented transdermal delivery system technology, Accudel. Since our primary focus will remain on seeking FDA approval for Impracor, we plan to use limited resources on our cosmetic development program and, as a result, we will need to partner with third parties to perform formulation, clinical research, manufacturing, sales and marketing activities. We have developed, formulated and pilot produced an anti-cellulite product candidate that we expect to further develop and market in the future.  We cannot assure you that the results of any further studies that may be required before this product can be commercialized will be successful, that we will enter into additional commercial agreements with third parties for this product on acceptable terms, or at all, or that this product will be successfully commercialized. Even if we are not required to obtain FDA pre-market approval for this product, we will still be subject to a number of federal and state regulations, including regulation by the FDA and the Federal Trade Commission on any marketing claims we make about the anti-cellulite product. We may be unsuccessful in developing any other cosmetic products, including products for hyperpigmentation and anti-aging. Any products we develop may cause undesirable side effects that could limit their use, require their removal from the market and subject us to adverse regulatory action and product liability claims. Further, the market for cosmetic products is highly competitive, and there is no assurance that our products will be able to compete against the many products and treatments currently being offered or under development by other established, well-known and well-financed cosmetic, health care and pharmaceutical companies.

We currently have no internal sales and marketing resources and may have to rely on third parties in the event that we successfully commercialize our product.

In order to market any of our products in the United States or elsewhere, we must develop internally or obtain access to sales and marketing forces with technical expertise and with supporting distribution capability in the relevant geographic territory. We may not be able to enter into marketing and distribution arrangements or find a corporate partner to market our drug candidates, and we currently do not have the resources or expertise to market and distribute our products ourselves. If we are not able to enter into marketing or distribution arrangements or find a corporate partner who can provide support for commercialization of our products, we may not be able to successfully commercialize our products. Moreover, any new marketer or distributor or corporate partner for our specific combinations with whom we choose to contract may not establish adequate sales and distribution capabilities or gain market acceptance for our products.

If we are unable to retain our key personnel or attract additional professional staff, we may be unable to maintain or expand our business.

As we described elsewhere in this prospectus, we terminated all of our employees following our filing of the Chapter 11 Case. Since the dismissal of the Chapter 11 Case in December 2011, we have focused on rebuilding our management team and engaging consultants in order to begin operating our business. However, because of this history, we may have significant difficulty attracting and retaining necessary employees. In addition, because of the specialized scientific nature of our business, our ability to develop products and to compete will remain highly dependent, in large part, upon our ability to attract and retain qualified scientific, technical and commercial personnel. The loss of key scientific, technical and commercial personnel or the failure to recruit key scientific, technical and commercial personnel could have a material adverse effect on our business. While we have consulting agreements with certain key individuals and institutions, we may not succeed in retaining personnel or their services under existing agreements or otherwise. There is intense competition for qualified personnel in the pharmaceutical industry, and we may be unable to continue to attract and retain the qualified personnel necessary for the development of our business.

Risks Relating to Our Industry

If we are unable to compete with other companies that develop rival products to our products, then we may never gain market share or achieve profitability.

The pharmaceutical industry is intensely competitive, and we face competition across the full range of our activities. If we fail to compete successfully, our business, results of operations and financial condition could be adversely affected. Our competitors include brand name and generic manufacturers of pharmaceuticals specializing in transdermal drug delivery, especially those doing business in the United States. In the market for pain management products, our competitors include manufacturers of over-the-counter and prescription pain relievers. Because we are smaller than many of our national competitors, we may lack the financial and other resources needed to compete for market share in the pain management sector. Our other potential drug candidates will also face intense competition from larger and better established pharmaceutical and biotechnology companies. Many of these competitors have significantly greater financial, technical and scientific resources than we do. In addition to product safety, development and efficacy, other competitive factors in the pharmaceutical market include product quality and price, reputation, service and access to scientific and technical information. If our products are unable to compete with the products of our competitors, we may never gain market share or achieve profitability.

We may not be able to keep up with the rapid technological change in the biotechnology and pharmaceutical industries, which could make our products obsolete and reduce our potential revenues.

Biotechnology and related pharmaceutical technologies have undergone and continue to be subject to rapid and significant change. Our future will depend in large part on our ability to maintain a competitive position with respect to these technologies. It is possible that developments by our competitors will render our products and technologies obsolete or unable to compete. Any products that we develop may become obsolete before we recover expenses incurred in developing those products, which may require that we raise additional funds to continue our operations.

Our ability to generate revenues will be diminished if we fail to obtain acceptable prices or an adequate level of reimbursement from third-party payors.

If we succeed in bringing a specific product to market, we cannot be certain that the products will be considered cost effective and that reimbursement from insurance companies and other third-party payors will be available or, if available, will be sufficient to allow us to sell the products on a competitive basis.

Significant uncertainty exists as to the reimbursement status of newly approved health care products. Third-party payors, including Medicare, are challenging the prices charged for medical products and services. Government and other third-party payors increasingly are attempting to contain health care costs by limiting both coverage and the level of reimbursement for new drugs and by refusing, in some cases, to provide coverage for uses of approved products for disease indications for which the FDA has not granted labeling approval. Third-party insurance coverage may not be available to patients for any products we discover and develop, alone or with collaborators. If government and other third-party payors do not provide adequate coverage and reimbursement levels for our products, the market acceptance of these products may be reduced.

Changes in the healthcare industry that are beyond our control may be detrimental to our business.

The healthcare industry is changing rapidly as consumers, governments, medical professionals and the pharmaceutical industry examine ways to broaden medical coverage while controlling the increase in healthcare costs.  In 2009 and 2010, the U.S. Congress adopted legislation regarding health insurance, which has been signed into law. As a result of this new legislation, substantial changes could be made to the current system of paying for healthcare in the United States, including changes made in order to extend medical benefits to those who currently lack insurance coverage. Extending coverage to a large population could substantially change the structure of the health insurance system and the methodology for reimbursing medical services, drugs and devices. These structural changes could entail modifications to the existing system of private payers and government programs, such as Medicare, Medicaid and State Children’s Health Insurance Program, creation of a government-sponsored healthcare insurance source, or some combination of both, as well as other changes. Restructuring the coverage of medical care in the United States could impact the reimbursement for prescribed drugs, biopharmaceuticals, medical devices, or our product candidates and could put pressure on the prices of pharmaceutical products, which could adversely affect our business or products.

Risks Relating to the Offering and Ownership of our Common Stock

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of up to                    shares of common stock, and after deducting underwriting fees and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $               per share, or           %, at the public offering price.

Since inception we have funded our operations primarily through equity and debt financings.  To the extent any of the warrants and options we have issued is ultimately exercised you will sustain future dilution. We may also acquire or license other technologies or finance strategic alliances by issuing equity, which may result in additional dilution to our stockholders.

We may allocate the net proceeds from this offering in ways that differ from our estimates based on our current plans and assumptions discussed in the section titled “Use of Proceeds” and with which you may not agree.

The allocation of net proceeds of the offering set forth in the “Use of Proceeds” section below represents our estimates based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues and expenditures. The amounts and timing of our actual expenditures will depend on numerous factors, including market conditions, cash generated by our operations, business developments and related rate of growth. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes. Circumstances that may give rise to a change in the use of proceeds and the alternate purposes for which the proceeds may be used are discussed in the section entitled “Use of Proceeds” below. You may not have an opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use our proceeds. As a result, you and other stockholders may not agree with our decisions. See "Use of Proceeds" for additional information.

Sales of common stock by our stockholders, or the perception that such sales may occur, could depress our stock price.

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all.

In addition, the market price of our common stock could decline as a result of sales by, or the perceived possibility of sales by, our existing stockholders. We have completed a number of private placements of our common stock and other securities over the last year. Future sales of common stock by significant stockholders, including those who acquired their shares in private placements or who are affiliates, or the perception that such sales may occur, could depress the price of our common stock.

An active trading market for shares of our common stock may not develop or be sustained.

 Trading in our common stock is sporadic and volatile. We cannot predict the extent to which an active public market for our common stock will develop or be sustained. It is a condition of this offering that we be listed on The NASDAQ Capital Market, but we may not be able to meet the requirements for continued listing going forward. Our common stock has historically been sporadically or “thinly-traded” in the over-the-counter market. As a consequence, there may be extended periods when trading activity in our shares is minimal, as compared to a seasoned issuer with a large and steady volume of trading activity. The market for our common shares is also characterized by significant price volatility compared to seasoned issuers, and we expect that such volatility will continue. As a result of this lack of liquidity, the trading of relatively small quantities of shares may disproportionately influence the price of those shares in either direction. It is possible that a broader or more active public trading market for our common stock will not develop or be sustained.

 There may not be any broker interested in making a market for our stock. Therefore, it may be difficult to sell your shares of common stock if you desire or need to sell them. Our underwriter, MDB Capital Group LLC, is not obligated to make a market in our securities, and even if it chooses to do so it can discontinue at any time without notice. It is possible that an active and liquid trading market in our securities may never develop or, if one does develop, that the market will not continue.

Because of their significant stock ownership, some of our existing stockholders will be able to exert control over us and our significant corporate decisions, and sales by management and the Board of Directors from time to time could have an adverse effect on our stock price.

Our executive officers and directors own or have the right to acquire within 60 days, in the aggregate, approximately 22% of the shares of common stock outstanding following such issuance to them. In addition, four individual stockholders hold an additional approximately 40% of our common stock.  The sale of even a portion of these shares will likely have a material adverse effect on our stock price.  In addition, these persons, acting together, have the ability to exercise significant influence over the outcome of all matters submitted to our stockholders for approval, including the election and removal of directors and any significant transaction involving us, as well as control our management and affairs.  Since our stock ownership is concentrated among a limited number of holders and our Amended and Restated Certificate of Incorporation and Bylaws permit our stockholders to act by written consent, a limited number of stockholders may approve stockholder actions without holding a meeting of stockholders and could control the outcome of actions requiring stockholder approval.  This concentration of ownership may harm the market price of our common stock by, among other things:

●	delaying, deferring, or preventing a change in control of our company;

●	impeding a merger, consolidation, takeover, or other business combination involving our company;

●	causing us to enter into transactions or agreements that are not in the best interests of all stockholders; or

●	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

We have identified material weaknesses in our internal control over financial reporting. If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

 As described in our periodic reports filed with the SEC, including Item 4 of Part I of our Quarterly Report on Form 10-Q for the period ended March 31, 2012 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, we have identified material weaknesses in our internal controls and procedures. As a result, we have concluded that our disclosure controls and procedures were not effective as of the end of the period covered by these reports. We have implemented, and continue to implement, actions to address these weaknesses and to enhance the reliability and effectiveness of our internal controls and operations; however, the measures we have taken to date and any future measures may not remediate the material weaknesses discussed in our periodic reports.  In addition, we may not be able to maintain adequate controls over our financial processes and reporting in the future. We may discover additional material weaknesses, which we may not successfully remediate on a timely basis or at all. Any failure to remediate any material weaknesses identified by us or to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations or result in material misstatements in our consolidated financial statements. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative impact on the trading price of our stock. Moreover, we will be required to expend significant resources to design, implement and maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. The costs associated with external consultants, as well as internal resources are significant and difficult to predict. As a result, our business, results of operations, financial condition and cash flows could be adversely affected.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in response to various factors, many of which are beyond our control, including the following:

●	changes in the pharmaceutical industry and markets;

●	competitive pricing pressures;

●	our ability to obtain working capital financing;

●	new competitors in our market;

●	additions or departures of key personnel;

●	limited “public float” in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;

●	sales of our common stock;

●	our ability to execute our business plan;

●	operating results that fall below expectations;

●	loss of any strategic relationship with our contract manufacturers and clinical and non-clinical research organizations;

●	industry or regulatory developments; or

●	economic and other external factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have the right to issue shares of preferred stock. If we were to issue preferred stock, it is likely to have rights, preferences and privileges superior to those of our common stock.

  We are authorized to issue 5,000,000 shares of “blank check” preferred stock, with such rights, preferences and privileges as may be determined from time-to-time by our board of directors.  Following the conversion of our Series A Preferred Stock on June 29, 2012, we have no shares of preferred stock issued and outstanding. Our board of directors is empowered, without stockholder approval, to issue preferred stock in one or more series, and to fix for any series the dividend rights, dissolution or liquidation preferences, redemption prices, conversion rights, voting rights, and other rights, preferences and privileges for the preferred stock.  We have no immediate plans to issue shares of preferred stock. The issuance of shares of preferred stock, depending on the rights, preferences and privileges attributable to the preferred stock, could adversely reduce the voting rights and powers of the common stock and the portion of our assets allocated for distribution to common stock holders in a liquidation event, and could also result in dilution in the book value per share of the common stock we are offering. The preferred stock could also be utilized, under certain circumstances, as a method for raising additional capital or discouraging, delaying or preventing a change in control of the company.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

The sale by our stockholders of substantial amounts of our common stock in the public market or upon the expiration of any statutory holding period, under Rule 144, or upon expiration of lock-up periods applicable to outstanding shares, or issued upon the exercise of outstanding options or warrants, could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information contained in this prospectus contains forward-looking statements.  This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology. In addition to the risks and uncertainties described in “Risk Factors” above and elsewhere in this prospectus, these risks and uncertainties may include risks related to:

●	our ability to successfully resume operations and implement our business plan following dismissal of the Chapter 11 Case;

●	the success of our proposed clinical trials;

●	our ability to research and successfully develop our product candidates;

●	general economic and business conditions;

●	our ability to continue as a going concern;

●	our ability to obtain financing necessary to operate our business;

●	our limited operating history;

●	our ability to recruit and retain qualified personnel;

●	our ability to manage future growth;

●	our ability to successfully complete potential acquisitions and collaborative arrangements; and

●	other factors discussed under the section entitled “Risk Factors”.

Forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that any projections or other expectations included in any forward-looking statements will come to pass.  Moreover, we operate in a competitive and rapidly changing environment in which new risks emerge from time to time.  Our actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. Except as required by applicable laws, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

USE OF PROCEEDS

 Based on an assumed offering price of $                 per share, we estimate the gross proceeds from the sale of              shares of common stock, prior to deducting underwriting discounts and commissions and the estimated offering expenses payable by us, will be approximately $              million (approximately $              million if the over-allotment option granted to the underwriter is exercised in full).

 We estimate that we will receive net proceeds of $             million, after deducting underwriting discounts and commissions and our underwriter’s expense allowance and estimated expenses of approximately $          million, which includes legal, accounting, printing costs and various fees associated with the registration and listing of our shares. If the underwriter exercises its right to purchase an additional                shares of common stock to cover over-allotments, we will receive an additional $             million, after deducting $              for underwriting discounts and commissions.

We currently expect to use $11.76 million to fund our Phase 3 clinical trials and supportive studies for Impracor and $3.24 million for IP protection, further Accudel related research and development, working capital and general corporate purposes, including general development efforts.  We intend to use the net proceeds from this offering along with the $7.95 million raised in our April Private Placement to fund these efforts. We may also use a portion of these proceeds for the potential acquisition of, or investment in, product candidates, technologies, formulations or companies that complement our business, although we have no current understandings, commitments, or agreements to do so. The following table summarizes our intent regarding use of such proceeds:

Clinical:
Phase 3 Acute OA Flare Trial - Hand	$5,000,000	33%
Phase 3 Acute OA Flare Trial - Knee	4,500,000	30%
Supportive Studies:
Allergenicity Trial	800,000	5%
Heat and Exercise Trial	460,000	3%
Manufacturing	1,000,000	7%
IP Protection, Research and Development	340,000	2%
Working Capital and General Corporate Purposes	2,900,000	19%
Total	$15,000,000	100%

The amounts that will actually be spent by us for any specific purpose may vary significantly, and will depend on a number of factors including the pace of progress of our Phase 3 Trials, development and actual needs with respect to product testing, development and research, market conditions, and changes in or revisions to our marketing and/or licensing strategies.  In addition, we may allocate capital from the above referenced net proceeds to uses other than those described above in the event one or more opportunities become available to invest in near term drug development projects that are as advanced as our Impracor program is or that we believe have a greater chance for positive clinical results with at least as large of a market opportunity as Impracor has; however, we do not have any commitments for any opportunities of this nature at this time.

The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations, business developments and related rate of growth, sales and marketing activities and competition.  Accordingly, our management will have broad discretion in the application of the net proceeds, and investors will be relying on the judgment of our management regarding the application of the proceeds from this offering.  We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

Circumstances that may give rise to a change in the use of proceeds and the alternate purposes for which the proceeds may be used include:

●	the existence of other opportunities or the need to take advantage of changes in timing of our existing activities;
●	the need or desire on our part to accelerate, increase or eliminate existing initiatives due to, among other things, changing market conditions and competitive developments; and/or
●	if strategic opportunities of which we are not currently aware present themselves (including acquisitions, joint ventures, licensing and other similar transactions).

From time to time, we evaluate these and other factors and we anticipate continuing to make such evaluations to determine if the existing allocation of resources, including the proceeds of this offering, is being optimized.

Pending its use, we intend to invest the net proceeds of this offering in direct and guaranteed obligations of the United States, interest-bearing, investment-grade instruments or certificates of deposit.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights of our common and preferred stock and of certain provisions of our Amended and Restated Certificate of Incorporation and Bylaws.  For more detailed information, please see our Amended and Restated Certificate of Incorporation and Bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Our Amended and Restated Certificate of Incorporation provides for one class of common stock and authorizes the issuance of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our Board of Directors.  Our Board has designated 10 shares of preferred stock as Series A Preferred Stock.

Reverse Stock Split

On April 25, 2012, our Board of Directors and stockholders holding a majority of our outstanding voting power approved a resolution authorizing our Board of Directors to effect a reverse split of our common stock at an exchange ratio of (i) one-for-three, (ii) one-for-four, (iii) one-for-five, or (iv) one-for-six, with our Board of Directors retaining the discretion as to whether to implement the reverse split and which exchange ratio to implement.  The action by written consent of the stockholders became effective on May 31, 2012, following our compliance with certain notice requirements under the Exchange Act.  We anticipate that immediately following the effectiveness of the registration statement of which this prospectus forms a part and prior to the closing of this offering, our Board of Directors will effect a reverse stock split at a ratio of one-for-five.  The anticipated reverse split of our common stock will not affect the number of shares of authorized common stock or the par value of our shares of common stock.

Unless otherwise stated below, all information regarding share amounts of common stock and prices per share of common stock described below assume the consummation of the one-for-five reverse stock split to be effected following the effectiveness of the registration statement of which this prospectus forms a part and prior to the closing of this offering.

Authorized Capital Stock

On February 28, 2012, we amended our Amended and Restated Certificate of Incorporation to, among other things, (i) increase the number of authorized shares of our capital stock to 400,000,000 and the number of authorized shares of common stock to 395,000,000 and (ii) effect a one for eight reverse stock split of our authorized, issued and outstanding common stock.  Our authorized capital stock now consists of 400,000,000 shares, 395,000,000 of which are designated as common stock, par value $0.001 per share, and 5,000,000 of which are designated as preferred stock, par value $0.001 per share.

Capital Stock Issued and Outstanding

As of July 16, 2012, we had outstanding 5,939,243 shares of common stock held by 178 stockholders of record.  In addition, as of July 16, 2012, we had outstanding (i) options to acquire 900,030 shares of our common stock with a weighted average exercise price of $5.20 per share, all of which are held by current or former employees, directors and consultants, and (ii) warrants to purchase 570,290 shares of common stock with exercise prices ranging from $5.925 to $176.00 per share.

Description of Common Stock

We are authorized to issue 395,000,000 shares of common stock, par value $0.001 per share. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Our Amended and Restated Certificate of Incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock created by our Board of Directors from time to time the holders of our common stock will be entitled to cash dividends as may be declared, if any, by our Board of Directors from funds available. Subject to any preferential rights of any outstanding series of preferred stock that we may issue, upon liquidation, dissolution or winding up of our company, the holders of our common stock will be entitled to receive pro rata all assets available for distribution to the holders.  There are no outstanding shares of our common stock that we have agreed to register under the Securities Act for sale by stockholders.

Description of Preferred Stock

Undesignated Preferred Stock

Our Board of Directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock, par value $0.001 per share, in one or more series. Our Board of Directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and number of shares constituting any series and the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying or preventing a change in control. The ability to issue preferred stock could delay or impede a change in control.  As of the date of this prospectus and following the completion of this offering, no shares of preferred stock are outstanding and we currently have no plan to issue any shares of preferred stock.

Series A Preferred Stock

On December 12, 2011, we issued 10 shares of Series A Preferred Stock to DermaStar in a private placement.  The Series A Preferred Stock has the rights and preferences identified in the Certificate of Designation to our Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on December 9, 2011.  Among other things, the Certificate of Designation (i) authorizes 10 shares of the Company’s preferred stock to be designated as “Series A Convertible Preferred Stock”, (ii) grants the holders of the Series A Preferred Stock the right to convert into our common stock at a conversion price of approximately $0.06668, as adjusted, (iii) grants a liquidation preference of $10,000 per share of Series A Preferred Stock, (iv) provides that the holders of Series A Preferred Stock shall vote with the holders of our common stock on an “as converted basis”, and (v) provides that the affirmative vote of a majority of the outstanding shares of the Series A Preferred Stock is required to approve certain other corporate matters including, among other things, changes to the rights of the holders of the Series A Preferred Stock, amendments to our Amended and Restated Certificate of Incorporation or Bylaws, issuance of priority or parity securities, issuance of debt securities, entry into certain fundamental transactions and increase or decrease in the size of our Board of Directors.  On June 29, 2012, DermaStar converted the 10 shares of Series A Preferred Stock held by it into 1,499,700 shares of common stock.  Immediately following the conversion of the Series A Preferred Stock, all 10 shares were retired to our treasury and cancelled.

Anti-Takeover Provisions

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, or DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a ‘‘business combination’’ with an ‘‘interested stockholder’’ for a period of three years after the date of the transaction in which such stockholder became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a ‘‘business combination’’ includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an ‘‘interested stockholder’’ is a stockholder who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the voting stock.

Liability and Indemnification of Directors and Officers

Section 145 of the DGCL provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as us, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract.

We also have director and officer indemnification agreements with each of our executive officers and directors that provide, among other things, for the indemnification to the fullest extent permitted or required by Delaware law, provided that such indemnitee shall not be entitled to indemnification in connection with any proceedings or claims initiated or brought voluntarily by the indemnitee and not by way of defense, unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by our Board of Directors, (iii) indemnification is provided by us, in our sole discretion, pursuant to powers vested in us under the DGCL, or (iv) the proceeding is brought to establish or enforce a right to indemnification under the indemnification agreement or any other statute or law or otherwise as required under Section 145 of the DGCL.  We are not required to indemnify the indemnitee for any amounts paid in settlement of a proceeding unless we consent to such settlement.

Any repeal or modification of these provisions approved by our stockholders shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer existing as of the time of such repeal or modification.

We have purchased and intend to maintain insurance on our behalf and on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Transfer Agent

The transfer agent and registrar for our common stock is Action Stock Transfer Corporation, 2469 E. Fort Union Blvd., Suite 214, Salt Lake City, UT 84121.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2012, in each case after giving effect to the one-for-five reverse stock split of our common stock to be effected following the effectiveness of the registration statement of which this prospectus forms a part and prior to the closing of the offering:

●	on an actual basis;

●	on a pro forma basis giving effect to the following transactions and adjustments as if they had occurred on March 31, 2012:

o	the issuance of 2,011,691 shares of common stock issued in the April Private Placement (resulting in gross proceeds to the Company of approximately $7.95 million);

o
the issuance of 193,047 shares of common stock upon conversion of $762,534 of debt owed under the line of credit with DermaStar (including borrowings of $150,000 and additional accrued interest from April 1, 2012 through the date of conversion) on April 25, 2012; and

o	the issuance of 1,499,700 shares of common stock and payment of $200,000 upon the conversion of the 10 shares of Series A Preferred Stock on June 29, 2012.

●
on a pro forma as adjusted basis, giving effect to the sale by us of                 shares of common stock in this offering at an assumed public offering price of $            per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	March 31, 2012
	Actual	Pro Forma	Pro Forma as Adjusted
	(unaudited)	(unaudited)	(unaudited)
Cash and cash equivalents	$146,711	$8,042,891
Total debt	$608,959	-	-
Stockholders' equity (deficit):
Preferred stock, $0.001 par value; 5,000,000 shares authorized,
10 shares issued and outstanding, actual; no shares issued and
outstanding, pro forma; no shares issued and outstanding pro forma	-	-	-
as adjusted
Common stock, $0.001 par value; 395,000,000 shares authorized,
2,234,805 shares issued and outstanding, actual; 5,939,243 shares issued and outstanding, pro forma; shares issued and
outstanding, pro forma as adjusted	2,235	5,939
Additional paid-in capital	19,191,774	27,896,783
Deficit accumulated during the development stage	(19,899,821)	(20,099,821)
Total stockholders' equity (deficit)	(705,812)	7,802,901
Total capitalization	$(96,853)	$7,802,901

The number of shares of our common stock to be outstanding after this offering is based on 2,234,805 shares outstanding as of March 31, 2012, and excludes:

●
595,030 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2012 with exercise prices ranging from $2.40 to $80.00 per share and a weighted average exercise price of $5.50 per share;

●	305,000 shares of common stock issuable upon the exercise of outstanding options granted subsequent to March 31, 2012 at a weighted average exercise price of $4.50;

●
19,100 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2012 with exercise prices ranging from $160.00 to $176.00 and a weighted average exercise price of $165.80 per share;

●	warrants to purchase up to shares of our common stock issuable to the underwriter in connection with the completion of this offering;

●	551,190 shares of common stock underlying warrants issued in the April Private Placement and upon conversion of the amounts owed under the line of credit on April 25, 2012; and

●	138,864 shares of common stock available for future grant as of March 31, 2012 under our 2007 Plan.

DILUTION

If you invest in the securities offered in this offering, your interest will be diluted immediately to the extent of the difference between the assumed public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock after this offering. As of March 31, 2012, our net tangible book value (deficit) was $(705,812), or $(0.32) per share of common stock (after giving effect to the one-for-five reverse stock split). Net tangible book value (deficit) per share represents the total tangible assets of the Company, less all liabilities, divided by the number of shares of common stock outstanding.

Our pro forma net tangible book value as of March 31, 2012 in the amount of $7,802,901, or $1.31 per share (after giving effect to the one-for-five reverse stock split), is based on 5,939,243 shares of our common stock outstanding as of March 31, 2012, after giving effect to:

●	the issuance of 2,011,691 shares of common stock issued in the April Private Placement (resulting in gross proceeds to the Company of approximately $7.95 million);

●
the issuance of 193,047 shares of common stock upon conversion $762,534 of debt owed under the line of credit with DermaStar (including borrowings of $150,000 and additional accrued interest from April 1, 2012 through the date of conversion) on April 25, 2012; and

●	the issuance of 1,499,700 shares of common stock and payment of $200,000 upon the conversion of the 10 shares of Series A Preferred Stock on June 29, 2012.

Net tangible book value dilution per share represents the difference between the amount per share of common stock paid by the new investors who purchase securities in this offering and the pro forma net tangible book value per share in common stock immediately after completion of this offering, assuming no value is attributed to the warrants issued to the underwriter. After giving effect to our sale of                     shares of common stock at a public offering price of $           per share, and after underwriting fees and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2012 would have been $          , or $        per share. This represents an immediate increase of net tangible book value of $         per share to our existing stockholders and an immediate dilution in net tangible book value of $             per share to purchasers of our common stock in this offering. The following table illustrates this per share dilution:

Assumed public offering price per unit		$
Historical net tangible book deficit per share as of March 31, 2012	$(0.32)
Pro forma increase in net tangible book value attributable to pro forma transactions and other adjustments described above	1.63
Pro forma net tangible book value per share before this offering	1.31
Pro forma increase in net tangible book value per share attributable to new investors
Pro forma as adjusted net tangible book value per share after this offering
Dilution per share to new investors purchasing common stock in this offering		$

The above discussion and table do not include the following:

●
595,030 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2012 with exercise prices ranging from $2.40 to $80.00 per share and a weighted average exercise price of $5.50 per share;

●	305,000 shares of common stock issuable upon the exercise of outstanding options granted subsequent to March 31, 2012 at a weighted average exercise price of $4.50;

●
19,100 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2012 with exercise prices ranging from $160.00 to $176.00 and a weighted average exercise price of $165.80 per share;

●	warrants to purchase up to shares of our common stock issuable to the underwriter in connection with the completion of this offering;

●	551,190 shares of common stock underlying warrants issued in the April Private Placement and upon conversion of the amounts owed under the line of credit on April 25, 2012; and

●	138,864 shares of common stock available for future grant as of March 31, 2012 under our 2007 Plan.

UNDERWRITING

We are offering the shares of common stock described in this prospectus through a single underwriter. MDB Capital Group LLC is acting as sole book-running manager of the offering. We have entered into an underwriting agreement with the underwriter. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, shares of common stock (not including shares that may be issued pursuant to the underwriter’s over-allotment option).  The underwriter is committed to purchase all the common shares offered by us, other than those covered by the option to purchase additional shares described below, if they purchase any shares.  A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

We have been advised by the underwriter that it proposes to offer shares of our common stock directly to the public at the public offering prices set forth on the cover page of this prospectus and to certain dealers that are members of the Financial Industry Regulatory Authority (FINRA). Any securities sold by the underwriter to such securities dealers will be sold at the public offering prices less a selling concession not in excess of $          per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $          per share from the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriter.

The underwriting agreement provides that the underwriter’s obligation to purchase shares of our common stock is subject to conditions contained in the underwriting agreement.

None of our securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus and any other offering material or advertisements in connection with the offer and sales of any of our common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of our common stock and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy any of our common stock included in this offering in any jurisdiction where that would not be permitted or legal.

The underwriter has advised us that it does not intend to confirm sales to any accounts over which it exercises discretionary authority.

Underwriting Discount and Expenses

The following table summarizes the underwriting discount and commission to be paid to the underwriter by us.

	Without Over-Allotment	With Over-Allotment

Public offering price per share	$	$
Underwriting discount per share to be paid to the underwriter by us for the common stock	$	$
Non-accountable expense allowance	$	$
Total underwriting discounts and commissions
Proceeds, before expenses, to us	$	$

We estimate the expenses payable by us for this offering to be $              million, including the underwriting discount, or $              million if the underwriter’s over-allotment option is exercised in full, and reimbursement of the expenses of the underwriter equal to $              .

Over-allotment Option

We have granted to the underwriter an option, exercisable not later than              days after the date of this prospectus, to purchase up to an additional                    shares of our common stock (up to        % of the shares firmly committed in this offering) at the public offering price, less the underwriting discount, set forth on the cover page of this prospectus. The underwriter may exercise the option solely to cover over-allotments, if any, made in connection with this offering. If any additional shares of our common stock are purchased pursuant to the over-allotment option, the underwriter will offer these additional shares of our common stock on the same terms as those on which the other shares of common stock are being offered hereby.

Determination of Offering Price

The public offering price of the common stock was negotiated between us and the underwriter, based on the trading price of the common stock prior to the offering, among other things. Other factors considered in determining the price of the common stock include the history and prospects of our company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the financial markets at the time of the offering and such other factors as were deemed relevant.

Underwriter Warrant

We have agreed to issue to MDB Capital Group LLC a warrant to purchase up to 8.5% of the shares of common stock sold in this offering. This warrant is exercisable at $          per share (125% of the price of the common stock sold in this offering), commencing on the effective date of this offering and expiring five years from the effective date of this offering. The warrant and the shares of common stock underlying the warrant have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of the FINRA. MDB Capital Group LLC (or permitted assignees under the Rule) will not sell, transfer, assign, pledge or hypothecate this warrant or the securities underlying this option, nor will it engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of this warrant or the underlying securities for a period of 180 days from the effective date of the registration statement of which this prospectus is a part.

Lock-Up Agreements

All of our officers and directors and stockholders beneficially owning 5% or more of our common stock have agreed that, for a period of 180 days from the date of this prospectus, they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, without the consent of the underwriter, except for exercise or conversion of currently outstanding warrants and options, as applicable, and exercise of options under an acceptable stock incentive plan. The underwriter may consent to an early release from the lock-up period if, in its opinion, the market for the common stock would not be adversely impacted by sales and in cases of a financial emergency of an officer, director or other stockholder. We are unaware of any officer, director or stockholder who intends to ask for consent to dispose of any of our equity securities during the relevant lock-up period.

Indemnification

We will agree to indemnify the underwriter against certain liabilities, including certain liabilities arising under the Securities Act, and to contribute to payments that the underwriter may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The underwriter may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act.

Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by either exercising its over-allotment option and/or purchasing shares in the open market.

Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If the underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with the offering, the underwriter may engage in passive market making transactions in the common stock in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter, or by its affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter, prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

The underwriter’s compensation in connection with this offering is limited to the fees and expenses described in this section under “Underwriting Discount and Expenses” and “Other Terms.”

Other Terms

We have agreed to reimburse MDB Capital Group LLC for reasonable underwriter counsel fees and certain fees and expenses in the event this offering is consummated.

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as “relevant persons”). The shares of common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

The underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 or FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us, and

(b) it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area

To the extent that the offer of the common stock is made in any Member State of the European Economic Area that has implemented the Prospectus Directive before the date of publication of a prospectus in relation to the common stock which has been approved by the competent authority in the Member State in accordance with the Prospectus Directive (or, where appropriate, published in accordance with the Prospectus Directive and notified to the competent authority in the Member State in accordance with the Prospectus Directive), the offer (including any offer pursuant to this document) is only addressed to qualified investors in that Member State within the meaning of the Prospectus Directive or has been or will be made otherwise in circumstances that do not require us to publish a prospectus pursuant to the Prospectus Directive.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities,

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000, and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts, or in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The EEA selling restriction is in addition to any other selling restrictions set out below. In relation to each Relevant Member State, each purchaser of shares of common stock (other than the underwriter) will be deemed to have represented, acknowledged and agreed that it will not make an offer of shares of common stock to the public in any Relevant Member State, except that it may, with effect from and including the date on which the Prospectus Directive is implemented in the Relevant Member State, make an offer of shares of common stock to the public in that Relevant Member State at any time in any circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive, provided that such purchaser agrees that it has not and will not make an offer of any shares of common stock in reliance or purported reliance on Article 3(2)(b) of the Prospectus Directive. For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares of common stock in any Relevant Member State has the same meaning as in the preceding paragraph.

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK AND RELATED MATTERS

Our common stock has been quoted on the OTC Market System since October 1, 2007 and is currently quoted on the OTC Markets Group QB tier, or OTCQB, under the symbol IMMY.  On October 1, 2007, our common shares began quotation on the Over-the-Counter Bulletin Board, or OTCBB, under the symbol TDLP.  Due to our failure to comply with SEC filing requirements and following our entry into bankruptcy proceedings (as described in more detail elsewhere in this prospectus), on May 19, 2011, our common stock ceased being quoted on the OTCBB and began quotation under the symbol TDLPQ.PK on the OTC Markets Group Pink tier, or OTC Pink. On March 24, 2012, in connection with our name change to Imprimis Pharmaceuticals, Inc. and the one-for-eight reverse split of our authorized, issued and outstanding common stock, our common stock began quotation on the OTCQB under the symbol IMMY.  The OTCBB, OTC Pink and OTCQB markets are extremely limited and any prices quoted may not be a reliable indication of the value of our common stock.  There is no established trading market for our common stock.

The following table sets forth the high and low last-bid prices for our common stock for the periods indicated, as reported by the OTCBB, OTC Pink or the OTCQB, as applicable, after giving effect to the expected one-for-five reverse stock split. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Fiscal Year 2012	High	Low
First Quarter	$7.25	$0.35
Second Quarter	$7.50	$2.60
Third Quarter (through July 16, 2012)	$3.40	$3.00

Fiscal Year 2011	High	Low
First Quarter	$31.60	$8.00
Second Quarter	$10.40	$1.20
Third Quarter	$6.00	$1.60
Fourth Quarter	$11.20	$1.30

Fiscal Year 2010	High	Low
First Quarter	$60.00	$36.00
Second Quarter	$48.00	$36.00
Third Quarter	$48.80	$32.00
Fourth Quarter	$36.00	$21.60

Holders

As of July 16, 2012 we had approximately 5,939,243 shares of common stock issued and outstanding (after giving effect to the one-for-five reverse stock split) held by 178 holders of record (excluding an indeterminable number of stockholders whose shares are held in street or “nominee” name).

Dividends

We have never paid any dividends on our common stock and do not expect to pay dividends on our common stock in the foreseeable future.

SHARES ELIGIBLE FOR FUTURE SALE

Since the filing of our Chapter 11 Case with the Bankruptcy Court in June 2011, there has been a limited public market for our common stock. Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock. No prediction can be made as to the effect, if any, future sales of shares, or the availability of shares for future sales, will have on the market price of our common stock prevailing from time to time.

Unless otherwise stated below, all information regarding share amounts of common stock and prices per share of common stock described below assume the consummation of the one-for-five reverse stock split to be effected following the effectiveness of the registration statement of which this prospectus forms a part and prior to the closing of this offering.

Sale of Restricted Shares

Upon completion of this offering, we will have                     shares of common stock and no shares of preferred stock outstanding. Of these shares of common stock, the shares being sold in this offering will be freely tradable without restriction under the Securities Act, except for any such shares which may be held or acquired by an “affiliate” of ours, as that term is defined in Rule 144 promulgated under the Securities Act, which shares will be subject to the volume limitations and other restrictions of Rule 144 as described below. Of the remaining shares of common stock held by our existing stockholders upon completion of this offering, approximately 5,647,801 shares will be “restricted securities,” as that phrase is defined in Rule 144, and may be resold only after registration under the Securities Act or pursuant to an exemption from such registration, including, among others, the exemptions provided by Rule 144 and 701 under the Securities Act, which rules are summarized below.  Included in these restricted shares are approximately 3,813,325 shares of common stock held by our existing stockholders, which upon completion of this offering will be available for sale in the public market after the expiration of the lock-up agreements described in “Underwriting” and under the heading “Lock Up Agreements” below, taking into account the provisions of Rules 144 and 701 under the Securities Act.  We do not have any outstanding obligations to register any shares of capital stock.

Rule 144

Under Rule 144, persons who became the beneficial owner of shares of our common stock prior to the completion of this offering may not sell their shares until the earlier of (1) the expiration of a six-month holding period, if we have been subject to the reporting requirements of the Exchange Act and have filed all required reports for at least 90 days prior to the date of the sale, or (2) a one-year holding period.

At the expiration of the six-month holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock provided current public information about us is available, and a person who was one of our affiliates at any time during the three months preceding a sale would be entitled to sell within any three-month period only a number of shares of common stock that does not exceed the greater of either of the following:

●
1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering, based on the number of shares of our common stock outstanding after completion of this offering; or

●	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

At the expiration of the one-year holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock without restriction as long as we maintain current public information. A person who was one of our affiliates at any time during the three months preceding a sale would remain subject to the volume restrictions described above.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Stock Incentive Plans

We have filed a registration statement on Form S-8 under the Securities Act to register certain of the shares of our common stock issued or reserved for issuance under the 2007 Plan.  Accordingly, shares registered under such registration statement are available for sale in the open market, unless such shares are subject to vesting restrictions with us, Rule 144 restrictions applicable to our affiliates or the lock-up restrictions described below.

On July 18, 2012, the Board of Directors granted to Mr. Baum, in connection with his services as Chief Executive Officer, 160,000 restricted stock units (RSUs) outside of the 2007 Plan.  The RSUs are subject to certain performance-based vesting criteria, such that 40,000 RSUs will vest upon the satisfaction of each of the following events:  (i) successful completion of a financing that results in aggregate cash proceeds to the Company of at least $5,000,000 at any time following the effective date of the grant; (ii) the Company meets the primary endpoints of its Phase III clinical studies for Impracor; (iii) the Company submits a New Drug Application for Impracor to the U.S. Food and Drug Administration; and (iv) the Company enters into a definitive license, collaboration or similar agreement for Impracor that would reasonably be expected to generate cash flow for the Company.  The RSUs vest in full upon a change in control of the Company.

On July 18, 2012, the Board of Directors granted to Dr. Kammer 40,000 RSUs outside of the 2007 Plan in connection with his services as a consultant and advisor to the Company.  The RSUs are subject to certain performance-based vesting criteria, such that all 40,000 RSUs will vest at such time as the Company meets the primary endpoints of its Phase III clinical studies for Impracor.

The offers, sales and issuances of these securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and the other rules and regulations promulgated thereunder. The recipient of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof.

We intend to file a registration statement on Form S-8 under the Securities Act covering the RSUs issued to Mr. Baum and Dr. Kammer, as well as the recently approved increases in the option reserve under the 2007 Plan, as soon as practicable.

Lock-Up Agreements

We, our executive officers and directors, and other existing security holders have agreed, subject to certain limited exceptions, not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 180 days after the date of this prospectus without first obtaining the written consent of MDB Capital Group LLC. See “Underwriting.”

On June 27, 2012, DermaStar and certain other individuals entered into an agreement whereby all of the equity securities held by such parties (including the 1,499,700 shares of common stock underlying the then-outstanding 10 shares of Series A Preferred Stock) would be restricted from resale until the earlier of (i) 15 months from June 27, 2012 or (ii) the date we publicly announce we have filed a new drug application with the FDA for Impracor.  The restrictions continue to apply to all members of DermaStar following DermaStar’s dissolution in July 2012 and the related distribution in kind of the shares of our common stock and warrants held by it.  Holders of approximately 57% of our outstanding stock as of July 16, 2012 are bound by these lock-up restrictions, including Mr. Baum and Dr. Kammer.  The restrictions terminate upon our entry into a definitive agreement for certain change in control transactions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and the related notes contained elsewhere in this prospectus. In addition to historical information, the following discussion contains forward looking statements based upon current expectations that are subject to risks and uncertainties. Actual results may differ substantially from those referred to herein due to a number of factors, including but not limited to risks described in the section entitled “Risk Factors” and elsewhere in this prospectus.

Unless otherwise stated below, all information regarding share amounts of common stock and prices per share of common stock described under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” assume the consummation of the one-for-five reverse stock split to be effected following the effectiveness of the registration statement of which this prospectus forms a part and prior to the closing of the offering.

Overview

We are a specialty pharmaceutical company developing non-invasive, topically delivered product candidates. Our patented Accudel cream formulation technology is designed to facilitate the effective penetration of a variety of products through the tough skin barrier.  Impracor, our lead pain product, utilizes the Accudel platform technology to deliver the active drug, ketoprofen, a non-steroidal anti-inflammatory drug (“NSAID”), through the skin directly into the underlying tissues where the drug exerts its anti-inflammatory and analgesic effects.  We intend to leverage the Accudel platform technology to create a portfolio of topical products for a variety of indications.

On February 28, 2012, we changed our name from Transdel Pharmaceuticals, Inc. to Imprimis Pharmaceuticals, Inc.  All prior references to Transdel Pharmaceuticals, Inc. have been changed to Imprimis to reflect our current name.  Unless the context otherwise requires, all references in this Report to “we,” “us,” “our,” “the Company,” or “Imprimis” refers to Imprimis Pharmaceuticals, Inc. and its subsidiaries.

On February 28, 2012, we effected a one-for-eight reverse split of our authorized, issued and outstanding common stock.  The information in this prospectus and the accompanying financial statements for interim and annual prior periods presented have been retroactively adjusted to reflect the effects of the reverse stock split.

As is discussed further in the Liquidity and Capital Resources section below, we have limited funds to support our operations and have incurred net losses since our inception.  We expect to incur losses in the future as we pursue the clinical development of our product candidates.  Our continuation of operations subsequent to the fourth quarter of 2012 is dependent on our ability to obtain additional financing to fund the continued operation of our business model for a long enough period to achieve profitable operations.

Plan of Operations

 For the next twelve months, our current operating plan is focused on the development of our lead drug, Impracor, for the indication of acute musculoskeletal pain, inflammation and swelling associated with soft tissue injuries, limited development of cosmetic products and co-development opportunities in other therapeutic areas utilizing our Accudel platform technology.

Following the filing of the Chapter 11 Case with the Bankruptcy Court, we suspended our operations and terminated nearly all of our employees.  Since the dismissal of the Chapter 11 Case in December 2011, we have engaged a new management team, appointed new directors to fill certain vacancies on our Board and worked towards re-initiating our Phase 3 clinical trials for Impracor.  However, we have a limited operating history since the dismissal of the Chapter 11 Case, and we may not be successful in our efforts to resume our operations.  Prior to the filing of the Chapter 11 Case, we were unable to successfully pursue our business plan and continue our clinical trials due to a lack of funding.  Given our operating history, we may be unable to obtain additional funds when necessary, assemble an effective management team, or hire and retain qualified individuals.  As a result, we may be unable to successfully resume our operations and pursue our business plan.

As is discussed further in the Liquidity and Capital Resources section below, we have limited funds to support our operations.  Our continuation as a going concern subsequent to the fiscal year ended December 31, 2011 is dependent on our ability to obtain additional financing to fund the continued operation of our business model for a long enough period to achieve profitable operations.

Recent Developments

Bankruptcy Petition and Dismissal

On June 26, 2011 we filed a voluntary petition for reorganization relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of California (the “Bankruptcy Court”), Case No. 11-10497-11 (the “Chapter 11 Case”).  In connection with the Chapter 11 Case, we, as seller, and Cardium Healthcare, Inc., a wholly-owned subsidiary of Cardium Therapeutics, Inc., as purchaser (“Cardium”), entered into an Asset Purchase Agreement dated June 26, 2011 (the “Asset Purchase Agreement”) pursuant to which we agreed to sell substantially all of our assets  pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, subject to court approval and the satisfaction of certain conditions set forth in the Asset Purchase Agreement.  Consummation of the sale to Cardium was subject to a number of conditions, including, among others, the approval by the Bankruptcy Court of the transactions contemplated by the Asset Purchase Agreement and compliance with certain specified deadlines for actions in connection with the Chapter 11 Case. The Asset Purchase Agreement was terminable by the parties under a number of circumstances, including failure to obtain certain Bankruptcy Court orders by agreed dates.

On July 26, 2011, the Bankruptcy Court denied our motion to sell our assets pursuant to the Asset Purchase Agreement. On October 7, 2011, we terminated the Asset Purchase Agreement pursuant to its terms.  On November 21, 2011, in connection with the transactions described below, we requested that the Bankruptcy Court dismiss the Chapter 11 Case and retain jurisdiction to decide matters related to claims brought in the Chapter 11 Case by Cardium.  On December 8, 2011, the Bankruptcy Court entered an order dismissing the Chapter 11 Case.  In connection with the dismissal of the Chapter 11 Case, the Bankruptcy Court, among other things, declined to retain jurisdiction over claim objection proceedings and found moot our objection to certain claims of Cardium.  The dismissal of the Chapter 11 Case was based upon the provisions of both 11 U.S.C. Sections 305(a) and 1112(b).

Secured Line of Credit

On November 21, 2011, we entered into a Secured Line of Credit Letter Agreement (the “Line of Credit Agreement”) with DermaStar International, LLC (“DermaStar”), pursuant to which DermaStar agreed to lend us funds under a line of credit upon certain conditions, including the dismissal of the Chapter 11 Case by the Bankruptcy Court.   The Line of Credit Agreement became effective on December 9, 2011, in connection with the dismissal of the Chapter 11 Case by the Bankruptcy Court.  The Line of Credit Agreement provided for advances of up to an aggregate of $750,000, subject to the satisfaction by us of certain conditions in connection with the initial advance and each subsequent advance.

On April 25, 2012, the entire outstanding principal balance and all accrued and unpaid interest under the line of credit, an aggregate of $762,534, was converted into 193,047 shares of common stock and warrants to purchase 48,262 shares of common stock at the offering price and on the terms of the April Private Placement described below, pursuant to the terms of a conversion agreement we entered into with DermaStar on April 20, 2012.  The warrants have substantially the same terms as the warrants issued in the April Private Placement.  The line of credit was terminated upon the completion of the conversion.

Change in Control – Issuance of Preferred Stock

In partial consideration for and in connection with the Line of Credit Agreement, on November 21, 2011 we executed a Securities Purchase Agreement (the “Series A Purchase Agreement”) with DermaStar, pursuant to which we agreed to issue 10 shares of newly-designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”) to DermaStar for an aggregate purchase price of $100,000.   The Series A Purchase Agreement, as amended, became effective on December 9, 2011, in connection with the dismissal of the Chapter 11 Case by the Bankruptcy Court.  On December 12, 2011, we and DermaStar consummated the transactions contemplated by the Series A Purchase Agreement.  The shares of Series A Preferred Stock issued to DermaStar in the offering were convertible into 1,499,700 shares of our common stock.  Upon issuance of the Series A Preferred Stock, DermaStar, and its members individually, became control persons of the Company.  We appointed DermaStar Managing Members Mark L. Baum and Robert J. Kammer to our Board of Directors in December 2011.

On June 29, 2012, DermaStar converted the 10 shares of Series A Preferred Stock held by it into 1,499,700 shares of our common stock.   In connection with the conversion, we paid to DermaStar $200,000 as partial consideration for the conversion pursuant to a conversion agreement.  Immediately following the conversion of the Series A Preferred Stock, all 10 shares were retired to our treasury and cancelled.  The conversion agreement was unanimously approved by the Company’s disinterested directors, with Mr. Baum and Dr. Kammer abstaining.

Settlement with the Holders of the Company’s 7.5% Convertible Promissory Note

On April 5, 2010, we issued a $1,000,000 7.5% Convertible Promissory Note (the “Convertible Note”) to Alexej Ladonnikov.  During January 2012, Mr. Ladonnikov sold 80% of the Convertible Note to DermaStar in a private transaction.  Effective as of January 25, 2012, we entered into separate waiver and settlement agreements with DermaStar and Mr. Ladonnikov.  Under each of the waiver and settlement agreements, the holders of the Convertible Note agreed to forever waive (i) their rights to accelerate the entire unpaid principal sum of the Convertible Note and all accrued interest pursuant to Section 1 of the Convertible Note, (ii) their rights under Section 7 of the Senior Convertible Note Purchase Agreement dated April 5, 2010, and (iii) certain conversion rights pursuant to Section 3 of the Convertible Note.  Under the terms of the waiver and settlement agreement with DermaStar, we and DermaStar agreed to the mandatory conversion of the principal and accrued and unpaid interest of the Convertible Note and $56,087 in current accounts payable of the Company held by DermaStar into our common stock at a conversion price of approximately $0.06668 per share at such time as we had a sufficient number of shares of authorized common stock to effect such conversion.  Under the terms of the waiver and settlement agreement with Mr. Ladonnikov, we and Mr. Ladonnikov agreed to the mandatory conversion of the 20% of the principal and accrued and unpaid interest of the Convertible Note held by Mr. Ladonnikov, at such time as we had a sufficient number of authorized common shares to effect such a conversion, into our common stock at a conversion price of $0.60. Mr. Ladonnikov also agreed to make a one-time payment of $50,000 to us at such time as the Convertible Note was converted into common stock.

On February 28, 2012, effective immediately following the effective time of our Certificate of Amendment to our Certificate of Incorporation increasing the number of authorized shares of common stock and implementing the one-for-eight reverse split of our common stock, the entire outstanding balance and all accrued but unpaid interest owing under the Convertible Note and the accounts payable held by DermaStar were converted into 1,835,830 shares of common stock, and the Convertible Note was terminated. Mr. Ladonnikov made the required one-time payment of $50,000 to us at the time of the conversion.

Changes in Management and Board of Directors

As a result of the Chapter 11 Case, our management team has undergone significant changes.  The Board accepted the resignation of John N. Bonfiglio, Ph.D. as our Chief Executive Officer and President, effective May 13, 2011. On the same date, the Board appointed John T. Lomoro to serve as the Company’s Principal Executive Officer.  Effective September 16, 2011, the Board accepted the resignation of John T. Lomoro as Principal Executive Officer, Chief Financial Officer and Treasurer of the Company. On the same date, the Board appointed Terry Nida, the Company’s Chief Business Officer, to serve as the Company’s Principal Executive Officer and Principal Financial Officer. Effective December 16, 2011, Terry Nida resigned as Principal Executive Officer and Principal Financial Officer of the Company.

In January 2012, we began assembling a new management team.  Effective January 1, 2012, the Board appointed Balbir Brar, D.V.M., Ph.D. as President of the Company.  Effective February 1, 2012, the Board appointed Andrew R. Boll as Vice-President of Accounting and Public Reporting and Principal Accounting and Financial Officer of the Company. Effective February 15, 2012, the Board appointed Joachim Schupp, M.D. as Chief Medical Officer of the Company.  Dr. Schupp had previously served as our Chief Medical Officer and Dr. Brar had previously served as our Vice President of Research and Development.  Mr. Baum served as our Chairman of the Board of Directors and principal executive officer begining in December 2011.  On April 1, 2012, the Board appointed Mr. Baum as our Chief Executive Officer and Mr. Baum stepped down as our Chairman of the Board.  He continues to serve as a director.

Our Board of Directors has also undergone significant change.  Effective December 16, 2011, Anthony S. Thornley resigned from our Board of Directors, and Mr. Baum and Mr. Kammer, managing members of DermaStar, joined the Board of Directors.  Effective February 15, 2012, Paul Finnegan, M.D. and Dr. Brar, our President, were appointed as directors of the Company.  We currently have five directors:  Jeffrey Abrams, M.D., Mr. Baum, Mr. Kammer, Dr. Finnegan and Dr. Brar.  On April 1, 2012, Dr. Kammer began serving as the Chairman of the Board of Directors.

April Private Placement

On April 20, 2012, we entered into a Securities Purchase Agreement with certain accredited investors relating to the sale and issuance of an aggregate of 2,011,691 shares of our common stock and warrants to purchase up to 502,928 shares of common stock at an exercise price of $5.925 per share, for an aggregate purchase price of approximately $7.95 million (the “April Private Placement”).  We closed the April Private Placement on April 25, 2012.  The securities sold in the April Private Placement were sold in reliance on the exemption from the registration requirements of the Securities Act of 1933 (the “Securities Act”) afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D.

The investors are not entitled to any registration rights with respect to the common stock and warrants issued in the April Private Placement.  The warrants have a term of three years and are exercisable any time after April 25, 2012. We may require that the investors exercise the warrants in whole, but not in part, at any time within 20 business days after all of the following conditions have been satisfied: (i) the volume weighted average price of the our common stock for 10 consecutive trading days is equal to or greater than the exercise price of the warrants; (ii) we have received a Filing Review Notification from the FDA regarding the status of Impracor; and (iii) sufficient shares of common stock are authorized and reserved for issuance upon full exercise of the warrants.

Critical Accounting Policies

We rely on the use of estimates and make assumptions that impact our financial condition and results. These estimates and assumptions are based on historical results and trends as well as our forecasts as to how results and trends might change in the future. Although we believe that the estimates we use are reasonable, actual results could differ from those estimates.

 We believe that the accounting policies described below are critical to understanding our business, results of operations and financial condition because they involve more significant judgments and estimates used in the preparation of our consolidated financial statements. An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and any changes in the different estimates that could have been used in the accounting estimates that are reasonably likely to occur periodically could materially impact our condensed consolidated financial statements.

 Our most critical accounting policies and estimates that may materially impact our results of operations include:

Stock-Based Compensation.  All share-based payments to employees, including grants of employee stock options and restricted stock grants, to be recognized in the consolidated financial statements are based upon their fair values. We use the Black-Scholes-Merton option pricing model to estimate the grant-date fair value of share-based awards. Fair value is determined at the date of grant. The financial statement effect of forfeitures is estimated at the time of grant and revised, if necessary, if the actual effect differs from those estimates.

Our accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows Financial Accounting Standards Board (“FASB”) guidance.  As such, the value of the applicable stock-based compensation is periodically remeasured and income or expense is recognized during the vesting terms. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement. An asset acquired in exchange for the issuance of fully vested, nonforfeitable equity instruments should not be presented or classified as an offset to equity on the grantor’s balance sheet once the equity instrument is granted for accounting purposes. Accordingly, we record the fair value of nonforfeitable equity instruments issued for future consulting services as prepaid consulting fees in our condensed consolidated balance sheets.

Income Taxes.  As part of the process of preparing our consolidated financial statements, we must estimate our actual current tax liabilities together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the balance sheet. We must assess the likelihood that the deferred tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not likely, a valuation allowance must be established. To the extent we establish a valuation allowance or increase or decrease this allowance in a period, the impact will be included in the tax provision in the statement of operations.

Results of Operations

The following period to period comparisons of our financial results and our interim results are not necessarily indicative of future results.

Three Months Ended March 31, 2012 Compared to Three Months Ended March 31, 2011

Revenues

	Three months ended March 31,
	2012	2011	Variance
Revenues	$100,000	$0	$100,000

For the three months ended March 31, 2012, we recognized $100,000 in revenues.  These revenues were non-refundable royalty advances, unrelated to product sales, paid to the Company in December 2010 and April 2011.  The revenues stem from our terminated license agreement which had provided JH Direct rights to our anti-cellulite cosmetic product.  This agreement was terminated in January 2012, and we do not expect any other revenues to be recognized from it.  No revenues were recognized during the three months ended March 31, 2011.

Selling, General and Administrative Expenses

Our selling, general and administrative expenses include personnel costs including wages and stock-based compensation, corporate facility expenses, investor relations, consulting, insurance, legal and accounting expenses.

The table below provides information regarding selling, general and administrative expenses:

	Three months ended March 31,
	2012	2011	Variance
Selling, general and administrative	$308,956	$326,604	$(17,648)

For the three months ended March 31, 2012, there was a slight decrease of $17,648 in selling, general and administrative expenses, as compared to the same period in the prior year.  During the three months ended March 31, 2011, the Company began winding down and ceasing operations, which included the suspension of payroll beginning in March 2011.  Following the dismissal of the Chapter 11 Case on December 8, 2011 we resumed operations.  Selling, general and administrative expenses during the three months ended March 31, 2012 were related to the hiring of new personnel and management and legal and accounting fees associated with complying with our SEC reporting obligations.

Research and Development Expenses

Our research and development expenses primarily include costs for the Impracor clinical program.  These costs are comprised of expenses for our first Phase 3 study, including costs for our contract research organization and investigator payments to the clinical sites participating in the study.  Other expenses are personnel costs including wages and stock-based compensation, contract manufacturing, non-clinical studies, consulting and other costs related to the clinical program.

The table below provides information regarding research and development expenses:

	Three months ended March 31,
	2012	2011	Variance
Research and development	$142,963	$87,216	$55,747

For the three months ended March 31, 2012, the increase of $55,747 in research and development expense, as compared to the same period in the prior year, was primarily related to the hiring of new personnel and consultants in 2012 for the planning and development of additional Phase 3 studies of our Impracor clinical program.

Interest Expense

Interest expense was $21,082 for the three months ended March 31, 2012 and $18,493 for the three months ended March 31, 2011.  The 10% promissory notes issued under our Line of Credit Agreement with DermaStar, with principal balances totaling $600,000 as of March 31, 2012, accounted for $8,959 of interest expense during the three months ended March 31, 2012 and $0 during the same period in the prior year.  The 7.5% convertible note with principal balance of $1,000,000, issued in April 2010 (and converted in February 2012) accounted for interest expense of $12,123 during the three months ended March 31, 2012 and $18,493 during the same period in the prior year.

Loss from Extinguishment of Debt

Loss from extinguishment of debt was $1,056,087 for the three months ended March 31, 2012.  As further described in “Management’s Discussion and Analysis – Recent Developments”, effective as of January 25, 2012, we entered into separate waiver and settlement agreements with DermaStar and Alexej Ladonnikov, the two holders of the Convertible Note.  Pursuant to the waiver and settlement agreements, on February 28, 2012, the entire outstanding balance and all accrued but unpaid interest owing under the Convertible Note and the accounts payable held by DermaStar were converted into 1,835,830 shares of common stock, and the Convertible Note was terminated. On February 28, 2012, we received payment of $50,000 and issued 380,868 shares of common stock to Mr. Ladonnikov as payment in full for his 20% ownership of the Note ($200,000) and its related accrued interest ($28,521).  We determined this to be a substantial modification to the debt instruments and have applied debt extinguishment accounting to record a loss on extinguishment of debt of $150,000 ($200,000 Note principal balance less $50,000 cash payment) for the three months ended March 31, 2012.  On February 28, 2012, we issued 1,454,962 shares of common stock to DermaStar as payment in full for their 80% ownership of the Note ($800,000), its related accrued interest ($114,082) and $56,087 in accounts payable.  We determined this to be a substantial modification to the debt instrument and applied debt extinguishment accounting to record a loss on extinguishment of debt of $856,087 for the three months ended March 31, 2012.

Net Loss

Net loss attributable to common stockholders for the three months ended March 31, 2012 was $1,379,088 compared to $432,313 for the three months ended March 31, 2011.

Fiscal Year Ended December 31, 2011 Compared to Fiscal Year Ended December 31, 2010

Selling, General and Administrative Expenses

Our selling, general and administrative expenses include personnel costs including wages and stock-based compensation, corporate facility expenses, investor relations, consulting, insurance, legal and accounting expenses.

The table below provides information regarding selling, general and administrative expenses:

	Year ended December 31,
	2011	2010	Variance
Selling, general and administrative	$827,674	$2,307,972	$(1,480,298)

For the fiscal year ended December 31, 2011, the decrease of $1,480,298 in selling, general and administrative expense, as compared to the prior year, was primarily a result of the suspension of payroll and primary business operations at and about March 1, 2011. In addition, we recognized an aggregate one-time expense of approximately $416,000 during the same period in 2010 related to the separation agreement with our former Chief Executive Officer. This amount was comprised of approximately $242,000 related to the accrual of continued salary and medical benefits to be provided for a period of one year after the separation date of February 17, 2010 and approximately $174,000 of stock-based compensation expense related to the modification of terms for the former Chief Executive Officer’s stock options.

Research and Development Expenses

Our research and development expenses primarily include costs for the Accudel clinical program. These costs are comprised of expenses for our current Phase 3 study, including costs for our contract research organization and investigator payments to the clinical sites participating in the study. Other expenses are personnel costs including wages and stock-based compensation, contract manufacturing, non-clinical studies, consulting and other costs related to the clinical program.

The table below provides information regarding research and development expenses:

	Year ended December 31,
	2011	2010	Variance
Research and development	$111,554	$194,588	$(83,034)

For the fiscal year ended December 31, 2011, the decrease of $83,034 in research and development expense, as compared to the prior year, was primarily related to a decrease of activities for the Phase 3 study, clinical trials and staff/consulting expenses as a result of the suspension of our operations in March 2011. In November 2010, we received a Federal grant amount of $244,479 under the Qualifying Therapeutic Discovery Project that is part of the Patient Protection and Affordable Care Act and was accounted for as a reduction to research and development expenses during the year ended December 31, 2010. The funds were awarded in support of Impracor, our late-stage topical NSAID for the treatment of acute soft tissue injuries.

Interest Income

Interest income was $0 and $512, for the years ended December 31, 2011 and 2010, respectively. The decrease was due to a lower average cash balance and lower interest rates during fiscal year 2011 as compared to fiscal year 2010

Interest Expense

In April 2010, we issued a senior convertible promissory note to an existing investor through a private placement. The note accrues interest at an annual interest rate of 7.5%.  Interest expense on the note was $75,000 and $55,479 for the years ended December 31, 2011 and 2010, respectively.

Forgiveness of Liabilities

On October 5, 2011, priority claims of former employees (the “Priority Claimants”) in the amount of $119,667 originating as a result of the Chapter 11 Case, were settled and paid by the Company. These amounts consisted of accrued and owed payroll amounts, accrued vacation and any other claims held against the Company at October 5, 2011. The Priority Claimants were given cash in the amount $47,975 and 60,000 stock options valued at $11,400 (using the Black-Scholes option pricing model to estimate the grant-date fair value) and the difference of $60,292 was recognized as a gain on forgiveness of liabilities during the year ended December 31, 2011.

On October 2, 2008, we entered into a payment agreement with a vendor, settling a balance of $52,598, pursuant to which we agreed that 50% of the amount owed, or $26,299 would be forgiven and the remainder would be paid in two installments of $13,150 upon execution of the payment agreement and $13,149 upon an infusion of capital into the Company. Since the inception of the payment agreement, the amount to be forgiven, $26,299, continued to be recorded as an accounts payable up until the infusion of $1,000,000 from the issuance of the convertible note in April 2010. When the note was issued, the final installment payment of $13,149 was paid and the $26,299 was recognized as a gain by the Company during the year ended December 31, 2010.

Liquidity and Capital Resources

From inception through March 31, 2012, we have incurred losses of approximately $(19,899,821). These losses are primarily due to selling, general and administrative and research and development expenses incurred in connection with developing and seeking regulatory approval for our lead drug, Impracor. Historically, our operations have been financed through capital contributions and debt and equity financings.

 Our cash on hand at March 31, 2012 was $146,711.  Our cash on hand at December 31, 2011 and 2010 was $146,160 and $291,462, respectively. The increase in cash for the period ended March 31, 2012 is primarily attributable to amounts drawn under our line of credit with DermaStar.  As of March 31, 2012, the principal outstanding balance under all outstanding promissory notes under the line of credit was $600,000.

As we described in more detail above under the heading “Recent Developments,” on June 26, 2011 we filed a voluntary petition for reorganization relief under Chapter 11 of the U.S. Bankruptcy Code. We suspended our operations and terminated almost all of our employees.  After receiving certain commitments from DermaStar to provide funding to us under a secured line of credit, on November 21, 2011 we requested that the Bankruptcy Court dismiss the Chapter 11 Case. The Bankruptcy Court entered an order dismissing the Chapter 11 Case on December 8, 2011.  Since December 8, 2011, we have focused on resuming the operation of our business, including assembling a management team and hiring employees.

Convertible Note

As we described in more detail above under the heading “Recent Developments,” on April 5, 2010 we issued a $1,000,000 7.5% Convertible Promissory Note.  Effective as of January 25, 2012, we entered into separate waiver and settlement agreements with DermaStar and Alexej Ladonnikov, the two holders of the Convertible Note.  Pursuant to the waiver and settlement agreements, on February 28, 2012, the entire outstanding balance and all accrued but unpaid interest owing under the Convertible Note and $56,087 in accounts payable held by DermaStar were converted into 1,835,830 shares of common stock, and the Convertible Note was terminated. In addition, Mr. Ladonnikov made a one-time payment of $50,000 to us at the time of the conversion.

Line of Credit

As further described above under the heading “Recent Developments,” on November 21, 2011 we entered into the Line of Credit Agreement with DermaStar.  The Line of Credit Agreement provided for advances of up to an aggregate of $750,000, subject to the satisfaction by us of certain conditions in connection with each advance.  Interest under the line of credit accrued at 10% per annum.  As of December 31, 2011 and March 31, 2012, we had requested advances of $300,000 and $600,000, respectively, under the line of credit.  On April 25, 2012, the entire outstanding principal balance and all accrued and unpaid interest under the line of credit, an aggregate of $762,534, was converted into 193,047 shares of common stock and warrants to purchase 48,262 shares of our common stock.  The line of credit was terminated upon the completion of the conversion.

April Private Placement

As further described above under the heading “Recent Developments,” on April 20, 2012 we entered into a Securities Purchase Agreement with certain accredited investors relating to the sale and issuance of 2,011,691 shares of common stock and warrants to purchase up to 502,928 shares of common stock at an exercise price of $5.925 per share, for aggregate gross proceeds to us of approximately $7.95 million.

Net Cash Flow

The following table provides detailed information about our net cash flow for the periods ended March 31, 2012 and 2011.

Cash Flow	The Three Months Ended March 31,
	2012	2011
Net cash used in operating activities	$(334,842)	$(220,596)
Net cash used in investing activities	(14,607)	-
Net cash provided by financing activities	350,000	-

Net Increase (Decrease) in Cash and Cash Equivalents	551	(220,596)
Cash and Cash Equivalents at Beginning of the Period	146,160	291,462
Cash and Cash Equivalents at End of the Period	$146,711	$70,866

The following table provides detailed information about our net cash flow for the fiscal years ended December 31, 2010 and 2011:

Cash Flow (All amounts in U.S. dollars)	For The Years Ended December 31,
	2011	2010
Net cash used in operating activities	$(291,160)	$(2,298,311)
Net cash used in investing activities	-	-
Net cash provided by financing activities	145,858	1,000,000

Net Decrease in Cash and Cash Equivalents	(145,302)	(1,298,311)
Cash and Cash Equivalents at Beginning of the Year	291,462	1,589,773
Cash and Cash Equivalents at End of the Year	$146,160	$291,462

Operating Activities

Net cash used in operating activities was $334,842 for the three months ended March 31, 2012, as compared to $220,596 used in operating activities during the same period for the prior year. The increase in net cash used in operating activities was mainly due to resuming the operation of our business, including assembling a management team and hiring employees, and the reduction of our historical working capital debt.

Net cash used in operating activities was $291,160 for the year ended December 31, 2011, as compared to $2,298,311 used in operating activities during 2010. The decrease in net cash used in operating activities was mainly due to the suspension of operations in fiscal 2011, and related matters including minimizing certain administrative expenses, suspension of payroll at March 1, 2011, and lengthening our accounts payable payment process.

Investing Activities

Net cash used in investing activities for the three months ended March 31, 2012 and 2011 was $14,607 and $0, respectively.  Net cash used in investing activities for the year ended December 31, 2011 and 2010 was $0.  During the three months ended March 31, 2012, the Company moved into its new office space and acquired furniture and office equipment to furnish the office space.

Financing Activities

Net cash provided by financing activities for the three months ended March 31, 2012 and 2011 was $350,000 and $0, respectively.  The increase in cash is primarily attributable to the $300,000 drawn down under our line of credit during that period.  We also received $50,000 from Mr. Ladonnikov, the previous holder of 20% of the principal and unpaid accrued interest of the 7.5% Convertible Note issued in April 2010, as a result of the waiver of certain provisions and modification of conversion terms found in the aforementioned Note.

Net cash provided by financing activities for the year ended December 31, 2011 was $145,858, as compared to $1,000,000 net cash provided by financing activities for the year ended December 31, 2010. The decrease in net cash provided by financing activities was attributable to the issuance of the Convertible Note with a principal balance of $1,000,000 issued in exchange for cash of the same amount during April 2010. During the year ended December 31, 2011, we received $100,000 from the sale of Series A Preferred Stock and $300,000 in advances under our line of credit.  This was offset by amounts reimbursed DermaStar for its payment of certain of our expenses incurred prior to the dismissal of the Chapter 11 Case, which totaled $254,142.

We have limited funds to support our operations. We have prepared our consolidated financial statements on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Our continuation as a going concern is dependent on our ability to obtain additional financing to fund the continued operation of our business model for a long enough period to achieve profitable operations.

As further described above under the heading “Recent Developments,” on April 25, 2012, we closed a private placement of common stock and warrants and received aggregate proceeds from the offering of approximately $7,950,000.  We currently have sufficient cash reserves to operate and execute our business plan for the 2012 fiscal year; however we expect that we will need to raise approximately $7 million in additional funds to fully operate and complete our planned clinical trials.  We expect to require additional funds in order to conduct additional Phase 3 trials and any other studies that may be required to obtain regulatory approval to market Impracor, to pursue a cosmetic development program and to explore other co-development opportunities. If adequate financing is not available, we may not be able to obtain regulatory approval to market Impracor or develop any additional products.

We will be required to raise additional capital to fund our operations through sources of financing that could include equity and debt financings, funding from a corporate partnership and licensing arrangements. Future financings through equity investments are likely to be dilutive to existing stockholders. Also, the terms of securities we may issue in future capital transactions may be more favorable for our new investors. Newly issued securities may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have additional dilutive effects. In addition, if we raise additional funds through collaboration and licensing arrangements, we may be required to relinquish potentially valuable rights to our product candidates or proprietary technologies, or grant licenses on terms that are not favorable to us. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial results.

We may be unable to obtain financing when necessary as a result of, among other things, general economic conditions, conditions in the pharmaceuticals industry or as a result of our operating history, including our recent bankruptcy proceedings.  In addition, the fact that we are not and have never been profitable and will require significant additional funds to complete our clinical trials could further impact the availability or cost of future financings. As a result, there can be no assurance that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us. If we are unable to raise funds to satisfy our capital needs on a timely basis, we may be required to cease operations.

As reported in the Report of Independent Registered Public Accounting Firm on our December 31, 2011 consolidated financial statements, we have incurred recurring losses from operations and have an accumulated deficit that raises substantial doubt about our ability to continue as a going concern.  In addition, since we do not have adequate cash resources, as of the date of the report, to support our operating plan for the next twelve to eighteen months, there is substantial doubt about our ability to continue as a going concern.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

DESCRIPTION OF THE BUSINESS

General

We are a specialty pharmaceutical company developing non-invasive, topically delivered products. Our innovative patented Accudel cream formulation technology is designed to enable highly targeted site specific treatment.  Impracor, our lead pain product candidate, utilizes the Accudel platform technology to deliver the active drug, ketoprofen, a non-steroidal anti-inflammatory drug, through the skin directly into the underlying tissues where the drug exerts its localized anti-inflammatory and analgesic effects.  We intend to leverage the Accudel platform technology to expand and create a portfolio of topical products for a variety of indications.

We were incorporated in Delaware in January 2006 as Bywater Resources, Inc. in order to conduct mineral exploration activities. We changed our name to Transdel Pharmaceuticals, Inc. on September 10, 2007. On September 17, 2007, Transdel Pharmaceuticals, Inc. entered into an Agreement of Merger and Plan of Reorganization by and among Transdel Pharmaceuticals, Inc., Transdel Pharmaceuticals Holdings, Inc., a privately held Nevada corporation (“Transdel Holdings”), and Trans-Pharma Acquisition Corp., a newly formed, wholly-owned Delaware subsidiary of Transdel (“Acquisition Sub”). Upon closing of the merger transaction contemplated under the merger agreement, Acquisition Sub merged with and into Transdel Holdings, Transdel Holdings, as the surviving corporation, became our wholly-owned subsidiary, and the former owners of Transdel Holdings became our controlling stockholders.  Upon completion of the merger, we began our operations as a specialty pharmaceutical company.

On February 28, 2012, we changed our name to Imprimis Pharmaceuticals, Inc. and effected a one-for-eight reverse split of our authorized, issued and outstanding common stock.  The information in this prospectus and the accompanying consolidated financial statements for interim and annual prior periods presented have been retroactively adjusted to reflect the effects of that reverse stock split.

On April 25, 2012, our Board of Directors and stockholders holding a majority of our outstanding voting power approved a resolution authorizing our Board of Directors to effect a reverse split of our common stock at an exchange ratio of (i) one-for-three, (ii) one-for-four, (iii) one-for-five, or (iv) one-for-six, with our Board of Directors retaining the discretion as to whether to implement the reverse split and which exchange ratio to implement.  The action by written consent of the stockholders became effective on May 31, 2012, following our compliance with certain notice requirements under the Exchange Act.  We anticipate that immediately following the effectiveness of the registration statement of which this prospectus forms a part, and prior to the closing of this offering, our Board of Directors will effect a reverse stock split at a ratio of one-for-five.

The reverse stock split is intended to allow us to meet the minimum share price requirement of The NASDAQ Capital Market.  We intend to apply for listing of our common stock on The NASDAQ Capital Market, which listing we expect to occur at the closing of this offering. If the application is not approved, we will not complete this offering or effect the reverse stock split, and the shares of our common stock will continue to be traded on the OTC Markets Group’s OTCQB tier.

Our common stock has been quoted in the over-the-counter market since October 1, 2007 and is currently quoted on OTC Markets Group’s OTCQB tier under the symbol IMMY.  Our executive offices are located at 437 S. Hwy 101, Suite 209, Solana Beach, CA  92075 and our telephone number at such office is (858) 433-2800.  Our website address is www.imprimispharma.com.  Information contained on our website is not deemed part of this prospectus.

Impracor

Impracor, our lead drug candidate, is comprised of a transdermal formulation of ketoprofen, a NSAID. Impracor is formulated using our proprietary Accudel drug delivery system and is being developed for the treatment of acute musculoskeletal pain. Impracor penetrates the skin barrier to reach the targeted underlying tissues where it exerts its localized anti-inflammatory and analgesic effect. The topical delivery of the drug may minimize systemic exposure, which may in turn lead to fewer concerns pertaining to gastrointestinal, hepatic, cardiovascular and other adverse systemic effects, which are associated with orally administered NSAIDs. We believe that this product may be considered for patients with site specific localized pain and who also (i) have a history of gastrointestinal, cardiovascular, kidney or liver problems, (ii) are geriatric or pediatric and/or (iii) are at risk for drug interactions.

Clinical Program for Impracor

For Impracor to be approved by the FDA, an additional two confirmatory Phase 3 trials with exposure of at least 300 to 500 patients and supportive dermal safety studies are required. As required by the FDA, we expect to initiate routine supportive trials in healthy patients related to the potential contact sensitization and to study the absorption (blood levels) of ketoprofen during concurrent exercise and heat exposure, as well as the relative bioavailability of Impracor or topical ketoprofen versus oral ketoprofen.  We expect that all clinical studies will be executed with the professional help of clinical research organizations (CROs) with experience in clinical trials of similar design. We are in the process of selecting and negotiating arrangements with potential CROs and other third parties in order to initiate our Phase 3 clinical trials.

Initially we plan to commence two Phase 3 studies of Impracor in patients experiencing pain from osteoarthritis flare in their hands or knees.  The FDA has indicated that the osteoarthritis flare study design is an acceptable clinical model of acute pain.  The Phase 3 program is being planned to encompass two double-blind placebo controlled Phase 3 osteoarthritis flare trials in approximately 330 to 360 patients each in 35 to 50 sites throughout the United States. Following a NSAID wash-out period, the proposed design study has the patients dosed with placebo or Impracor three times daily for 14 days. The primary endpoint for both trials is expected to employ well accepted pain measurements, which will be measured on day 14.  It is expected that the planned trials, if successful, would provide sufficient data for subsequent registration filing to the FDA.

Following successful completion of our clinical trials, we plan to file a New Drug Application for marketing authorization for Impracor under Section 505(b)(2) of the Hatch-Waxman Act of 1984, a regulatory route towards FDA approval, which allows referencing our submission to previously established safety and/or effectiveness of already approved ketoprofen products in other dosage forms.  We believe that this route provides the most attractive path for Impracor to reach the market.

The timing of Phase 3 trials and the other supportive studies will be dependent on obtaining adequate financing to support the execution of these activities and for other working capital expenditures, as well as feedback from the FDA.  Upon receipt of such financing, we anticipate initiating the supportive studies and Phase 3 trials in late 2012 and early 2013.  Assuming successful completion and outcome of the additional Phase 3 trials, we would expect to file the New Drug Application in 2014.

We expect that Impracor, if approved by the FDA, could become one of the first NSAID cream products available by prescription in the United States for the topical treatment of acute musculoskeletal pain.

The Accudel Technology

Accudel is our proprietary transdermal cream drug delivery platform which can facilitate the transdermal penetration of drugs, thus enabling the avoidance of first pass metabolism by the liver and minimizing systemic exposure.   The following diagram provides a schematic of the Accudel drug delivery system:

Accudel has the following properties, which make it a highly versatile vehicle for topical drug administration:

●	utilizes a pluronic lecithin organogel (PLO) based matrix which is known to penetrate the stratum corneum and aid in the diffusion of active ingredients through the skin;

●	helps solubilize various types of drugs and its components (lipophilic, hydrophilic and amphiphilic);

●	uses penetration enhancers in a synergistic combination;

●	can incorporate compounds of various molecular sizes;

●	contains biocompatible components which are generally regarded as safe (GRAS) by the FDA;

●	is thermodynamically stable, insensitive to moisture and resistant to microbial contamination;

●	potentially results in decreased safety concerns associated with oral or intravenous drugs;

●	avoids certain limitations associated with transdermal patches;

●	is easy to apply, aesthetically acceptable and odorless; and

●	potentially produces patentable new products when combined with established or new drugs.

We believe that the clinical success of Impracor will facilitate the use of the Accudel delivery technology in other products.   We have identified co-development opportunities for potential products in pain management and other therapeutic areas utilizing the Accudel platform technology and we are exploring potential commercial relationships for these identified product candidates.  Some of these co-development areas could include additional pain relief products, muscle relaxants, antiemetic and dermatological products using our Accudel delivery system.  We may also pursue the out-licensing of our Accudel drug delivery technology for the development and commercialization of additional innovative drug and cosmeceutical products.

Completed Clinical Studies

In June 2008, we initiated a Phase 3 clinical trial designed as a randomized, double-blind, placebo-controlled, multi-center study that enrolled a total of 364 patients with acute soft tissue injuries of the upper or lower extremities in 26 centers in the United States.  As we reported in October 2009, the top-line results showed that the study demonstrated statistical significance in its primary endpoint in the per protocol analysis and was favorable for Impracor in the Intent-To Treat (ITT) analysis. Impracor also demonstrated an excellent safety and tolerability profile.  Of the over 180 patients treated with Impracor, there were no treatment related gastrointestinal, cardiovascular, hepatic or other clinically relevant adverse events (AEs) reported. Furthermore, Impracor was observed to be well absorbed through the skin and only minimal blood concentrations of ketoprofen were detected in a subset of patients who underwent blood sampling for pharmacokinetic (PK) analyses following repeated topical applications.

In January 2010, we reported on further in-depth analyses of the ITT data from the Impracor Phase 3 study.  For the modified ITT analysis we identified 35 patients who did not meet study entry criteria at the time of randomization.  Excluding the data from these patients who should not have been randomized into the study based on information that was not known at the time of enrollment, the study demonstrated statistical significance (p<0.038) on the primary efficacy endpoint.  This post-hoc analysis was confirmed by a third-party statistical expert.

We believe that the weight of evidence of a treatment effect in this study is further strengthened by a key secondary endpoint (pain intensity recorded three times daily on patient diary cards) that supports the primary endpoint. The patient diary data which yield pain curves over time show consistent separation between treatment groups reaching statistical significance in favor of Impracor using both the original and modified ITT population.  Furthermore, the proportion of subjects who were satisfied with the treatment and achieved moderate or higher pain relief - as recorded on a 7 point Likert Scale - was statistically significantly greater with Impracor on day 3  (p= 0.023).

Cosmeceutical/Cosmetic Product Development Program

In the past our product development program had included cosmetic and cosmeceutical products utilizing our patented transdermal delivery system technology, Accudel.  Our lead product candidate was an anti-cellulite formulation, for which we have initial clinical information supporting the beneficial effects of this cosmetic product on skin appearance.  Our potential pipeline of cosmetic products includes hyperpigmentation and anti-aging formulations.  We remain interested in pursuing this business opportunity and continue to consider entering into new relationships with third parties.

Market and Opportunity

According to Wolters-Kluwer PHAST, the U.S. pain market was approximately $39.8 billion in 2011.  Of that total, the NSAID market made up approximately $13.5 billion from approximately 155 million written prescriptions.  The topical NSAID market in 2011 was approximately $506 million, averaging an approximately 28% compound annual growth rate since 2007.

According to the Archives of Internal Medicine, NSAIDs are regularly used by more than 60 million Americans.  More than 70% of Americans aged 65 or older take NSAIDs weekly.  As a result of the widespread usage of oral NSAIDs, according to Bandolier, there are over 100,000 hospitalizations annually and 16,500 deaths in the U.S. due to gastro-intestinal complications annually.  In the United Kingdom, there are approximately 12,000 hospitalizations and an estimated 2,600 deaths annually related to GI complications following oral NSAID use per year.  One study published in 1998 in the American Journal of Medicine found that death resulting from gastro-intestinal complications was the 15th most common cause of death in the U.S., higher than cervical cancer, asthma and malignant melanoma.  According to Singh G, Triadafilopoulos G., Epidemiology of NSAID induced gastrointestinal complications, J Rheumatol. 1999, the hospitalizations and deaths related to oral NSAID use has a financial impact of more than $2 billion per year in the U.S.  Therefore, we believe there is a significant demand from physicians and patients for topical pain management products such as Impracor, especially with respect to the treatment of localized, acute musculoskeletal pain, which we believe is driven primarily by the concern of possible negative systemic effects of orally administered NSAIDs.

We believe there is a large and growing need for Impracor, and specifically, a non-liquid topical NSAID.  Recent prescription data from Wolters-Kluwer PHAST through May 2012 showed that following a production disruption with Voltaren® gel, the leading topical NSAID in prescription volume, and a corresponding spike in prescription volume for Pennsaid (a liquid) and Flector (a patch), once the Voltaren® gel supply issues were resolved in April 2012, prescription volumes for Voltaren® gel dramatically increased, nearly to pre-failure volumes.  We believe that this data shows that there is a market preference for gels over liquids and patches, and we further believe there may also be a market preference for creams such as Impracor as well.

Assuming that we can show positive efficacy and strong safety data, and assuming FDA approval of Impracor, we believe we will be able to enter into an agreement on reasonable terms with a suitable marketing partner to distribute Impracor.  We also intend to assess alternative options, in parallel, to invest in the distribution of Impracor alone or in partnership with a more established sales organization.  We believe that finding a marketing partner with a sales force that will call on physicians who would potentially prescribe Impracor is of critical importance.  Given the growth in the use of topical NSAIDs we believe that interest in bringing Impracor to market by strong partners under acceptable terms should be significant.

Competition

The pharmaceutical industry is highly competitive. There are competitors in the United States that are currently selling FDA-approved topical NSAID products that our products would compete with, if our products are approved by the FDA.  Also, we are aware of companies developing patch products, topical NSAIDs and other pain formulations.

In the topical NSAID category, since 2008, three diclofenac-based topical NSAID products have been introduced in the US market: Endo Pharmaceutical’s Voltaren® gel (licensed from Novartis), Alpharma’s (now subsidiary of Pfizer) Flector® patch and Covidien’s Pennsaid® Topical Solution (licensed from Nuvo).  While Voltaren Gel and Pennsaid are indicated for osteoarthritis of the knee, Flector Patch is indicated for acute sprains and strains.  Currently, there are no FDA approved non-diclofenac-based topical NSAID products in the US market. We believe that additional transdermal NSAID products such as our ketoprofen-based Impracor would be well received by the FDA and patients by providing safe and effective treatment options to address pain in addition to diclofenac-based products.

According to Wolters-Kluwer PHAST, as of December 2011, Voltaren® gel dominated the topical NSAID market with approximately 74% of the U.S. monthly prescription volume.  Flector® patch held the number two position with approximately 16% of the U.S. monthly prescription volume.  Solaraze® Gel held the number three position in the market with approximately 6% of the U.S. monthly prescription volume. Pennsaid® Topical Solution makes up the remaining 4% of  topical NSAID prescriptions

In addition to product safety, development and efficacy, other competitive factors in the pharmaceutical market include product quality and price, reputation, service and access to scientific and technical information.  It is possible that developments by our competitors will make our products or technologies uncompetitive or obsolete.  In addition, the intensely competitive environment for pain management products requires an ongoing, extensive search for medical and technological innovations and the ability to market products effectively, including the ability to communicate the effectiveness, safety and value of branded products for their intended uses to healthcare professionals in private practice, group practices and managed care organizations.  Because we are significantly smaller than our primary competitors, we may lack the financial and other resources needed to develop, produce, distribute, market and commercialize any of our drug candidates or compete for market share in the pain management sector.

At this time, no generic version of any of the three currently marketed topical NSAID drugs have been approved by the FDA.  Additionally, the Office of Generic Drugs, or OGD, recently issued draft guidance representing the FDA’s opinion on the requirements for approval of a generic version of the currently marketed topical NSAIDs, Voltaren Gel and Flector Patch. OGD recommends a bioequivalence study with clinical endpoints and/or a bioequivalence study with pharmacokinetic endpoints and/or a skin irritation and sensitization study to determine bioequivalence between the products, i.e. demonstrating that there is no difference between the original drug and the generic. We believe that the cost to develop a generic topical NSAID is comparable to the cost of a Phase 3 new drug application and thereby discourages companies from genericizing the topical NSAID category of drugs.

Governmental Regulation

Our ongoing product development activities are subject to extensive and rigorous regulation at both the federal and state levels. Post development, the manufacture, testing, packaging, labeling, distribution, sales and marketing of our products is also subject to extensive regulation.  The Federal Food, Drug and Cosmetic Act of 1983, as amended, and other federal and state statutes and regulations govern or influence the testing, manufacture, safety, packaging, labeling, storage, record keeping, approval, advertising, promotion, sale and distribution of pharmaceutical products. Noncompliance with applicable requirements can result in fines, recall or seizure of products, total or partial suspension of production and/or distribution, refusal of the government to approve New Drug Applications, or NDAs, civil sanctions and criminal prosecution.

FDA approval is typically required before each dosage form or strength of any new drug can be marketed.  Applications for FDA approval must contain information relating to efficacy, safety, toxicity, pharmacokinetics, product formulation, raw material suppliers, stability, manufacturing processes, packaging, labeling, and quality control. The FDA also has the authority to revoke previously granted drug approvals.  Product development and approval within this regulatory framework requires a number of years and involves the expenditure of substantial resources.

Current FDA standards for approving new pharmaceutical products are more stringent than those that were applied in the past. As a result, labeling revisions, formulation or manufacturing changes and/or product modifications may be necessary. For example, due to an increased understanding of the cardiovascular and gastrointestinal risks associated with NSAIDs, the FDA approved new rules requiring that professional labeling for all prescription and over-the-counter NSAIDs include information on such risks.  We cannot determine what effect changes in regulations or legal interpretations, when and if promulgated, may have on our business in the future. Changes could, among other things, require expanded or different labeling, the recall or discontinuance of certain products, additional record keeping and expanded documentation of the properties of certain products and scientific substantiation.  Such regulatory changes, or new legislation, could have a material adverse effect on our business, financial condition and results of operations.  The evolving and complex nature of regulatory requirements, the broad authority and discretion of the FDA and the generally high level of regulatory oversight results in a continuing possibility that from time to time, we will be adversely affected by regulatory actions despite ongoing efforts and commitment to achieve and maintain full compliance with all regulatory requirements.

FDA Approval Process

To obtain approval of a new product from the FDA, we must, among other requirements, submit data supporting safety and efficacy, as well as detailed information on the manufacture and composition of the product and proposed labeling. The testing and collection of data and the preparation of necessary applications are expensive and time-consuming. The FDA may not act quickly or favorably in reviewing these applications, and we may encounter significant difficulties or costs in our efforts to obtain FDA approvals that could delay or preclude us from marketing our products.

The process required by the FDA before a new drug may be marketed in the U.S. generally involves the following: (i) completion of nonclinical laboratory and animal testing in compliance with FDA regulations; (ii) submission of an investigational new drug application, which must become effective before human clinical trials may begin; (iii) performance of adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed drug for its intended use; and (iv) submission and approval of an NDA by the FDA.

The sponsor typically conducts human clinical trials in the following three sequential phases, but the phases may overlap

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Phase 1 clinical studies frequently begin with the initial introduction of the compound into healthy human subjects prior to introduction into patients, involves testing the product for safety, adverse effects, dosage, tolerance, absorption, metabolism, excretion and other elements of clinical pharmacology.

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Phase 2 clinical studies typically involve studies in a small sample of the intended patient population to assess the efficacy of the compound for a specific indication, to determine dose tolerance and the optimal dose range as well as to gather additional information relating to safety and potential adverse effects.

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Phase 3 clinical studies are undertaken to further evaluate clinical safety and efficacy in an expanded patient population at typically dispersed study sites, in order to determine the overall risk-benefit ratio of the compound and to provide an adequate basis for product labeling.

As a product candidate moves through the clinical phases, manufacturing processes are further defined, refined, controlled and validated. The level of control and validation required by the FDA in the conduct of clinical trials increases as clinical studies progress.

Clinical trials must be conducted in accordance with the FDA’s good clinical practices requirements. The FDA may order the temporary or permanent discontinuation of a clinical trial at any time or impose other sanctions if it believes that the clinical trial is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients. An institutional review board, or IRB, generally must approve the clinical trial design and patient informed consent at each clinical site and may also require the clinical trial at that site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may impose other conditions.

The applicant must submit to the FDA the results of the nonclinical studies and clinical trials, together with, among other things, detailed information on the manufacture and composition of the product and proposed labeling, in the form of an NDA, including payment of a user fee, unless waived. The FDA reviews all NDAs submitted before it accepts them for filing and may request additional information rather than accepting an NDA for filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA. Under the Prescription Drug User Fee Act, or PDUFA, the FDA ordinarily has 10 months in which to complete its initial review of the NDA and respond to the applicant. However, the PDUFA goal dates are not legal mandates and the FDA response often occurs several months beyond the original PDUFA goal date. The review process and the target response date under PDUFA may be extended if the FDA requests or the NDA sponsor otherwise provides additional information or clarification regarding information already provided in the NDA submission. Following completion of the FDA’s initial review of the NDA and the clinical and manufacturing procedures and facilities, the FDA will issue a complete response or action letter, which will either include an approval authorizing commercial marketing of the drug for certain indications or contain the conditions that must be met in order to secure final approval of the NDA. If the FDA’s evaluation of the NDA submission and the clinical and manufacturing procedures and facilities is not favorable, the FDA may refuse to approve the NDA.

Section 505(b)(2) New Drug Applications

Since the active pharmaceutical ingredient in Impracor is ketoprofen, which has already been approved by the FDA, we are able to file a NDA under section 505(b)(2) of the Hatch-Waxman Act of 1984 for this product as well as other products that we may develop including approved active pharmaceutical ingredients.  This is an alternate path to FDA approval for new formulations of previously approved products. Section 505(b)(2) was enacted as part of the Drug Price Competition and Patent Term Restoration Act of 1984, otherwise known as the Hatch-Waxman Act. Section 505(b)(2) permits the submission of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference. The Hatch-Waxman Act permits the applicant to rely upon certain published nonclinical or clinical studies conducted for an approved product or the FDA’s conclusions from prior review of such studies. The FDA may also require companies to perform additional studies or measurements to support any changes from the approved product. The FDA may then approve the new product for all or some of the label indications for which the referenced product has been approved, as well as for any new indication sought by the Section 505(b)(2) applicant. While references to nonclinical and clinical data not generated by the applicant or for which the applicant does not have a right of reference are allowed, all development, process, stability, qualification and validation data related to the manufacturing and quality of the new product must be included in an NDA submitted under Section 505(b)(2).

Each study is conducted in accordance with certain standards under protocols that detail the objectives of the study, the parameters to be used to monitor safety, and efficacy criteria to be evaluated.  Each protocol must be submitted to the FDA.  In some cases, the FDA allows a company to rely on data developed in foreign countries or previously published data, which eliminates the need to independently repeat some or all of the studies.

To the extent that the Section 505(b)(2) applicant is relying on the FDA’s conclusions regarding studies conducted for an already approved product, the applicant is required to certify to the FDA concerning any patents listed for the approved product in the FDA’s Orange Book publication. Specifically, the applicant must certify that: (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or (iv) the listed patent is invalid or will not be infringed by the new product. A certification that the new product will not infringe the already approved product’s listed patents or that such patents are invalid is called a paragraph IV certification. If the applicant does not challenge the listed patents, the Section 505(b)(2) application will not be approved until all the listed patents claiming the referenced product have expired. The Section 505(b)(2) application also will not be approved until any non-patent exclusivity, such as exclusivity for obtaining approval of a new chemical entity, listed in the Orange Book for the referenced product has expired.  As of July 24, 2012, there were 14 ketoprofen based prescription drugs approved by the FDA in the Orange Book.  All of the approved applications are for oral capsules and oral extended release capsules, with dosage strengths ranging from 25 milligrams to 200 milligrams.

As a condition of approval, the FDA or other regulatory authorities may require further studies, including Phase 4 post-marketing studies to provide additional data.  Other post-marketing studies may be required to gain approval for the use of a product as a treatment for clinical indications other than those for which the product was initially tested.  Also, the FDA or other regulatory authorities require post-marketing reporting to monitor the adverse effects of the drug.  Results of post-marketing programs may limit or expand the further marketing of the products.

The FDA closely regulates the post-approval marketing and promotion of drugs, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the Internet.  A company can make only those claims relating to safety and efficacy that are approved by the FDA.  Failure to comply with these requirements can result in adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties.  Physicians may prescribe legally available drugs for uses that are not described in the drug's labeling and that differ from those tested by us and approved by the FDA.  Such off-label uses are common across medical specialties.  Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances.  The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, impose stringent restrictions on manufacturers’ communications regarding off-label use.

 Quality Assurance Requirements

The FDA enforces regulations to ensure that the methods used in, and facilities and controls used for, the manufacture, processing, packing and holding of drugs conform to current good manufacturing practices, or cGMP.  The cGMP regulations the FDA enforces are comprehensive and cover all aspects of operations, from receipt of raw materials to finished product distribution, insofar as they bear upon whether drugs meet all the identity, strength, quality, purity and safety characteristics required of them.  To assure compliance requires a continuous commitment of time, money and effort in all operational areas.

The FDA conducts pre-approval inspections of facilities engaged in the development, manufacture, processing, packing, testing and holding of the drugs subject to NDAs.  If the FDA concludes that the facilities to be used do not meet cGMP, good laboratory practices or good clinical practices requirements, it will not approve the NDA. Corrective actions to remedy the deficiencies must be performed and verified in a subsequent inspection.  In addition, manufacturers of both pharmaceutical products and active pharmaceutical ingredients used to formulate the drug also ordinarily undergo a pre-approval inspection, although the inspection can be waived when the manufacturer has had a passing cGMP inspection in the immediate past.  Failure of any facility to pass a pre-approval inspection will result in delayed approval and would have a material adverse effect on our business, results of operations and financial condition.

The FDA also conducts periodic inspections of facilities to assess their cGMP status.  If the FDA were to find serious cGMP non-compliance during such an inspection, it could take regulatory actions that could adversely affect our business, results of operations and financial condition.  The FDA could initiate product seizures, request product recalls and seek to enjoin a product’s manufacture and distribution.  In certain circumstances, violations could lead to civil penalties and criminal prosecutions.  In addition, if the FDA concludes that a company is not in compliance with cGMP requirements, sanctions may be imposed that include preventing the company from receiving the necessary licenses to export its products and classifying the company as an “unacceptable supplier,” thereby disqualifying the company from selling products to federal agencies.  Imported active pharmaceutical ingredients and other components needed to manufacture our products could be rejected by United States Customs.

We believe that we and our suppliers and outside manufacturers are currently in compliance with all FDA requirements.

Impracor is manufactured by a large contract manufacturer in the United States that specializes in topical products.  We believe that this supplier has sufficient capability to manufacture Impracor if it is approved for sale.  We are currently assessing alternative suppliers for Impracor in the event there are problems associated with the manufacturing of Impracor by our current contract supplier, although we do not expect any such problems to occur.  Our active pharmaceutical ingredients (APIs), including ketoprofen, are manufactured by well-known and established chemical and pharmaceutical companies.  We are currently assessing alternative suppliers for our ketoprofen API.  Our preferred vendors for our non-API inactive raw materials suppliers are established companies.

 Other FDA Matters

If there are any modifications to an approved drug, including changes in indication, manufacturing process or labeling or a change in a manufacturing facility, an applicant must notify the FDA, and in many cases, approval for such changes must be submitted to the FDA or other regulatory authority.  The FDA also regulates post-approval promotional labeling and advertising activities to assure that such activities are being conducted in conformity with statutory and regulatory requirements.  Failure to adhere to such requirements can result in regulatory actions that could have a material adverse effect on our business, results of operations and financial condition.

Research and Development

Our research and development expenses primarily include costs for the Impracor clinical program.  These expenses have included costs related to our Phase 3 clinical studies, including costs for our contract research organizations and investigator payments to the clinical sites participating in the study.  Other expenses are personnel costs including wages and stock-based compensation, contract manufacturing, non-clinical studies, consulting and other costs related to the clinical program.

During the year ended December 31, 2011, we incurred $111,554 on research and development net expenses, as compared to $194,588 during the year ended December 31, 2010.  We expect research and development activities will increase significantly as we execute on our business plan and begin additional Phase 3 studies.

Intellectual Property

We obtained a patent from the United States Patent and Trademark Office on our Accudel technology in 1998, which affords protection of Accudel through 2016 in the United States.  This patent specifically lists over 500 different drugs in over 60 therapeutic areas, including both approved and established drugs.  The Accudel technology may also have an application to deliver drugs not listed in its patent, including novel drugs.  It also covers composition of matter, methods of use and methods of manufacture.  We have engaged counsel and consultants who have specific expertise in topical drug delivery to assist us in executing on an intellectual property strategy with the aim of extending the life of the technology derived from our existing patent beyond 2016.  We have also been granted a patent related to our Accudel technology in Canada.  We have filed additional patent applications in various jurisdictions in order to protect our non-pharmaceutical intellectual property rights.  We have pending trademark applications for Imprimis Pharmaceuticals, Accudel and Impracor.

Employees

As of July 16, 2012, we have four full-time and one part-time employees.  Our employees are responsible for financial accounting and investor relations, business and corporate development, research and development management, and general administration. We believe that our current staff is sufficient to carry out our business plan in the coming twelve months; however, if our operations in the future require it, we will consider the employment of additional staff or the use of additional consultants. We are not party to any collective bargaining agreements with any of our employees. We have never experienced a work stoppage, and we believe our employee relations are good. We hire independent contractor labor and consultants on an as needed basis and have entered into consulting arrangements with certain directors in exchange for stock options and/or cash payments

Properties

We lease approximately 1,486 square feet of office space in Solana Beach, California. The current lease term expires on February 28, 2014. This facility serves as our corporate headquarters.

We believe our current facility is adequate for our immediate and near-term needs. Additional space may be required as we expand our activities. We do not currently foresee any significant difficulties in obtaining any required additional facilities.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Our directors hold office for one-year terms until the earlier of their death, resignation or removal or until their successors have been elected and qualified. Our officers are elected annually by the board of directors and serve at the discretion of the board.  Set forth below is certain information regarding our directors and executive officers as of the date of this prospectus:

Name	Age	Position
Joachim Schupp, M.D.	59	Chief Medical Officer
Balbir Brar D.V.M., Ph.D.	75	President and Director
Andrew R. Boll	29	Vice President of Accounting and Public Reporting
Mark L. Baum, Esq.	39	Chief Executive Officer and Director
Paul Finnegan, M.D.	51	Director
Jeffrey J. Abrams, M.D.	64	Director
Robert Kammer, D.D.S.	62	Chairman of the Board of Directors

 Business Experience

The following is a brief account of the education and business experience of our current directors and executive officers:

Joachim Schupp, M.D. has been the Chief Medical Officer of the Company since February 2012. Dr. Schupp has more than 25 years of leadership experience in the pharmaceutical industry. He has achieved the professional distinction of leading international project teams that have brought several drugs through the development and the regulatory process and on to the market globally. Most recently, Dr. Schupp has worked as an executive consultant for pharmaceutical and biotechnology companies. He held positions as Vice-President of Clinical Development at Apricus Biosciences, Inc. from April 2011 to February 2012, Senior Consultant to and Chief Medical Officer at Transdel Pharmaceuticals, Inc. from May 2009 to April 2011, Vice President of Medical Affairs at Adventrx Pharmaceuticals from 2006 to 2008 and Vice President of Clinical Data Services at ProSanos Corporation from 2004 to 2006. In addition, Dr. Schupp spent 19 years with Novartis Pharmaceuticals in Switzerland where he held various positions in clinical development and global project management. Dr. Schupp began his pharmaceutical career at Ciba-Geigy, now Novartis, in 1985 where he was appointed to lead international clinical project teams to discover new NSAIDs with improved gastrointestinal tolerability. Dr. Schupp received several prestigious awards at Ciba-Geigy and Novartis for his team leadership contributions. Dr. Schupp received his M.D. and his research doctorate (Dr.med.) from the Free University of Berlin in Germany, and he served on the faculty at the University of Pretoria, South Africa, in Internal Medicine and Rheumatology.

Balbir Brar, D.V.M., Ph.D., has been President of the Company and has served as a director since January 2012.  Dr. Brar served as our Vice President of Research and Development from December 2007 until April 2008.  Dr. Brar has over 25 years of experience in drug and device development and worldwide registration of eight major drugs, including Botox. He has significant experience in research and development, conducting clinical trials, implementation of product development plans and working with U.S. and international regulators.  Dr. Brar has also served as a consultant to numerous biotechnology companies since June 2002 including AtheroNova Inc., Aciont, Inc., Altheos, Inc., Aciex Therapeutics, Inc. Dr. Brar has worked with major pharmaceutical companies, including Lederle Laboratories (acquired by Wyeth, then by Pfizer, Inc. (NYSE: PFE), and served as Senior Director of Drug Safety at SmithKline Beckman, now GlaxoSmithKline plc (NYSE: GSK). In addition, he served as Vice President Drug Safety, Research & Development at Allergan, Inc. (NYSE: AGN), where he was responsible for regulatory submission of 50 IND’s/510K’s and worldwide approval of six New Drug Applications. Dr. Brar is listed as the inventor of numerous patents. He has a Ph.D. in Toxicology/Pathology from Rutgers University and D.V.M. from India with finance training from Harvard Business School. Dr. Brar is a recipient of numerous achievements awards for excellence belongs to a number of scientific organizations and is the author/coauthor of over 55 scientific publications.  Dr. Brar’s significant and specifically relevant research and development background brings an important technical perspective to our board.

Andrew R. Boll has been our Vice President of Accounting and Financial Reporting since February 2012 and was a consultant to the Company from December 2011 to February 2012. Mr. Boll has over seven years of experience in financial reporting and accounting, including four years of experience working with small publicly traded companies, with a particular focus on restructured and reorganized businesses. From November 2007 to November 2011, Mr. Boll was an accountant for BCGU, LLC, a privately held fund manager that specializes in capital venture investment opportunities. There he provided consulting services to public company clients, compiled SEC financial reports, and accounted for numerous public company restructurings, financings and private to public mergers. From December 2004 to November 2007, Mr. Boll was an accountant for Welsh Companies, LLC, a privately held commercial real estate company, its fund and its other subsidiaries. Mr. Boll received his B.S. degree in Corporate and Public Finance, summa cum laude, from Huron University.

Mark L. Baum, Esq. has served as a director since December 2011 and as our Chairman of our Board of Directors from December 16, 2011 through April 1, 2012.  Mr. Baum has also served as our principal executive officer since December 2011, and was appointed our Chief Executive Officer effective April 1, 2012.  Mr. Baum has served as the principal of The Baum Law Firm, P.C. (now TBLF, LLC) since 1998, and has more than 15 years of experience in financing, operating and advising small capitalization publicly traded enterprises, with a particular focus on restructured or reorganized businesses. As a manager of capital, he has completed more than 125 rounds of financing for more than 40 publicly traded companies. As a securities attorney, Mr. Baum has focused his practice on US securities laws, reporting requirements and public company finance-related issues that affect small capitalization public companies. Mr. Baum has actively participated in numerous public company spin-offs, restructurings and recapitalizations, venture fundings, private-to-public mergers, asset acquisitions and divestitures. In additional to his fund management and legal experience, Mr. Baum has operational experience in the following industries: life science and diagnostics, closed door pharmacies, cleaner and renewable energy and retail home furnishings. Mr. Baum has served on numerous boards of directors, including Chembio Diagnostic Systems, Inc. (CEMI.OB), Applied Natural Gas Fuels, Inc. (formerly AGAS.OB), Shrink Nanotechnologies, Inc. (INKN.PK), You on Demand, Inc. (CBBD.OB) and CoConnect, Inc. (CCON.OB), as well as boards of advisors for domestic and international private and public companies. Mr. Baum founded and capitalized the Mark L. Baum Scholarship which has funded tuition grants to college students in Texas. He is a trustee of the Collier de Bleu Trust, based out of San Miguel de Allende, Mexico, which is dedicated to funding educational opportunities for non-English speaking children in and around the greater San Miguel de Allende area. Mr. Baum is a published inventor and a licensed attorney in California and Texas.  Mr. Baum was a Managing Member of DermaStar International, LLC, our former majority stockholder.  Mr. Baum brings to our board years of public company executive experience, including knowledge of securities laws, reporting requirements and public company finance-related issues.

Paul Finnegan, M.D. has served as a director since February 15, 2012. Dr. Finnegan brings to the Company experience as a board member and a global senior executive in the pharmaceutical and biotechnology industries. His expertise involves development, commercialization, and product launches of multiple novel drugs, both blockbusters and ultra-orphan therapeutics, which encompassed various clinical indications. Dr. Finnegan also serves as a consultant to the Company.  He has served in leadership roles in commercial, clinical, medical affairs and business development functions of public and private companies. Most recently, from November 2008 to January 2012, Dr. Finnegan has been an entrepreneur in residence with Avalon Ventures, serving as President, Chief Executive Officer and Board Director of Avelas BioSciences and InCode Pharmaceutics, as well as a member of the biotechnology investment team, leading the clinical, commercial and regulatory due diligence efforts for over three years.  Dr. Finnegan served as our Chief Operating Officer and Chief Medical Officer from April 2008 to November 2008.  From October 2007 to April 2008, Dr. Finnegan served as the President and Chief Executive Officer of Cecoura Therapeutics, a private drug development company. From April 2001 to September 2007, Dr. Finnegan served as Vice President of Global Strategic Marketing and Development and other senior management positions at Alexion Pharmaceuticals. Prior to joining Alexion in 2001, Dr. Finnegan served as Senior Director, Global Medical Marketing for Pharmacia Corporation and G.D. Searle & Co., providing medical affairs leadership for all therapeutic areas for the Asia-Pacific, Japan, Latin America and Canadian business regions.  Dr. Finnegan served as a board observer at AnaptysBio, Inc., a privately held therapeutic antibody company, from 2008 to 2011, and as a member of the boards of directors of Avelas Biosciences, Inc. from November 2008 to January 2011, and InCode BioPharmaceuticals, Inc. from April 2009 to the present.  Dr. Finnegan earned his MBA with Honors, in Finance and Strategy, from the University of Chicago, Graduate School of Business, and the degrees of MD, CM from McGill University, Faculty of Medicine, in Montreal. He is a Fellow of the Royal College of Physicians, Canada (FRCPC), Member of the American Society of Hematology and practiced as an interventional radiologist specializing in oncology and vascular diseases prior to transitioning to industry.  Dr. Finnegan was appointed to our Board of Directors in accordance with the terms of the Senior Advisory Agreement dated January 17, 2012 with the Company.  Dr. Finnegan terminated his Senior Advisory Agreement on May 9, 2012, but remains as an independent member of our Board of Directors.  Dr. Finnegan’s extensive leadership, marketing, investment and financial expertise and international business knowledge provides valuable guidance to our management and board.

Jeffrey J. Abrams, M.D., MPH, has served as a director since September 2007 and served as Chairman of the Board from February 2010 until December 2011.  Prior to 2007, Dr. Abrams was a practicing primary care clinician for over twenty years. Dr. Abrams received a B.A. from the State University of New York at Buffalo, an M.D. from the Albert Einstein College of Medicine and an M.P.H. from San Diego State University. Dr. Abrams was one of the co-founders of our company, and we believe that his qualifications to sit on our Board include his scientific and technical knowledge of our Accudel technology and our lead product candidate, Impracor, as well as his years and his years of experience as a practicing primary care clinician.

Robert Kammer, D.D.S., has served as a director since December 2011 and as Chairman of the Board of Directors since April 1, 2012.  Dr. Kammer received his Bachelor of Science Degree in 1971 from Xavier University, Cincinnati, Ohio. He received his Doctor of Dental Surgery Degree from the University of Iowa in 1974. Dr. Kammer is a Diplomat of The American Board of Orofacial Pain and a Founding Charter Member of The Academy for Sports Dentistry and Colorado Osseointegration Study Club. From 1979 to 1996, Dr. Kammer was an Associate Professor and Course Director of Orofacial Pain Section in the Department of Restorative Dentistry at The University of Colorado Health Science Center. From 1982 through 1993, he served on the Sports Medicine Advisory Committee at The University of Colorado Intercollegiate Athletics and was the Team Dentist for Football and Basketball. From 1983 to 1990, Dr. Kammer was a consultant to the Boulder-Denver Pain Control Center and from 1988 through 1991, he served as a Referee and Editorial Staff Consultant of the Journal of Orofacial Pain. Dr. Kammer recently contributed a chapter to the groundbreaking text Osteoperiosteal Flap, is consulting for Clear Choice Dental Implant Centers, co-authoring scientific papers and is a co-investigator for a landmark study of Titanium Implant Prostheses at the Mayo Institute.  Dr. Kammer was a Managing Member of DermaStar International, LLC, our former majority stockholder.  Dr. Kammer brings to our Board of Directors over 30 years of practical experience treating patients for orofacial pain as well as a history of success in leadership positions he has been associated with.

There are no family relationships among our directors and executive officers.

 Committees of the Board of Directors

Our Board currently performs the functions and duties generally performed by separately constituted audit, compensation and nominating and corporate governance committees. We intend to recruit additional directors to serve on our Board, and at such time, the Board will form separate Board committees. We intend that a majority of our directors will be independent directors, and that our Board and Board committees will meet the corporate governance requirements imposed by a national securities exchange, although we are not required to comply with such requirements until we seek listing on a securities exchange. The Board expects to direct each committee to adopt a charter to govern its duties and actions.

 Director Independence

Current Directors

We are not currently listed on any national securities exchange that has a requirement that the Board of Directors be independent. However, Dr. Abrams and Dr. Finnegan would each be considered an “independent director” as defined in Rule 5605(a)(2) of the Rules of The NASDAQ Stock Market LLC (the “NASDAQ Rules”).   Mr. Baum would not be considered independent because he currently serves as our Chief Executive Officer, Dr. Brar is not independent because he currently serves as our President, and Dr. Kammer is not independent because of certain ongoing advisory relationships.

We do not have a standing audit committee.  However, Dr. Abrams and Dr. Finnegan would be considered independent within the meaning of Section 10A(m)(3) of the Exchange Act and Rule 10A-3(b)(1) thereunder and would satisfy the requirements for membership in the Audit Committee as set forth in Rule 5605(c)(2)(A) of the NASDAQ Rules.

Former Directors

During the fiscal year ended December 31, 2011, the following individuals served as our directors:  John N. Bonfliglio, Lynn C. Swann, Anthony S. Thornley, Jeffrey J. Abrams, Mark L. Baum and Robert J. Kammer.  Under NASDAQ Rules, during the fiscal year ended December 31, 2011, Mr. Swann, Mr. Thornley and Dr. Abrams would have been considered independent.  Mr. Bonfiglio, Mr. Baum and Dr. Kammer would not be considered independent because of their employment or consulting relationships with the Company.

EXECUTIVE COMPENSATION

All information regarding share amounts of common stock and prices per share of common stock contained under the heading “Executive Compensation” assumes the consummation of the one-for-five reverse stock split to be effected following effectiveness of the registration statement of which this prospectus forms a part and prior to the closing of this offering.

The following table sets forth for the periods presented certain information concerning all compensation earned by or awarded or paid to our named executive officers serving during the fiscal year ended December 31, 2011.  With the exception of Dr. Schupp who resigned in April 2011, and was re-hired effective February 15, 2012 and as noted below, none of our current executive officers received compensation during the fiscal years ended December 31, 2011 and December 31, 2010.

Summary Compensation Table

Name	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($) (2)	Total ($)
John Bonfiglio (3)	2011	21,384	-	1,566	22,950
Former President and Chief Executive Officer	2010	30,000	40,000	194,721	264,721
John T. Lomoro (4)	2011	40,058	-	1,366	41,424
Former Chief Financial Officer, Principal Executive Officer and Principal Financial Officer	2010	170,000	-	-	170,000
Terry Nida (5)	2011	23,316	-	750	24,066
Former Chief Business Officer, Principal Executive Officer and Principal Financial Officer	2010	151,364	-	162,840	314,204
Joachim P.H. Schupp, M.D. (6)	2011	38,800	-	2,192	40,992
Chief Medical Officer	2010	180,000	-	-	180,000

(1)
Represents the dollar value of the restricted stock awards calculated on the basis of the fair value of the underlying shares of our common stock on the respective grant dates in accordance with FASB ASC Topic 718 and without any adjustment for estimated forfeitures. The actual value that an executive will realize on each restricted stock award will depend on the price per share of our common stock at the time shares underlying the restricted stock awards are sold. The actual value realized by an executive may not  be at or near the grant date fair value of the restricted stock awarded.

(2)
Reflects the dollar amount of the grant date fair value of awards granted during the respective fiscal years, measured in accordance with Accounting Standards Codification Topic 718 and without adjustment for estimated forfeitures. For a discussion of the assumptions used to calculate the value of option awards, refer to Note 7 "Stock Option Plan" of Notes to Consolidated Financial Statements for the fiscal year ended December 31, 2011 included in this prospectus. For a discussion of the material terms of each stock option award, see the table entitled "Outstanding Equity Awards at Fiscal Year End."

(3)
Effective October 18, 2010, the Company appointed John N. Bonfiglio, Ph.D. as Chief Executive Officer and President of the Company. Dr. Bonfiglio was also appointed as a director on the Company’s Board. Dr. Bonfiglio resigned as Chief Executive Officer and President of the Company on May 13, 2011. On October 18, 2010, the Board granted Dr. Bonfiglio a stock option to purchase 10,000 shares of common stock and issued 1,250 shares of restricted common stock under the 2007 Plan. The stock option was granted with an exercise price of $32.00 and terminated 90 days after the date of the termination of Mr. Bonfiglio’s service to the Company.  The restricted common stock vests as follows: 25% vested immediately upon grant, with the balance vesting in equal monthly installments over the next 36 months beginning 30 days after the vesting commencement date of October 20, 2010.  Accordingly, as of the date of Dr. Bonfiglio’s resignation, 468 shares of the restricted common stock granted to him had vested and the remaining shares were forfeited upon his resignation.  On December 15, 2011, in connection with a release given by Dr. Bonfiglio upon DermaStar’s investment in the Company in December 2011, the Company granted Dr. Bonfiglio a stock option for 1,029 shares of the Company’s common stock, which option vested immediately on the date of grant, has an exercise price of $4.00 per share, and expires on December 15, 2014.

(4)
Effective September 16, 2011, Mr. Lomoro resigned from his positions with the Company.  On December 15, 2011, in connection with a release given by Mr. Lomoro upon DermaStar’s investment in the Company in December 2011, the Company granted Mr. Lomoro a stock option for 1,440 shares of the Company’s common stock, which option vested immediately on the date of grant, has an exercise price of $4.00 per share, and expires on December 15, 2014.

(5)
Mr. Nida resigned from his positions with the Company effective December 16, 2011.  On February 26, 2010, the Board of Directors granted to Mr. Nida an option to purchase 7,500 shares of the Company’s common stock with an exercise price of $36.00 per share.  The option terminated 90 days after the date of the termination of Mr. Nida’s service to the Company.  On December 15, 2011, in connection with a release given by Mr. Nida upon DermaStar’s investment in the Company, the Company granted Mr. Nida an option to purchase 3,639 shares of the Company’s common stock, which option vested immediately on the date of grant, has an exercise price of $4.00 per share, and expires on December 15, 2014.

(6)
On October 12, 2009, Joachim P.H. Schupp, M.D. was appointed as our Chief Medical Officer.  Dr. Schupp resigned as Chief Medical Officer effective April 30, 2011, and was re-appointed effective February 15, 2012.  On December 15, 2011, in connection with a release given by Dr. Schupp upon DermaStar’s investment in the Company, the Company granted Dr. Schupp an option to purchase 492 shares of the Company’s common stock, which option vested immediately on the date of grant, has an exercise price of $4.00 per share, and expires on December 15, 2014.

 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning outstanding stock awards held by our named executive officers serving during the fiscal year ended December 31, 2011.

Option Awards (1)
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options (#)	Options (#)	Exercise	Expiration
Name	Exercisable	Unexercisable	Price ($)	Date
John Bonfiglio (1)	1,029	-	4.00	12/15/2014
John Lomoro (2)	1,440	-	4.00	12/15/2014
Terry Nida (3)	3,639	-	4.00	12/15/2014
Joachim Schupp (4)	492	-	4.00	12/15/2014

(1)
The Board accepted the resignation of John N. Bonfiglio, Ph.D. as Chief Executive Officer of the Company and as a director on the Board, effective May 13, 2011. Except for the options reflected in the table, which were granted on December 15, 2011 in connection with a release given by Dr. Bonfiglio upon DermaStar’s investment in the Company, any unvested options were forfeited at the resignation date and all vested options expired 90 days subsequent to the resignation date.

(2)
The Board accepted the resignation of John T. Lomoro as Principal Executive Officer, Chief Financial Officer and Treasurer of the Company, effective September 16, 2011.  Except for the options reflected in the table, which were granted on December 15, 2011 in connection with a release given by Mr. Lomoro upon DermaStar’s investment in the Company, any unvested options were forfeited at the resignation date and all vested options expired 90 days subsequent to the resignation date.

(3)
Effective December 16, 2011, Terry Nida resigned as Principal Executive Officer and Principal Financial Officer of the Company.  Except for the options reflected in the table, which were granted on December 15, 2011 in connection with a release given by Mr. Nida upon DermaStar’s investment in the Company, any unvested options were forfeited at the resignation date and all vested options expire 90 days subsequent to the resignation date.

(4)
Effective April 30, 2011, Joachim P.H. Schupp resigned as Chief Medical Officer of the Company.  Except for the options reflected in the table, which were granted on December 15, 2011 in connection with a release given by Dr. Schupp upon DermaStar’s investment in the Company, any unvested options were forfeited at the resignation date and all vested options expired 90 days subsequent to the resignation date.

Employment Agreements

Mark Baum

On April 1, 2012, the Board of Directors appointed Mr. Mark L. Baum, Esq. as our Chief Executive Officer. Mr. Baum had served as our Chairman of the Board of Directors and principal executive officer and Secretary since December 17, 2011. Concurrently with Mr. Baum’s appointment to Chief Executive Officer, Mr. Baum resigned from his position as Chairman of the Board. Mr. Baum continues to serve as a member of the Board of Directors and as Secretary. Concurrent with his appointment as Chief Executive Officer, we entered into an employment agreement with Mr. Baum, effective as of April 1, 2012, which was subsequently amended and restated on July 24, 2012 (as amended, the “Baum Employment Agreement”). Under the terms of the Baum Employment Agreement, Mr. Baum’s initial base annual salary is $200,400, with a minimum salary increase of no less than 15% annually. Mr. Baum may be eligible, at the sole discretion of the Board, to receive an annual cash bonus of up to 30% of his annual base salary beginning in the fiscal year ending 2013 contingent upon his satisfaction of certain company and individual performance criteria. Mr. Baum may be terminated by us at any time.  Upon the closing of a financing transaction that results in aggregate cash proceeds to the Company of over $5,000,000 at any time after July 24, 2012, Mr. Baum will automatically become entitled to receive a severance package of one year’s base salary and annual bonus in effect at the time of termination and continued Company paid healthcare expenses for one year upon the Company’s termination of Mr. Baum’s employment without cause.

Also on April 1, 2012, the Company granted to Mr. Baum an option to purchase up to 60,000 shares of common stock at an exercise price of $4.50 per share under the 2007 Plan . The option terminates on March 31, 2017 and vests over a two year period, with 15,000 options vesting immediately upon issuance and an additional 1,875 options vesting monthly for the next twenty-four months thereafter.  The option vests immediately upon the involuntary termination of Mr. Baum’s employment within 12 months following a change in control, as defined in the 2007 Plan.

On January 25, 2012, the Board approved an option grant to Mr. Baum to purchase up to 125,000 shares pursuant to the Plan. The options were issued to Mr. Baum for his uncompensated services as Chairman of the Board of Directors and significant ongoing services related, but not limited to, the Company’s emergence from Chapter 11 bankruptcy protection, negotiation with creditors, pursuit of additional financing opportunities and hiring of executive officers.  The option vests in twelve equal monthly periods commencing on January 25, 2012 and ending on January 25, 2013, and has an exercise price of $2.40.

On July 18, 2012, the Board granted to Mr. Baum, in connection with his services as the Chief Executive Officer of the Company, 160,000 restricted stock units (RSUs) outside of the 2007 Plan.  The restricted stock units granted to Mr. Baum are subject to certain performance-based vesting criteria, such that 40,000 RSUs will vest upon the satisfaction of each of the following events:  (i) successful completion of a financing that results in aggregate cash proceeds to the Company of at least $5,000,000 at any time following the effective date of the grant; (ii) the Company meets the primary endpoints of its Phase III clinical studies for Impracor; (iii) the Company submits a New Drug Application for Impracor to the U.S. Food and Drug Administration; and (iv) the Company enters into a definitive license, collaboration or similar agreement for Impracor that would reasonably be expected to generate cash flow for the Company.   The RSUs vest in full upon a change in control of the Company.

Dr. Balbir Brar

On January 17, 2012, we entered into an Employment Agreement with Dr. Balbir Brar in connection with his appointment as our President, effective January 1, 2012.  Under the agreement, Dr. Brar must commit 20 hours each week to the Company and will receive an initial base salary of $84,000 per year. On January 25, 2012, the Board granted Dr. Brar an option to purchase 225,000 shares of common stock with an exercise price of $3.68 under the 2007 Plan.  The option vests monthly over a 36 month period following the date of grant and vests in full upon a change of control, as defined in the 2007 Plan.  Dr. Brar has agreed to not sell more than 5% of the shares of the Company’s common stock acquired through the exercise of his stock options in any monthly period without the approval of the Board of Directors.  We may terminate Dr. Brar’s employment without notice for cause, and upon 60 days’ notice without cause.  Dr. Brar’s employment will also terminate upon his death or disability, or Dr. Brar may terminate his employment upon 60 days’ notice.

Dr. Joachim Schupp

On February 15, 2012, we entered into an Employment Agreement with Dr. Joachim Schupp in connection with his appointment as our Chief Medical Officer.  Under the terms of his Employment Agreement, Dr. Schupp will receive an initial base salary of $204,000 per year.  Also on February 15, 2012, Dr. Schupp was issued an option to purchase 75,000 shares of common stock with an exercise price of $3.60 per share under the 2007 Plan.  The option vests annually over four years from the date of grant. The option vests in full upon a change of control as defined in the 2007 Plan. Dr. Schupp has agreed to not sell more than 5% of the shares of the Company’s common stock acquired through the exercise of his stock options in any monthly period without the approval of the Board of Directors. We may terminate Dr. Schupp’s employment without notice for cause, and upon 60 days’ notice without cause.  Dr. Schupp’s employment will also terminate upon his death or disability, or Dr. Schupp may terminate his employment upon 60 days’ notice.

Andrew R. Boll

On January 25, 2012, the Company entered into an Employment Agreement with Mr. Boll, effective as of February 1, 2012. Under the terms of the Employment Agreement, Mr. Boll will receive an initial base salary of $60,000 per year. On January 25, 2012, the Board approved the issuance of an option to purchase 15,000 shares of common stock under the 2007 Plan to Mr. Boll, which was granted on February 1, 2012, the date of his employment with the Company.  The option has an exercise price of $3.68 per share, has a four year term and vests monthly over a 36 month period following the date of grant.  The option vests in full upon a change of control as defined in the 2007 Plan.  Mr. Boll has agreed to not sell more than 5% of the shares of the Company’s common stock acquired through the exercise of his stock option in any monthly period without the approval of the Board of Directors.  We may terminate Mr. Boll’s employment without notice for cause, and upon 60 days’ notice without cause.  Mr. Boll’s employment will also terminate upon his death or disability, or Mr. Boll may terminate his employment upon 60 days’ notice.

2007 Incentive Stock and Awards Plan

On September 17, 2007, our Board of Directors and stockholders adopted the 2007 Incentive Stock and Awards Plan (the “2007 Plan”). The purpose of the 2007 Plan is to provide an incentive to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons in our development and financial success. Under the 2007 Plan, we are authorized to issue incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options, and restricted stock. The 2007 Plan is administered by our Board of Directors until such time as such authority has been delegated to a committee of the Board of Directors.  Effective November 5, 2008, our stockholders approved an amendment to the 2007 Plan to increase the number of authorized shares to 75,000 from 37,500.  On January 25, 2012, our Board of Directors and stockholders approved an amendment to, among other things, increase the maximum number of shares issuable under the 2007 Plan to 750,000 shares. The amendment became effective following our compliance with certain information requirements of the SEC.  Effective as of July 18, 2012, our Board of Directors and stockholders approved a further amendment to increase the maximum number of shares to 2,400,000 shares and to increase the number of shares that may be granted to an individual in a calendar year.  The amendment will become effective following our compliance with certain information requirements of the SEC.

Director Compensation

We did not compensate any of our directors for their service on our Board during the fiscal year ended December 31, 2011.  We do not currently have a director compensation program in place; however, on April 1, 2012, the Board of Directors approved the issuance of options to purchase 25,000 shares of common stock to each of our directors, including our employee and non-employee directors, under the 2007 Plan.  Each of the options has an exercise price of $4.50 per share.  The options have a term of five years and vest quarterly over a one year period, such that options to purchase 6,250 shares vest on each of June 30, 2012, September 30, 2012, December 31, 2012 and March 31, 2013. Also on April 1, 2012, the Board of Directors approved the issuance to Dr. Jeffrey Abrams, in consideration of his service as a director of the Company during 2011 and 2012, of an additional option to purchase 60,000 shares of common stock under the 2007 Plan, which option has an exercise price of $4.50 per share, a term of ten years, and vests monthly over a one year period.  The Board expects to adopt a formal director compensation program at some point during 2012.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

During the fiscal years ended December 31, 2011, 2010 and 2009, and through the date of this prospectus, other than as described below, there have been no transactions, and there are no currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years and in which any related person had or will have a direct or indirect material interest.

Our Chief Executive Officer and director, Mr. Mark L. Baum, and the Chairman of our Board of Directors, Robert J. Kammer, served as Managing Members of DermaStar prior to DermaStar’s conversion of all of the outstanding shares of Series A Preferred Stock into common stock and the distribution of all shares of capital stock and warrants held by it to its members in July 2012.  Mr. Baum and Dr. Kammer were appointed to our Board on December 16, 2011, following the closing of the Line of Credit Agreement and the purchase of the Series A Preferred Stock by DermaStar described below and elsewhere in this prospectus.

All information regarding share amounts of common stock and prices per share of common stock contained under the heading “Certain Relationship and Related Transactions” assumes the consummation of the one-for-five reverse stock split to be effected following effectiveness of the registration statement of which this prospectus forms a part and prior to the closing of this offering.

Secured Line of Credit

On November 21, 2011, we entered into a Secured Line of Credit Letter Agreement (the “Line of Credit Agreement”) with DermaStar, pursuant to which DermaStar agreed to lend us funds under a line of credit upon certain conditions, including the dismissal of the Chapter 11 Case by the Bankruptcy Court.   The Line of Credit Agreement became effective on December 9, 2011, in connection with the dismissal of the Chapter 11 Case by the Bankruptcy Court.  The Line of Credit Agreement provided for advances of up to an aggregate of $750,000, subject to the satisfaction by us of certain conditions in connection with the initial advance and each subsequent advance. The largest outstanding principal balance under the line of credit at any time was $750,000.   Interest accrued at 10% per annum.  No interest payments were made by us during the period other than in connection with the conversion of the line of credit described below.

On April 25, 2012, the entire outstanding principal balance and all accrued and unpaid interest under the line of credit, an aggregate of $762,534, was converted into 193,047 shares of common stock and warrants to purchase 48,262 shares of common stock at the offering price and on the terms of the April Private Placement described below, pursuant to the terms of a conversion agreement we entered into with DermaStar on April 20, 2012.  The warrants have substantially the same terms as the warrants issued in the April Private Placement.  The line of credit was terminated upon the completion of the conversion.

Series A Preferred Stock Purchase

In partial consideration for and in connection with the Line of Credit Agreement, on November 21, 2011 we executed a Securities Purchase Agreement with DermaStar, pursuant to which we agreed to issue 10 shares of newly-designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”) to DermaStar for an aggregate purchase price of $100,000.   The Securities Purchase Agreement, as amended, became effective on December 9, 2011, in connection with the dismissal of the Chapter 11 Case by the Bankruptcy Court.  On December 12, 2011, we and DermaStar consummated the transactions contemplated by the Securities Purchase Agreement.  The shares of Series A Preferred Stock issued to DermaStar in the offering are convertible into 1,499,700 shares of our common stock.

On June 29, 2012, DermaStar converted the 10 shares of Series A Preferred Stock held by it into 1,499,700 shares of our common stock.   In connection with the conversion, we paid to DermaStar $200,000 as partial consideration for the conversion pursuant to a conversion agreement.  Immediately following the conversion of the Series A Preferred Stock, all 10 shares were retired to our treasury and cancelled.  The conversion agreement was unanimously approved by the Company’s disinterested directors, with Mr. Baum and Dr. Kammer abstaining.

7.5% Convertible Promissory Note

On April 5, 2010, we issued a $1,000,000 7.5% Convertible Promissory Note (the “Convertible Note”) to Alexej Ladonnikov, an existing stockholder of the Company.  The Convertible Note had an annual interest rate of 7.5% and all principal and interest were due and payable on its maturity date, April 5, 2012.

During January 2012, Mr. Ladonnikov sold 80% of the Convertible Note to DermaStar in a private transaction.  Effective as of January 25, 2012, we entered into separate waiver and settlement agreements with DermaStar and Mr. Ladonnikov.  Under each of the waiver and settlement agreements, the holders of the Convertible Note agreed to forever waive (i) their rights to accelerate the entire unpaid principal sum of the Convertible Note and all accrued interest pursuant to Section 1 of the Convertible Note, (ii) their rights under Section 7 of the Senior Convertible Note Purchase Agreement dated April 5, 2010, and (iii) certain conversion rights pursuant to Section 3 of the Convertible Note.  Under the terms of the waiver and settlement agreement with DermaStar, we and DermaStar agreed to the mandatory conversion of the principal and accrued and unpaid interest of the Convertible Note and $56,087 in current accounts payable of the Company held by DermaStar into our common stock at a conversion price of approximately $0.06668 per share at such time as we had a sufficient number of shares of authorized common stock to effect such conversion.  Under the terms of the waiver and settlement agreement with Mr. Ladonnikov, we and Mr. Ladonnikov agreed to the mandatory conversion of the 20% of the principal and accrued and unpaid interest of the Convertible Note held by Mr. Ladonnikov, at such time as we had a sufficient number of authorized common shares to effect such a conversion, into our common stock at a conversion price of $0.60. Mr. Ladonnikov also agreed to make a one-time payment of $50,000 to us at such time as the Convertible Note was converted into common stock.

On February 28, 2012, effective immediately following the effective time of our Certificate of Amendment to our Certificate of Incorporation increasing the number of authorized shares of common stock and implementing the one-for-eight reverse split of our common stock, the entire outstanding balance and all accrued but unpaid interest owing under the Convertible Note and the accounts payable held by DermaStar were converted into 1,835,830 shares of common stock, and the Convertible Note was terminated.  At the time of conversion, there was approximately $142,603 in accrued and unpaid interest due under the Convertible Note.  Mr. Ladonnikov made the required one-time payment of $50,000 to us at the time of the conversion.

Consulting Relationships

On January 17, 2012, Dr. Finnegan entered into a senior advisory agreement with the Company, pursuant to which he was to provide certain consulting services to the Company in addition to his services as a director. Under the terms of the senior advisory agreement, Dr. Finnegan provided consulting services in the area of drug and technology development, among other things, for consideration of $18,000 per quarter.  The agreement was to terminate on the earlier of the completion of the services or the fourth anniversary of the date of the agreement. In addition, on January 25, 2012, the Company granted Dr. Finnegan a non-qualified stock option to purchase 125,000 shares of common stock under the 2007 Plan with an exercise price of $3.20 per share. Effective May 9, 2012, we entered into a termination agreement terminating the advisory agreement with Dr. Finnegan.  No compensation was paid to Dr. Finnegan under this advisory agreement.

Effective May 9, 2012, we also entered into an amendment to Dr. Finnegan’s option agreement which modifies the vesting schedule of the option to provide that the option to purchase 40% of the shares covered by the grant will vest on September 30, 2012, 40% will vest on March 31, 2013 and 20% will vest on September 30, 2013, provided that Dr. Finnegan is serving as a director, employee or consultant at the time of such vesting.  Pursuant to a second amendment to Dr. Finnegan’s stock option agreement, Dr. Finnegan has agreed to not sell more than 5% of the shares of our common stock acquired through the exercise of his stock option in any monthly period.

Effective April 1, 2012, we entered into an advisory agreement with director Dr. Robert Kammer, the Chairman of our Board of Directors, pursuant to which Dr. Kammer will provide certain services to us in addition to his services as a director.  These services include providing management and advice regarding the operations of the registration clinical trials including start-up and on-going clinical operational and development activities, manufacturing and quality control of the clinical and commercial supplies, project and operational management, assistance in the identification of new drug delivery technologies that may be available for acquisition or license and assistance in the development of our intellectual property strategy. Under the terms of the advisory agreement, Dr. Kammer is to be compensated $10,000 per month in the form of common stock based on a per share price of $4.50. Dr. Kammer and the Company have agreed that the common stock issuable to Dr. Kammer as compensation under his advisory agreement is to be accrued and issued on a quarterly or annual basis; accordingly, as of the date hereof no such shares have been issued to Dr. Kammer. Upon the completion of a financing transaction yielding not less than $15,000,000, Dr. Kammer may unilaterally choose to be paid in either cash or common stock at the $4.50 per share price described above. As additional compensation under the advisory agreement, on April 1, 2012 the Company granted Dr. Kammer a non-qualified stock option to purchase 60,000 shares of common stock under the 2007 Plan, which stock option has an exercise price of $4.50 per share, expires on May 31, 2017, and vests according to the following schedule:  15,000 shares vest on the date of grant and the remaining shares vest monthly over a two year period beginning on May 1, 2012.  The advisory agreement is to terminate on the earlier of the completion of the services or the second anniversary of the agreement. Pursuant to an amendment to Dr. Kammer’s advisory agreement, Dr. Kammer has agreed to not sell more than 5% of the shares of the Company’s common stock acquired as compensation under that agreement, through the exercise of stock options or otherwise, in any monthly period without the approval of the Board of Directors.

On July 18, 2012, the Board of Directors granted to Dr. Kammer, in connection with his services as a consultant and advisor to the Company, 40,000 RSUs outside of the Plan.  The RSUs are subject to certain performance-based vesting criteria, such that all 40,000 RSUs will vest at such time as the Company meets the primary endpoints of its Phase III clinical studies for Impracor.

Company Policy Regarding Related Party Transactions

It is our policy that the disinterested members of our Board of Directors approve or ratify transactions involving directors, executive officers or principal stockholders or members of their immediate families or entities controlled by any of them in which they have a substantial ownership interest in which the amount involved may exceed the lesser of $120,000 or 1% of the average of our total assets at year end and that are otherwise reportable under SEC disclosure rules. Such transactions include employment of immediate family members of any director or executive officer. Management advises the Board of Directors on a regular basis of any such transaction that is proposed to be entered into or continued and seeks approval.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth the shares of our common stock beneficially owned by (1) each of our directors, (2) the named executive officers, (3) all of our directors and executive officers as a group, and (4) all persons known by us to beneficially own more than 5% of our outstanding voting stock.  We have determined the beneficial ownership shown on this table in accordance with the rules of the Securities and Exchange Commission. Under those rules, shares are considered beneficially owned if held by the person indicated, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of such security. Except as otherwise indicated in the accompanying footnotes, beneficial ownership is shown as of July 16, 2012.  Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power with respect to shares of common stock and the address is c/o Imprimis Pharmaceuticals, Inc. 437 S. Hwy 101, Suite 209, Solana Beach, CA 92075.  All information regarding share amounts assumes the consummation of the one-for-five reverse stock split to be effected following effectiveness of the registration statement of which this prospectus forms a part and prior to the closing of this offering.

Beneficial Owner	Amount and Nature of Beneficial Ownership
	Number of Shares	Percentage (1)
5% + Stockholders
Alexej Ladonnikov (2)	396,831	6.68%
John W. Fish, Jr. (3)	603,171	10.16%
Don Miloni (4)	1,111,652	18.53%
Michael Corwin (5)	300,736	5.06%

Directors and Officers
Jeffery J. Abrams, M.D. (6)	72,063	*
Mark L. Baum, Esq. (7)	275,340	4.55%
Andrew R. Boll (8)	2,917	*
John Bonfigilio	469	*
Balbir Brar, D.V.M., Ph.D. (9)	63,204	*
Paul Finnegan, M.D. (10)	6,250	*
Robert J. Kammer, D.D.S. (11)	944,378	15.76%
John Lomoro	1,441	*
Terry Nida	3,639	*
Joachim Schupp, M.D. (12)	12,993	*
All current executive officers and directors as a group ( 7 persons)	1,377,145	22.20%

*	Represents less than 1%.
(1)
Applicable percentage ownership is based on 5,939,243 shares of our common stock outstanding as of July 16, 2012.  Shares of common stock subject to options or warrants and convertible notes subject to conversion into shares of our common stock currently exercisable or convertible, or exercisable or convertible within 60 days after July 16, 2012 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options, warrants or convertible notes, but are not deemed outstanding for computing the percentage ownership of any other person.

(2)	The address for Mr. Ladonnikov is 13388 Surrey Lane, Saratoga, CA 95070.
(3)	Includes 10,190 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of July 16, 2012.
(4)
Includes: 874,851 shares held in his name, 25,316 shares held by Mr. Miloni’s spouse, 151,899 shares held by 1425 Greenwood Lane, LLC, of which Mr. Miloni is the beneficial owner, and 59,586 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of July 16, 2012.

(5)	Includes 5,094 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of July 16, 2012.
(6)
Jeffrey J. Abrams, M.D., a director, is a trustee of the Abrams Family Trust, which owns 39,063 shares of our common stock. Dr. Abrams has sole voting and investment control with respect to the shares of common stock owned by the Abrams Family Trust.  Includes 33,000 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of July 16, 2012.

(7)	Includes 103,542 shares of common stock issuable upon the exercise of stock options and 2,413 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of July 16, 2012.
(8)	Includes 2,917 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of July 16, 2012.
(9)	Includes 50,000 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of July 16, 2012.
(10)	Includes 6,250 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of July 16, 2012.
(11)	Includes 6,667 shares of common stock to which Dr. Kammer is entitled for services performed under his advisory agreement, 30,625 shares of common stock issuable upon the exercise of stock options, and 15,595 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of July 16, 2012.
(12)	Includes 12,993 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of July 16, 2012.

LEGAL MATTERS

The validity of the common stock being offered hereby will be passed upon for us by Morrison & Foerster LLP, San Diego, California.

EXPERTS

KMJ Corbin & Company LLP, an independent registered public accounting firm, has audited our consolidated financial statements for the fiscal years ended December 31, 2011 and 2010, as stated in its report appearing herein, and such audited consolidated financial statements have been so included in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. You may obtain information on the operation of the public reference room and its copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC, which are available free of charge. The address of the website is http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference room and website referred to above.

IMPRIMIS PHARMACEUTICALS, INC.

(A Development Stage Company)

Unaudited Condensed Consolidated Financial Statements

Page
Condensed Consolidated Balance Sheets – March 31, 2012 (Unaudited) and December 31, 2011	F-2

Unaudited Condensed Consolidated Statements of Operations for the three months ended March 31, 2012 and 2011 and for the Period from July 24, 1998 (Inception) Through March 31, 2012	F-3

Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2012 and 2011 and for the Period from July 24, 1998 (Inception) Through March 31, 2012	F-4

Notes to the Unaudited Condensed Consolidated Financial Statements	F-6

IMPRIMIS PHARMACEUTICALS, INC.

(A Development Stage Company)

Audited Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	F-20

Consolidated Balance Sheets at December 31, 2011 and 2010	F-21

Consolidated Statements of Operations for the Years Ended December 31, 2011 and 2010 and for the Period from July 24, 1998 (Inception) Through December 31, 2011	F-22

Consolidated Statements of Stockholders’ Deficit for the Years Ended December 31, 2011 and 2010 and for the Period from July 24, 1998 (Inception) Through December 31, 2011	F-23

Consolidated Statements of Cash Flows for the Years Ended December 31, 2011 and 2010 and for the Period from July 24, 1998 (Inception) Through December 31, 2011	F-24

Notes to the Consolidated Financial Statements	F-25

IMPRIMIS PHARMACEUTICALS, INC.
(A Development Stage Company)
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,	Pro Forma Stockholders’ Deficit as of March 31,
	2012	2011	2012
	(unaudited)		(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$146,711	$146,160
Prepaid expenses and other current assets	63,773	14,797
Total current assets	210,484	160,957

Furniture and equipment, net	14,203	-

TOTAL ASSETS	$224,687	$160,957

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$256,708	$218,612
Accounts payable - related party	-	56,087
Accrued Phase 3 expenses	55,784	55,784
Accrued expenses and payroll liabilities	9,048	-
Deferred revenue	-	100,000
Notes payable and accrued interest - related party	608,959	300,000
Convertible note payable and accrued interest	-	1,130,479
Total current liabilities	930,499	1,860,962

Commitments and contingencies

STOCKHOLDERS' DEFICIT
Series A Convertible preferred stock, $0.001 par value, 10 shares authorized,
10 shares issued and outstanding	-	-	$-
Common stock, $0.001 par value, 395,000,000 shares authorized,
11,174,025 and 1,987,601 issued and outstanding
at March 31, 2012 and December 31, 2011, respectively	11,174	1,988	2,235
Additional paid-in capital	19,182,835	16,818,740	19,191,774
Deficit accumulated during the development stage	(19,899,821)	(18,520,733)	(19,899,821)
TOTAL STOCKHOLDERS' DEFICIT	(705,812)	(1,700,005)	(705,812)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$224,687	$160,957

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

IMPRIMIS PHARMACEUTICALS, INC.
(A Development Stage Company)
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Three Months Ended	For The Three Months Ended	For the Period From July 24, 1998 (Inception) through
	March 31,	March 31,	March 31,
	2012	2011	2012
Revenues:
License revenues	$100,000	$-	$100,000

Operating Expenses:
Selling, general and administrative	308,956	326,604	9,882,283
Research and development	142,963	87,216	7,963,221

Loss from operations	(351,919)	(413,820)	(17,745,504)

Other income (expense)
Interest expense	(21,082)	(18,493)	(1,727,316)
Interest income	-	-	127,581
Loss from extinguishment of debt	(1,006,087)	-	(1,006,087)
Gain on settlement	-	-	375,000
Gain on forgiveness of liabilities	-	-	176,505
Total other expense, net	(1,027,169)	(18,493)	(2,054,317)

Net loss	(1,379,088)	(432,313)	(19,799,821)
Deemed dividend to preferred stockholders	-	-	(100,000)
Net loss attributable to common stockholders	$(1,379,088)	$(432,313)	$(19,899,821)

Net loss per common share, basic and diluted:	$(0.26)	$(0.22)

Weighted average common shares outstanding,
basic and diluted	5,316,391	1,991,508

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

IMPRIMIS PHARMACEUTICALS, INC.
(A Development Stage Company)
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Three Months Ended	For The Three Months Ended	For the Period From July 24, 1998 (Inception) through
	March 31,	March 31,	March 31,
	2012	2011	2012

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,379,088)	$(432,313)	$(19,799,821)

Adjustments to reconcile net loss to net cash used in
operating activities:
Estimated fair value of contributed services	-	-	2,475,000
Gain on forgiveness of liabilities	-	-	(176,505)
Amortization of prepaid consulting fees	-	-	807,608
Depreciation	404	264	3,558
Loss from extinguishment of debt	1,006,087	-	1,006,087
Non-cash interest on notes payable	21,083	18,493	1,727,317
Stock-based compensation	118,504	68,820	2,247,320
Payments made on behalf of Company by related party	-	-	254,142
Changes in assets and liabilities:
Prepaid consulting costs	-	-	(140,000)
Prepaid expenses and other current assets	(48,976)	(1,574)	(63,773)
Accounts payable	38,096	87,184	346,622
Accrued Phase 3 expenses	-	-	111,871
Accrued expenses and payroll liabilities	9,048	38,530	95,639
Deferred revenue	(100,000)	-	-
NET CASH USED IN OPERATING ACTIVITIES	(334,842)	(220,596)	(11,104,935)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of fixed assets	(14,607)	-	(17,761)
NET CASH USED IN INVESTING ACTIVITIES	(14,607)	-	(17,761)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of notes payable to related party	300,000	-	826,300
Proceeds received in connection with debt modification	50,000	-	50,000
Proceeds from issuance of preferred stock	-	-	100,000
Proceeds from notes payable	-	-	2,500,000
Cash advances from related party	-	-	27,537
Repayment of advances from related party	-	-	(281,679)
Capital contributions	-	-	168,707
Net proceeds from purchase of common stock and exercise of warrants and stock options	-	-	99,450
Proceeds from issuance of common stock for cash, net of offering costs	-	-	7,779,092
NET CASH PROVIDED BY FINANCING ACTIVITIES	350,000	-	11,269,407

NET CHANGE IN CASH AND CASH EQUIVALENTS	551	(220,596)	146,711
CASH AND CASH EQUIVALENTS, beginning of period	146,160	291,462	-
CASH AND CASH EQUIVALENTS, end of period	$146,711	$70,866	$146,711

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Issuance of and adjustment to common stock and warrants to
consulting firms for prepaid consulting fees	$-	$-	$432,007
Conversion of related party accounts payable into common stock	$56,087	$-	$56,087
Conversion of notes payable and accrued interest into common stock	$1,142,603	$-	$2,672,780
Forgiveness of notes payable and accrued interest to shareholders	$-	$-	$241,701
Conversion of advances to notes payable to shareholders	$-	$-	$196,300
Accretion of preferred stock discount	$-	$-	$100,000
Related party acquisition of Phase 3 liabilities	$-	$-	$56,087

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

IMPRIMIS PHARMACEUTICALS, INC.
(A Development Stage Company)
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the three months ended March 31, 2012 and 2011 and the period from July 24, 1998 (Inception) through March 31, 2012

NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Company and Background

Imprimis Pharmaceuticals, Inc. (“Imprimis” or the “Company”), is a specialty pharmaceutical company developing non-invasive, topically delivered products. The Company’s  patented Accudel cream formulation technology is designed to facilitate the effective penetration of a variety of products through the tough skin barrier.  Impracor, the Company’s lead pain product, utilizes the Accudel  platform technology to deliver the active drug, ketoprofen, a non-steroidal anti-inflammatory drug (“NSAID”), through the skin directly into the underlying tissues where the drug exerts its anti-inflammatory and analgesic effects.  The Company intends to leverage the Accudel platform technology to expand and create a portfolio of topical products for a variety of indications.

Basis of Presentation

On February 28, 2012, the Company changed its name from Transdel Pharmaceuticals, Inc. to Imprimis Pharmaceuticals, Inc. All prior references to Transdel Pharmaceuticals, Inc. have been changed to Imprimis to reflect the change.  On February 28, 2012, the Company effected a one-for-eight reverse stock split. All per share amounts and calculations in this report reflect this change.

Imprimis has prepared the accompanying interim condensed unaudited consolidated financial statements in accordance with accounting principles generally accepted in the United Stated States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements.  In the opinion of management, all adjustments (consisting of only normal recurring accruals) considered necessary for a fair presentation have been included.  Operating results for the three months ended March 31, 2012 are not necessarily indicative of the results that may be expected for the year ending December 31, 2012.  For further information, refer to the Company’s audited consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Principles of Consolidation

On September 17, 2007, Imprimis entered into an Agreement of Merger and Plan of Reorganization (the “Merger Agreement”) by and among Imprimis, Transdel Pharmaceuticals Holdings, Inc., a privately held Nevada corporation (“Transdel Holdings”), and Trans-Pharma Acquisition Corp., a newly formed, wholly-owned Delaware subsidiary of Imprimis (“Acquisition Sub”). Upon closing of the merger transaction contemplated under the Merger Agreement (the “Merger”), Acquisition Sub merged with and into Transdel Holdings, and Transdel Holdings, as the surviving corporation, became a wholly-owned subsidiary of Imprimis.

In connection with the merger, 231,249 of Imprimis common shares remain outstanding and all other outstanding shares of Imprimis were cancelled. Also, at the closing of the Merger, each share of Transdel Holdings common stock issued and outstanding immediately prior to the closing of the Merger was exchanged for the right to receive 1.25 of one share of Imprimis’ common stock. An aggregate of 1,000,000 shares of Imprimis’ common stock, which includes 24,414 shares of restricted stock which were subject to forfeiture, were issued to the holders of Transdel Holdings’ common stock. As a result of the transaction, the former owners of Transdel Holdings became the controlling stockholders of Imprimis. Accordingly, the merger of Transdel Holdings and Imprimis is a reverse merger that has been accounted for as a recapitalization of Transdel Holdings.

Effective on September 17, 2007, and for all reporting periods thereafter, Imprimis’ operating activities, including any prior comparative period, include only those of Transdel Holdings. All references to share and per share amounts in the accompanying consolidated financial statements and footnotes have been restated to reflect the aforementioned share exchange. All significant intercompany accounts and transactions have been eliminated in consolidation.

On June 20, 2011, Transdel Holdings was merged with Imprimis Pharmaceuticals, Inc., at which time Transdel Holdings ceased as a corporation, and Imprimis Pharmaceuticals, Inc. remains as the sole surviving corporation.

Development Stage Enterprise

The Company is a development stage company as defined under Financial Accounting Standards Board (“FASB”) guidance. The Company is devoting substantially all of its present efforts to establish a new business, and its planned principal operations have not yet commenced. All losses accumulated since inception have been considered as part of the Company’s development stage activities.

These consolidated financial statements contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a development stage enterprise and has sustained significant losses since inception and expects to continue to incur losses.

Research and Development

The Company expenses all costs related to research and development as they are incurred.

Revenue Recognition and Deferred Revenue

The Company will recognize revenues in accordance with FASB guidance, which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) will be based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments will be provided for in the same period the related sales are recorded. The Company will defer any revenue for which the product has not been delivered or for which services have not been rendered or are subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or services have been rendered or no refund will be required.

For the three months ended March 31, 2012, the Company recorded $100,000 in revenues for non-refundable royalty advances, which were previously deferred.  The Company does not anticipate that it will generate any significant revenues until one or more of its drug candidates are approved by the FDA or until the Company is able to commercialize one or more of its cosmetic products. Also, effective sales and marketing support must be in place for either the drug candidates or the cosmetic products in order to generate any revenues. The FDA approval process is highly uncertain and the Company cannot estimate when it will generate revenues at this time from sales of its products.

Income Taxes

Income tax expense is provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due, plus deferred taxes.  Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes.  The differences relate primarily to the effects of net operating loss carry forwards and differing basis, depreciation methods, and lives of depreciable assets. The deferred tax assets represent the future tax return consequences of those differences, which will be deductible when the assets are recovered.

No income tax benefit (expense) was recognized for the three months ended March 31, 2012 as a result of tax losses in this period and because deferred tax benefits, derived from the Company’s prior net operating losses, were previously fully reserved.  The Company had federal and California net operating loss carryforwards of approximately $12.5 million and $12.3 million, respectively.

The Company is subject to taxation in the United States and California. The Company’s tax years for 2000 and forward are subject to examination by the United States and state tax authorities due to the carry forward of unutilized net operating losses

Cash and Cash Equivalents

Cash equivalents include short-term, highly liquid investments with maturities of three months or less at the time of acquisition.

Concentrations of Credit Risk

A financial instrument which potentially subjects the Company to concentrations of credit risk is cash.  The Company places its cash with financial institutions deemed by management to be of high credit quality.  The Federal Deposit Insurance Corporation (“FDIC”) provides basic deposit coverage with limits to $250,000 per owner.  In addition to the basic insurance deposit coverage, the FDIC is providing temporary unlimited coverage for noninterest-bearing transaction accounts from December 31, 2010 to December 31, 2012.  At March 31, 2012, there were no uninsured deposits.

Furniture and Equipment

Furniture and equipment is stated at cost less accumulated depreciation.  Depreciation is calculated using the straight-line method over the estimated useful lives of three to five years.

Furniture and equipment, net, as of March 31, 2012 and December 31, 2011 consisted of the following:

	March 31,	December 31,
	2012	2011
Furniture and Equipment, net:
Computer Software and Hardware	$5,640	$-
Furniture and Equipment	8,967	-
Total	14,607
Accumulated Depreciation	(404)	-
Total	$14,203	$-

During the three months ended March 31, 2012 and 2011, the Company recorded $404 and $264, respectively, in depreciation expense.

Fair Value Measurements

Fair value measurements are determined based on the assumptions that market participants would use in pricing an asset or liability.  GAAP establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. The established fair value hierarchy prioritizes the use of inputs used in valuation methodologies into the following three levels:

●
Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets. A quoted price in an active market provides the most reliable evidence of fair value and must be used to measure fair value whenever available.

●
Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

●
Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability. For example, level 3 inputs would relate to forecasts of future earnings and cash flows used in a discounted future cash flows method.

The fair values of the Company’s cash and cash equivalents, accounts payable, amounts due to related parties, accrued expenses and notes payable approximate carrying values due to their short term maturities.

Stock-Based Compensation

All share-based payments to employees, including grants of stock options to employees, directors and consultants and restricted stock grants, are recognized in the financial statements based upon their fair values.

The Company's accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows FASB guidance.  As such, the value of the applicable stock-based compensation is periodically remeasured and income or expense is recognized during their vesting terms. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor's performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is primarily recognized over the term of the consulting agreement. In accordance with FASB guidance, an asset acquired in exchange for the issuance of fully vested, nonforfeitable equity instruments should not be presented or classified as an offset to equity on the grantor's balance sheet once the equity instrument is granted for accounting purposes. Accordingly, the Company records the fair value of nonforfeitable equity instruments issued for future consulting services as prepaid consulting fees in its consolidated balance sheets.

Basic and Diluted Loss per Common Share

Basic net loss per common share is computed by dividing net loss for the period by the weighted average number of common shares outstanding during the period.  Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares, such as stock options and warrants outstanding during the period.

Basic and diluted net loss applicable to common stock per share is computed using the weighted average number of common shares outstanding during the period. Common stock equivalents (prior to application of the treasury stock, if converted method) from convertible notes, preferred stock, stock options and warrants were 10,569,150 and 543,646 at March 31, 2012 and 2011, respectively, are excluded from the calculation of diluted net loss per share for all periods presented because the effect is anti-dilutive.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Significant estimates made by management are, among others, the valuation of contributed services, stock options, deferred taxes and stock-based compensation issued to employees and non-employees. Actual results could differ from those estimates.

Unaudited Pro Forma Stockholders’ (Deficit)

The Company has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission in connection with a proposed public offering of its securities. If the offering contemplated by this registration statement is consummated, and the Company raises sufficient equity to meet the listing requirements of the NASDAQ Capital Market, the Company will effect a 1-for-5 reverse stock split of its common stock after the effectiveness of the registration statement and prior to the closing of the offering. The unaudited pro forma consolidated balance sheet as of March 31, 2012 gives effect to the assumed reverse stock split.

Since the 1-for-5 reverse stock split is to be effected after the effectiveness of the registration statement, the historical share information included in the accompanying consolidated financial statements and notes hereto do not assume the reverse stock split, and accordingly, have not been adjusted.

Recently Adopted Accounting Guidance

On January 1, 2012, we adopted guidance issued by the FASB on accounting and disclosure requirements related to fair value measurements. The guidance limits the highest-and-best-use measure to nonfinancial assets, permits certain financial assets and liabilities with offsetting positions in market or counterparty credit risks to be measured at a net basis, and provides guidance on the applicability of premiums and discounts. Additionally, the guidance expands the disclosures on Level 3 inputs by requiring quantitative disclosure of the unobservable inputs and assumptions, as well as description of the valuation processes and the sensitivity of the fair value to changes in unobservable inputs. Adoption of this new guidance did not have a material impact on our condensed consolidated financial statements.

NOTE 2.  GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred recurring operating losses, had negative operating cash flows and has not recognized any significant revenues since July 24, 1998 (Inception). In addition, the Company had a deficit accumulated during the development stage of approximately $19.9 million at March 31, 2012. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s continuation as a going concern is dependent on its ability to obtain additional financing to fund operations, implement its business model, and ultimately, to attain profitable operations.  In order to execute the second Phase 3 clinical trial and other supportive safety studies for Impracor (formerly referred to as Ketotransdel), which are required by the U.S. Food and Drug Administration (“FDA”) to obtain final regulatory approval for Impracor, the Company will need to secure additional funds through various means, including equity and debt financing, funding from a corporate partnership or licensing arrangement or any similar financing.

On April 25, 2012, the Company closed a private placement with several accredited investors, whereby the Company issued an aggregate of 10,058,455 shares of common stock and warrants to purchase an aggregate of 2,514,642 shares of common stock, for gross proceeds to the Company of approximately $7.95 million.  The Company expects to use proceeds from this offering to fund its operations and begin additional clinical studies.  However, to fully execute on the Company’s business plan, management believes the Company will need to raise additional funds of not less than $7 million.  There can be no assurance that the Company will be able to obtain additional debt or equity financing, if and when needed, on terms acceptable to the Company. Any additional equity or debt financing may involve substantial dilution to the Company’s stockholders, restrictive covenants or high interest costs. The failure to raise needed funds on sufficiently favorable terms could have a material adverse effect on the execution of the Company’s business plan, operating results and financial condition. The Company’s long term liquidity also depends upon its ability to generate revenues from the sale of its products and achieve profitability. The failure to achieve these goals could have a material adverse effect on the execution of the Company’s business plan, operating results and financial condition. The Company intends to raise additional financing to fund its operations through various means, including equity or debt financing, funding from a corporate partnership or licensing arrangement or any similar financing. However, there is no assurance that sufficient financing will be available or, if available, on terms that would be acceptable to the Company.

The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3.  BANKRUPTCY PETITION AND ASSET PURCHASE AGREEMENT

On June 26, 2011, the Company filed a voluntary petition for reorganization relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of California (the “Bankruptcy Court”), Case No. 11-10497-11 (the “Chapter 11 Case”).  In connection with the Chapter 11 Case, the Company, as seller, and Cardium Healthcare, Inc., a wholly-owned subsidiary of Cardium Therapeutics, Inc., as purchaser (“Cardium”), entered into an Asset Purchase Agreement dated June 26, 2011 (the “Asset Purchase Agreement”) pursuant to which the Company agreed to sell substantially all of its assets  pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, subject to court approval and the satisfaction of certain conditions set forth in the Asset Purchase Agreement.

Consummation of the sale to Cardium was subject to a number of conditions, including, among others, the approval by the Bankruptcy Court of the transactions contemplated by the Asset Purchase Agreement and compliance with certain specified deadlines for actions in connection with the Bankruptcy Case. The Asset Purchase Agreement was terminable by the parties under a number of circumstances, including failure to obtain certain Bankruptcy Court orders by agreed dates.

On July 26, 2011, the Bankruptcy Court denied the Company’s motion to sell its assets pursuant to the Asset Purchase Agreement. On October 7, 2011, the Company terminated the Asset Purchase Agreement pursuant to its terms.   On November 21, 2011, in connection with the transactions described below, the Company requested that the Bankruptcy Court dismiss the Chapter 11 Case and retain jurisdiction to decide matters related to claims brought in the Bankruptcy Case by the Purchaser.  On December 8, 2011, the Bankruptcy Court entered an order dismissing the Chapter 11 Case.  In connection with the dismissal of the Chapter 11 Case, the Bankruptcy Court, among other things, declined to retain jurisdiction over claim objection proceedings and found moot the Company’s objection to certain claims to receive a break-up fee pursuant to the Asset Purchase Agreement of Cardium Therapeutics, Inc. and Cardium Healthcare, Inc., a wholly owned subsidiary of Cardium. The dismissal of the Chapter 11 Case was based upon the provisions of both 11 U.S.C. Sections 305(a) and 1112(b).

NOTE 4.  NOTES PAYABLE – RELATED PARTY

Convertible Note – April 2010

On April 5, 2010, the Company issued a Senior Convertible Promissory Note (the “Note”) to an existing investor through a private placement. The Note included an annual interest rate of 7.5% and (unless converted or prepaid, as noted below) all principal and interest was due and payable on its maturity date of April 5, 2012 (“Maturity Date”). At any time prior to the Maturity Date, the investor had the right to  convert all or a portion of the outstanding principal and accrued interest at a conversion ratio of one share of Imprimis’s common stock for each $1 (the fair market value of the Company’s common stock on April 5, 2010) owed. Also, at any time prior to the Maturity Date, the Company had the option to prepay the outstanding principal and accrued interest. The Company received gross proceeds from the issuance of the Note in the aggregate amount of $1,000,000. There were no discounts or commissions paid in connection with this private placement. Accrued interest on the Note was $0 and $130,479 at March 31, 2012 and December 31, 2011, respectively, and interest expense was $12,123 and $18,493 for the three months ended March 31, 2012 and 2011, respectively.  Following the Company’s bankruptcy petition filed June 26, 2011, as well as the change in ownership control following the issuance of Series A Convertible Preferred Stock, the entire unpaid principal sum of this Note, together with its accrued and unpaid interest became immediately due and payable.

On January 25, 2012, the Board of Directors of the Company approved, and the Company entered into, separate waiver and settlement agreements with the two parties holding the Note. DermaStar International, LLC (“DermaStar”) had previously acquired 80% of the Note in a private transaction with Alexej Ladonnikov, the original purchaser of the Note. Mr. Ladonnikov then became the holder of 20% of the Note.

In connection with each of the waiver and settlement agreements, the holders of the Note each agreed to forever waive their rights to (i) accelerate the entire unpaid principal sum of the Note and all accrued interest pursuant to Section 1 of the Note related to the Company’s Bankruptcy petition filed June 26, 2011, (ii) Section 7 of the Senior Convertible Note Purchase Agreement dated April 5, 2010, regarding the designation and creation of the Series A Convertible Preferred Stock and (iii) certain conversion rights pursuant to Section 3 of the Note related to the change of control that resulted from the sale of the Series A Convertible Preferred Stock.  In addition, pursuant to the terms of the waiver and settlement agreement by and between the Company and DermaStar (the “DermaStar Waiver Agreement”), DermaStar and the Company agreed to the mandatory conversion of the 80% of the principal and accrued and unpaid interest of the Note held by DermaStar, at such time as (and not until) the Company has a sufficient number of authorized common shares to effect such a conversion, into the common stock of the Company at a conversion price of $0.13336 (“DermaStar Conversion Price”). Additionally, DermaStar agreed to a mandatory conversion of an additional $56,087  current accounts payable of the Company (“AP Conversion”) held by DermaStar, at such time as (and not until) the Company had a sufficient number of authorized common shares and was able to convert the Note. The AP Conversion was made at the DermaStar Conversion Price.

On February 28, 2012, the Company issued 7,274,812 common shares to DermaStar as payment in full for their 80% ownership of the Note ($800,000), its related accrued interest ($114,082) and $56,087 in accounts payable amounts.  The Company has determined this to be a substantial modification to the debt instruments and has applied debt extinguishment accounting to record a loss on extinguishment of debt of $856,087 for the three months ended March 31, 2012.

Pursuant to the terms of the waiver and settlement agreement by and between the Company and Mr. Ladonnikov (the “Ladonnikov Waiver Agreement”), Mr. Ladonnikov and the Company agreed to the mandatory conversion of the twenty percent (20%) of the principal and accrued and unpaid interest of the Note held by Mr. Ladonnikov, at such time as (and not until) the Company has a sufficient number of authorized common shares to effect such a conversion, into the common stock of the Company at a conversion price of $0.12. Additionally, Mr. Ladonnikov agreed to make a one-time payment to the Company, at such time as the Note is converted into Company common stock, of $50,000.

On February 28, 2012, the Company received payment of $50,000 and issued 1,904,338 commons shares to Mr. Ladonnikov as payment in full for his 20% ownership of the Note ($200,000) and its related accrued interest ($28,521).  The Company has determined this to be a substantial modification to the debt instrument and has applied debt extinguishment accounting to record a loss on extinguishment of debt of $150,000 ($200,000 Note principal balance less $50,000 cash payment received) for the three months ended March 31, 2012.

Secured Line of Credit – Related Party

On November 21, 2011, the Company entered into a Secured Line of Credit Letter Agreement (the “Line of Credit Agreement”) with DermaStar.  The Line of Credit Agreement became effective on December 9, 2011, in connection with the dismissal of the Chapter 11 Case by the Bankruptcy Court.  The line of credit is secured by a blanket security interest in all of the Company’s  assets, including its intellectual property.  The Line of Credit Agreement provides for advances to the Company of up to an aggregate of $750,000 (each an “Advance” and collectively the “Loan”), subject to the satisfaction by the Company of certain conditions in connection with the initial Advance and each subsequent Advance.  Each Advance will be made pursuant to a promissory note in favor of DermaStar.  The Company has received advances totaling $600,000 and $300,000 at March 31, 2012 and December 31, 2011, respectively.  The promissory notes accrue interest at 10% annually and mature one year after the effective dates of the respective advance.  Accrued interest on the promissory notes was $8,959 at March 31, 2012 and interest expense for the three months ended March 31, 2012 was $8,959.  Subsequent to March 31, 2012, the loan was converted into the Company’s common stock (see Note 9).

DermaStar, and its members individually, are control persons of the Company, as they have the ability to direct or cause direction of management and policies of the Company through their ownership.  Also Dr. Robert J. Kammer, a director of the Company, and Mark L. Baum, Esq., Chief Executive Officer of the Company, are managing members and partial owners of DermaStar.

Notes payable consist of the following:

	March 31,	December 31,
	2012	2011
10% note payable due December 2012	$300,000	$300,000
10% note payable due February 2013	150,000	-
10% note payable due March 2013	150,000	-
7.5% convertible note	-	1,000,000
Total convertible notes payable	$600,000	$1,300,000
Less: Current portion	(600,000)	(1,300,000)
Long-term portion	$-	$-

NOTE 5.  STOCKHOLDERS’ EQUITY

Common Stock

On February 28, 2012, the Company increased the number of authorized shares of capital stock to 400,000,000, and the number of authorized shares of common stock to 395,000,000 (the “Share Increase”) and effected a one-for-eight reverse stock split (the “Reverse Split”). The Reverse Split did not reduce ownership of any stockholder holding at least 100 shares prior to the Reverse Split to less than 100 shares after the Reverse Split.  Common stockholders holding positions between 101 to 799 shares prior to the Reverse Split   were reduced to 100 shares.   As a result, we expect to adjust the number of the Company’s outstanding shares  slightly as information regarding the number of shares held in street name by beneficial owners is provided to the Company by the Depository Trust Company in the coming weeks.  All per share amounts and calculations in this report reflect the reverse stock split and the Company’s best estimate of its outstanding shares.

On February 28, 2012, the Company issued 1,904,338 commons shares to Alexej Ladonnikov as payment in full for his 20% ownership of the Convertible Note ($200,000) and its related accrued interest ($28,521).

On February 28, 2012, the Company issued 7,274,812 common shares to DermaStar as payment in full for their 80% ownership of the Convertible Note ($800,000), its related accrued interest ($114,082) and $56,087 in accounts payable.

Preferred Stock

At March 31, 2012, the Company had 5,000,000 shares of preferred stock, $0.001 par value, authorized.  The Company has designated a series of preferred stock as Series A Convertible with 10 shares designated, issued and outstanding.

NOTE 6.  STOCK OPTION PLAN

On September 17, 2007, the Company’s Board of Directors and stockholders adopted the 2007 Incentive Stock and Awards Plan (as amended on November 5, 2008, and January 25, 2012, the “Plan”), which provides for the issuance of a maximum of of  3,750,000 shares of Common Stock.  The purpose of the Plan is to provide an incentive to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons in the Company’s development and financial success. Under the Plan, the Company is authorized to issue incentive stock options intended to qualify under Section 422 of the Code, non-qualified stock options and restricted stock. The Plan will be administered by the Company’s Board of Directors until such time as such authority has been delegated to a committee of the Board of Directors.  On January 25, 2012, our stockholders approved an amendment to the Plan to increase the number of shares available for issuance under the Plan from 375,000 to 3,750,000 and to modify the definition of “fair market value” under the Plan, among other things.  The approval became effective on February 26, 2012.

A summary of the Plan activity for the three months ended March 31, 2012 is as follows:

	Number of shares	Weighted Avg. Exercise Price	Weighted Avg. Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding - January 1, 2012	150,152	$9.68
Granted	2,825,000	0.66
Exercised	-	-
Cancelled	-	-
Outstanding - March 31, 2012	2,975,152	$1.10	5.26	$668,470
Exercisable - March 31, 2012	327,902	$4.60	5.33	$59,958
Vested and expected to vest - March 31, 2012	2,710,427	$1.14	5.26	$625,619

The aggregate intrinsic value in the table above represents the total pre-tax amount of the proceeds, net of exercise price, which would have been received by option holders if all option holders had exercised and immediately sold all options with an exercise price lower than the market price on March 31, 2012, based on the closing price of the Company’s common stock of $0.90 on that date.

On January 25, 2012, the Board granted Dr. Balbir Brar, the Company’s President, an option to purchase 1,125,000 shares of common stock under the Plan. Pursuant to the terms of the Plan, the exercise price of the options is $0.736.  The stock option vests as follows: 1/36th of the unvested shares will vest on each of the 36 monthly periods following the date of the grant provided Dr. Brar continues to be employed by the Company as of the applicable vesting date.

On January 17, 2012, the Company granted Dr. Paul Finnegan, a director and senior advisor, an option to purchase up to 625,000 shares of common stock under the Plan. Pursuant to the terms of the Plan, the exercise price of the option is $0.64. The stock option will vest as follows: 250,000 shares on January 6, 2013, 250,000 shares on January 6, 2014 and 125,000 on January 6, 2015; provided however, that Dr. Finnegan must continue to serve as a consultant to the Company as of the applicable vesting date.

On January 25, 2012, the Board approved a one-time stock option grant to Mr. Mark Baum, the Company’s current Chief Executive Officer and a director, to purchase up to 625,000 shares pursuant to the Plan. These options were issued to Mr. Baum for his uncompensated services as Chairman of the Board of Directors and significant ongoing services related, but not limited to, the Company’s emergence from Chapter 11 bankruptcy protection, negotiation with creditors, pursuit of additional financing opportunities and hiring of executive officers.  The option vests in twelve equal monthly periods, commencing on January 25, 2012 and ending on January 25, 2013 and has an exercise price of $0.48.

On February 1, 2012, the Board granted Andrew R. Boll, the Company’s Vice-President of Accounting and Public Reporting, an option to purchase up to 75,000 shares of common stock under the Plan. Pursuant to the terms of the Plan, the exercise price of the options is $0.736.  The stock option will vest as follows: 1/36th of the unvested shares will vest on each of the 36 monthly periods following the date of the grant provided Mr. Boll continues to be employed by the Company as of the applicable vesting date.

On February 15, 2012, the Board granted Dr. Joachim Schupp, the Company’s Chief Medical Officer, an option to purchase up to 375,000 shares of common stock under the Plan. Pursuant to the terms of the Plan, the exercise price of the options is $0.72.  The stock option vests as follows: 1/36th of the unvested shares will vest on each of the 36 monthly periods following the date of the grant provided Dr. Schupp continues to be employed by the Company as of the applicable vesting date.

The outstanding options were granted to the employees, directors and consultants at exercise prices that ranged from $0.48 to $16.00, the estimated fair market value of the common stock on the dates of issuance.  These options have expiration dates that range from 4 – 10 years of their grant date and were vested immediately, monthly, quarterly, or  on an annual basis up to five years. The Company uses the Black-Scholes-Merton option pricing model to estimate the grant-date fair value of share-based awards. The Black-Scholes-Merton model requires subjective assumptions regarding future stock price volatility and expected time to exercise, along with assumptions about the risk-free interest rate and expected dividends, which affect the estimated fair values of the Company’s stock-based awards. The expected term of options granted was determined in accordance with the “simplified approach” as the Company has very limited historical data on employee exercises and post-vesting employment termination behavior. The expected volatility is based on the historical volatilities of the common stock of the Company.  The risk-free rate selected to value any particular grant is based on the U.S. Treasury rate that corresponds to the expected term of the grant effective as of the date of the grant. The Company used 0% as an expected dividend yield assumption. These factors could change in the future, affecting the determination of stock-based compensation expense in future periods. Utilizing these assumptions, the fair value is determined at the date of grant.

The Company issued 2,825,000 options during the three months ended March 31, 2012.  The weighted average fair value per share of grants issued for the three months ended March 31, 2012 was $0.54.  The Company recorded stock-based compensation related to stock options for employees and directors as follows:

	For The Three Months Ended	For The Three Months Ended
	March 31, 2012	March 31, 2011
Employees - selling, general and administrative	$2,590	$44,859
Employees - research and development	41,546	18,366
Directors - selling, general and administrative	74,368	3,096
Total	$118,504	$66,321

As of March 31, 2012, there was approximately $1,414,000 of total unrecognized compensation expense related to unvested stock options under the Plan. That expense is expected to be recognized over the weighted-average period of 2.45 years.

The table below illustrates the fair value per share determined by the Black-Scholes-Merton option pricing model with the following assumptions used for the grants issued to employees and directors during the three months ended March 31, 2012:

2012
Weighted-average fair value of options granted	$0.54
Expected terms (in years)	5.4
Expected volatility	219-244%
Risk-free interest rate	0.51-0.93%
Dividend yield	-

NOTE 7.  WARRANTS

The Company issued warrants to purchase shares of its common stock in conjunction with private placement offerings in 2007 and 2008 and a consulting agreement in 2008. The expiration of the outstanding warrants occurs through May 2013 at various periods.

A summary of the activity of the warrants for the three months ended March 31, 2012 is as follows:

	Number of Shares Subject to Warrants Outstanding	Weighted Avg. Exercise Price

Warrants outstanding - January 1, 2012	95,498	$33.16
Granted	-
Exercised	-
Expired	-
Warrants outstanding and exercisable - March 31, 2012	95,498	$33.16
Weighted average remaining contractual life of the outstanding warrants in years - March 31, 2012	0.66

NOTE 8.  COMMITMENTS AND CONTINGENCIES

Commitments

The Company leases its office facilities under a noncancelable operating lease, which expires in February 28, 2014, with a monthly amount due of $2,972 for the first 12 months beginning March 1, 2012, and $3,715 is due monthly for the next 12 months.   For the remaining fiscal year 2012, the Company’s lease commitment is approximately $24,000.

Indemnities and Guarantees

In addition to the indemnification provisions contained in the Company’s charter documents, the Company generally enters into separate indemnification agreements with the Company’s directors and officers. These agreements require the Company, among other things, to indemnify the director or officer against specified expenses and liabilities, such as attorneys’ fees, judgments, fines and settlements, paid by the individual in connection with any action, suit or proceeding arising out of the individual’s status or service as the Company’s director or officer, other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest, and to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which the individual may be entitled to indemnification by the Company.  The Company has also entered into an indemnification agreement with DermaStar as a secured lender.  This agreement requires the Company, among other things, to indemnify DermaStar, and any of its directors or officers as individuals, against specified expenses and liabilities, such as attorneys’ fees in connection with the preparation, amendment, appraisal, audit, modification or waiver, of the Line of Credit Agreement and enforcement of any rights/interest under the Line of Credit Agreement.  These guarantees and indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not been obligated nor incurred any payments for these obligations and, therefore, no liabilities have been recorded for these indemnities and guarantees in the accompanying condensed consolidated balance sheets.

Cosmetic Products Consulting Agreement

On August 25, 2008, the Company entered into an agreement with RIL-NA, LLC (“RIL-NA”) in order to enter into business relationships with third parties for certain of the Company’s cosmetic product formulations.  RIL-NA was to be paid a commission equal to approximately 20% of the adjusted gross revenues realized from product sales related to this agreement.  This agreement was terminable with 60 days written notice by either RIL-NA or the Company.  On June 12, 2011, the Company entered into another agreement with RIL-NA whereby RIL-NA paid approximately $5,000 in related legal filing fees to acquire exclusive marketing rights for the Company’s anti-cellulite product formulation from June 13, 2011 through August 11, 2011.  The June 2011 agreement automatically terminated on August 12, 2011, and no revenues or amounts were or are expected to be paid to or on behalf of the Company related to the same June 2011 agreement.

Cosmetic License Agreements

On May 20, 2009, the Company and JH Direct, LLC (“JH Direct”) entered into a licensing agreement providing JH Direct with the exclusive worldwide rights to the Company’s anti-cellulite cosmetic product which utilizes the Company’s patented transdermal delivery system technology, Accudel.  Under the terms of the agreement, JH Direct must pay the Company initial royalty advances and a continuing licensing royalty on the worldwide sales of the anti-cellulite product.

The Company received non-refundable royalty advances totaling $100,000 from JH Direct.  During the three months ended March 31, 2012, the Company’s management concluded that JH Direct had abandoned its efforts to commercialize the anti-cellulite cream and the Company exercised its rights to terminate the agreement in January 2012, at which time all revenues from this agreement were recognized in full.  The Company does not expect to receive any additional funds from JH Direct under this contract.

In June 2010, the Company and Jan Marini Skin Research, Inc. (“JMSR”) entered into a licensing agreement providing JMSR with the exclusive U.S. rights to the Company’s transdermal delivery technology for use in an anti-cellulite cosmetic product for the dermatological market. Under the terms of the agreement, JMSR will pay Imprimis a licensing royalty on the U.S. and worldwide sales of an anti-cellulite product using the Company’s delivery technology. JMSR obtained an exclusive right to promote and sell a product in the U.S. dermatological market for approximately one year after which time they have a non-exclusive right. Also, JMSR obtained a non-exclusive right to promote and sell the product in the ex-U.S. dermatological market. In accordance with the cosmetic products consulting agreement, the cosmetic consultants will receive a percentage of the royalties paid to the Company. Management believes JMSR has abandoned its efforts to commercialize the anti-cellulite cream and the Company terminated this agreement in January 2012.  No revenues or amounts were or are expected to be paid to or on behalf of the Company related to this agreement.

NOTE 9. SUBSEQUENT EVENTS

The Company has performed an evaluation of events occurring subsequent to the period end through the filing date of this report. Based on our evaluation, nothing other than the events described below need to be disclosed.

Employment Agreement of Mark L. Baum, Esq. as Chief Executive Officer

On April 1, 2012, the Company’s Board of Directors (the “Board”) appointed Mr. Mark L. Baum, Esq. as the Company’s Chief Executive Officer.  Mr. Baum has served as the Company’s Chairman of the Board of Directors and its Principal Executive Officer and Secretary since December 17, 2011.  Concurrently with Mr. Baum’s appointment to Chief Executive Officer, Mr. Baum resigned from his position as Chairman of the Board.  Mr. Baum will continue to serve as a member of the Company’s Board of Directors and as the Company’s Secretary.  Concurrent with his appointment as Chief Executive Officer, the Company and Mr. Baum entered into an employment agreement effective as of April 1, 2012 (the “Baum Employment Agreement”). Under the terms of the Baum Employment Agreement, Mr. Baum’s initial base annual salary is to be $200,400, with a minimum salary increase of no less than 15% annually, subject to an annual review by the Board. Mr. Baum may be eligible, at the sole discretion of the Board, to receive an annual cash bonus of up to 30% of his annual base salary beginning in the fiscal year ending 2013. Mr. Baum may be terminated by the Company at any time. At the effective date of the Baum Employment Agreement, Mr. Baum and the Company recognize that the Company does not have the financial capacity to offer a full typical Chief Executive Officer severance package.  However, upon the closing of a Qualified Transaction, defined as (i) a debt or equity financing in which gross proceeds to the Company equals or exceeds $10 million; or (ii) completes a corporate partnership transaction that includes gross proceeds to the Company of at least $10 million to support the Company’s general and administrative expenses (each a “Qualified Transaction”), a severance package of at least one year’s pay and continued Company paid healthcare expenses will automatically be instituted.

Also on April 1, 2012, the Company granted to Mr. Baum an option to purchase up to 300,000 shares of Common Stock at an exercise price of $0.90 per share under the Plan pursuant to the Company’s form of Nonqualified Stock Option Agreement.  The option terminates on March 31, 2017 and vests over a two year period, with 75,000 options vesting immediately upon issuance and an additional 9,375 options vesting monthly for the next twenty-four months thereafter. In the event of an involuntary termination of Mr. Baum’s employment, the options issued pursuant to the Baum Option Agreement will vest immediately upon such termination.

Concurrently with Mr. Baum’s resignation as Chairman of the Board, on April 1, 2012, the Company’s Board appointed current director Dr. Robert Kammer as Chairman of the Board.

Advisory Agreement with Dr. Robert Kammer

Effective April 1, 2012, the Company entered into an advisory agreement with director Dr. Robert Kammer (the “Advisory Agreement”) pursuant to which Dr. Kammer will provide certain services to the Company in addition to his services as a director, including, but not limited to, providing management and advice regarding the operations of the registration clinical trials including start-up and on-going clinical operational and development activities, manufacturing and quality control of the clinical and commercial supplies, project and operational management, assistance in the identification of new drug delivery technologies that may be available for acquisition or license and assistance in the development of the Company’s intellectual property. Under the terms of the Advisory Agreement, Dr. Kammer is to be compensated $10,000 per month in the form of Common Stock based on $0.90 price per share being allocated to each dollar of payment due to Dr. Kammer.  Upon the completion of a financing transaction yielding not less than $15,000,000 to the Company, Dr. Kammer may unilaterally choose to be paid in either cash or Common Stock, based on the same $0.90 price per share. The Advisory Agreement has a term of 2 years.

Director Option Grants

On April 1, 2012, the Board of Directors approved the issuance of options to purchase 125,000 shares of Common Stock to each of the Company’s directors, including the Company’s employee and non-employee directors, under the 2007 Plan pursuant to the Company’s form of Nonqualified Stock Option Agreement.  Each of the options has an exercise price of $0.90 per share.  The options have a term of five years and vest quarterly over a one year period, such that options to purchase 31,250 shares vest on each of June 30, 2012, September 30, 2012, December 31, 2012 and March 31, 2013.

On April 1, 2012, in connection with his appointment as Chairman, the Company granted to Dr. Kammer an additional option to purchase up to 300,000 shares of Common Stock at an exercise price of $0.90 per share under the 2007 Plan pursuant to the Company’s form of Nonqualified Stock Option Agreement.  The option terminates on March 31, 2017 and vests over a two year period, with 75,000 options vesting immediately upon issuance, and an additional 9,375 options vesting monthly for the next twenty four months thereafter.

On April 1, 2012, in recognition and consideration for his services as a director to the Company during 2010 and 2011, the Board approved the issuance to Dr. Jeff Abrams of an additional option to purchase 300,000 shares of the Company’s common stock with an exercise price of $0.90 per share under the 2007 Plan pursuant to the Company’s form of Nonqualified Stock Option Agreement.  The option has a ten year term and vests monthly over a one year period.

Private Placement Offering

On April 20, 2012, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain accredited investors (the “Investors”) relating to the sale and issuance of 10,058,455 units (each, a “Unit”) consisting of one share of the Company’s common stock (“Common Stock”) and a warrant (each, a “Warrant”) to purchase up to one-fourth of a share of the Company’s Common Stock at an exercise price of $1.185 per share, at a price per Unit of $0.79 (the “Private Placement”).  The Private Placement closed on April 25, 2012 (the “Closing Date”).  In connection with the Private Placement, the Company issued an aggregate of 10,058,455 shares of Common Stock and Warrants to purchase an aggregate of 2,514,642 shares of Common Stock, for aggregate gross proceeds to the Company of approximately $7.95 million.

The Warrants have a term of three years and are exercisable any time after April 25, 2012 (the “Initial Exercise Date”).  The Company may require that the Investors exercise the Warrants in whole, but not in part, at any time within twenty (20) business days after the occurrence of the following: (i) the volume weighted average price of the Company’s Common Stock for ten (10) consecutive trading days is equal to or greater than the exercise price of the Warrant; (ii) the Company has received a Filing Review Notification from the U.S. Food and Drug Administration regarding the status of the Company’s Impracor topical non-steroidal anti-inflammatory drug; and (iii) sufficient shares of Common Stock are authorized and reserved for issuance upon the full exercise of the Warrant.

DermaStar Line of Credit Conversion

As described in Note 4, the Company entered into the Line of Credit Agreement with DermaStar on December 9, 2011.  The Line of Credit Agreement provided for advances to the Company of up to an aggregate of $750,000.  As of April 20, 2012, the aggregate principal balance owing under the Line of Credit was $750,000.  Effective April 20, 2012, the Company and DermaStar entered into a Promissory Note Conversion Agreement (the “Conversion Agreement”) wherein the parties agreed that the entire outstanding principal balance of the Promissory Notes and all related accrued interest, totaling $762,534, would be converted into Units at a rate of $0.79 per Unit, consistent with the terms of the issuance of the Units in the Private Placement, effective upon the closing of the Private Placement.  On the Closing Date, DermaStar was issued a total of 965,233 shares of Common Stock and a related Warrant to purchase an aggregate of 241,308 shares of Common Stock at an exercise price of $1.185 per share upon conversion of the outstanding principal balance and unpaid interest under the Line of Credit. The warrant issued to DermaStar is substantially the same as the form of Warrant issued in the Private Placement.  The Line of Credit has since been terminated.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Imprimis Pharmaceuticals, Inc.

We have audited the accompanying consolidated balance sheets of Imprimis Pharmaceuticals, Inc. (formerly Transdel Pharmaceuticals, Inc.) and subsidiary (a development stage company) (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2011 and for the period from July 24, 1998 (date of inception) through December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit on its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Imprimis Pharmaceuticals, Inc. (formerly Transdel Pharmaceuticals, Inc.) and subsidiary as of December 31, 2011 and 2010, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2011 and for the period from July 24, 1998 (date of inception) through December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As more fully described in Note 2 to the consolidated financial statements, the Company has incurred significant operating losses, had negative cash flows from operations, has not recognized any revenues since inception and has a deficit accumulated during the development stage. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result from the outcome of this uncertainty.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California

February 23, 2012
Except for Note 3 and the effects of
the retrospective application of the
reverse stock split as described in
Note 3, as to which the date is
February 28, 2012

IMPRIMIS PHARMACEUTICALS, INC.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2011	2010
ASSETS

Current assets
Cash and cash equivalents	$146,160	$291,462
Prepaid expenses and other current assets	14,797	60,492
Total current assets	160,957	351,954

Computer equipment, net	-	338

TOTAL ASSETS	$160,957	$352,292

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

Current liabilities
Accounts payable	$218,612	$73,632
Accounts payable - related party	56,087	-
Accrued Phase 3 expenses	55,784	111,871
Accrued expenses and payroll liabilities	-	69,532
Deferred revenue	100,000	80,000
Notes payable - related party	300,000	-
Convertible note payable and accrued interest	1,130,479	-
Total current liabilities	1,860,962	335,035

Convertible note payable and accrued interest	-	1,055,479
TOTAL LIABILITIES	1,860,962	1,390,514

Commitments and contingencies

STOCKHOLDERS' DEFICIT
Series A Convertible preferred stock, $0.001 par value, 10 shares authorized,
10 and 0 shares issued and outstanding
at December 31, 2011 and 2010, respectively	-	-
Common stock, $0.001 par value, 50,000,000 shares authorized,
1,987,601 and 1,991,508 issued and outstanding
at December 31, 2011 and 2010, respectively	1,988	1,992
Additional paid in capital	16,818,740	16,426,583
Deficit accumulated during the development stage	(18,520,733)	(17,466,797)
TOTAL STOCKHOLDERS' DEFICIT)	(1,700,005)	(1,038,222)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$160,957	$352,292

The accompanying notes are an integral part of these consolidated financial statements

IMPRIMIS PHARMACEUTICALS, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS

	For The	For The	For the Period From
	Year Ended	Year Ended	July 24, 1998 (Inception)
	December 31,	December 31,	through December 31,
	2011	2010	2011
Operating Expenses:
Selling, general and administrative	827,674	2,307,972	9,573,327
Research and development	111,554	194,588	7,820,258

Loss from operations	(939,228)	(2,502,560)	(17,393,585)

Other income (expense)
Interest expense	(75,000)	(55,479)	(1,706,234)
Interest income	-	512	127,581
Gain on settlement	-	-	375,000
Gain on forgiveness of liabilities	60,292	26,299	176,505
Total other expense, net	(14,708)	(28,668)	(1,027,148)

Net loss	(953,936)	(2,531,228)	(18,420,733)
Deemed dividend to preferred stockholders	(100,000)	-	(100,000)
Net loss attributable to common stockholders	$(1,053,936)	$(2,531,228)	$(18,520,733)

Net loss per common share, basic and diluted:	$(0.53)	$(1.28)

Weighted average common shares outstanding, basic and diluted	1,989,014	1,973,155

The accompanying notes are an integral part of these consolidated financial statements

IMPRIMIS PHARMACEUTICALS, INC.
(Development Stage Company)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
For the years ended December 31, 2011 and 2010 and for the period from June 24, 1998 (Inception) through December 31, 2011

	Preferred Stock		Common Stock		Additional	Deficit accumulated	Total
		Par		Par	Paid-in	during the	Stockholders'
	Shares	Value	Shares	Value	Capital	development stage	Equity (Deficit)
Balance at June 24, 1998 (Inception)	-	$-	-	$-	$-	$-	$-
Estimated fair value of services contributed by
stockholders	-	-	-	-	100,000	-	100,000
Net loss	-	-	-	-	-	(100,000)	(100,000)
Balance at December 31, 1998	-	-	-	-	100,000	(100,000)	-

Estimated fair value of services contributed by
stockholders	-	-	-	-	200,000	-	200,000
Net loss	-	-	-	-	-	(204,000)	(204,000)
Balance at December 31, 1999	-	-	-	-	300,000	(304,000)	(4,000)

Issuance of common stock at $0.0512 per share in
May and June 2000	-	-	117,188	117	5,883	-	6,000
Estimated fair value of services contributed by
stockholders	-	-	-	-	200,000	-	200,000
Net loss	-	-	-	-	-	(213,092)	(213,092)
Balance at December 31, 2000	-	-	117,188	117	505,883	(517,092)	(11,092)

Estimated fair value of services contributed by
stockholders	-	-	-	-	200,000	-	200,000
Net loss	-	-	-	-	-	(208,420)	(208,420)
Balance at December 31, 2001	-	-	117,188	117	705,883	(725,512)	(19,512)

Estimated fair value of services contributed by
stockholders	-	-	-	-	200,000	-	200,000
Net loss	-	-	-	-	-	(228,217)	(228,217)
Balance at December 31, 2002	-	-	117,188	117	905,883	(953,729)	(47,729)

Estimated fair value of services contributed by
stockholders	-	-	-	-	200,000	-	200,000
Net loss	-	-	-	-	-	(207,196)	(207,196)
Balance at December 31, 2003	-	-	117,188	117	1,105,883	(1,160,925)	(54,925)

Estimated fair value of services contributed by
stockholders	-	-	-	-	400,000	-	400,000
Net loss	-	-	-	-	-	(508,226)	(508,226)
Balance at December 31, 2004	-	-	117,188	117	1,505,883	(1,669,151)	(163,151)

Capital contributions	-	-	-	-	14,200	-	14,200
Issuance of common stock at $0.0512 per share in
August 2005	-	-	306,641	307	15,393	-	15,700
Exercise of stock options at $0.0512 per share in
August 2005	-	-	1,953	2	98	-	100
Estimated fair value of services contributed by
stockholders	-	-	-	-	400,000	-	400,000
Net loss	-	-	-	-	-	(539,622)	(539,622)
Balance at December 31, 2005	-	-	425,782	426	1,935,574	(2,208,773)	(272,773)

Capital contributions	-	-	-	-	48,600	-	48,600
Exercise of stock options at $0.0512 per share in June
and July 2006	-	-	46,875	47	2,353	-	2,400
Estimated fair value of services contributed by
stockholders	-	-	-	-	400,000	-	400,000
Net loss	-	-	-	-	-	(584,232)	(584,232)
Balance at December 31, 2006	-	-	472,657	473	2,386,527	(2,793,005)	(406,005)

Issuance of common stock at $0.0512 per share
during January and March 2007	-	-	498,047	498	25,002	-	25,500
Exercise of stock options and warrants at $0.0512
per share in April and August 2007	-	-	4,883	5	245	-	250
Estimated fair value of services contributed by
stockholders	-	-	-	-	175,000	-	175,000
Capital contributions	-	-	-		105,907	-	105,907
Forgiveness of notes payable and interest	-	-	-	-	241,701	-	241,701
Issuance of restricted common stock at $16.00 per share
in August 2007	-	-	24,414	25	(25)	-	-
Issuance of common stock in connection with merger
on September 17, 2007	-	-	231,249	231	(231)	-	-
Net proceeds from private placement offering issued
at $100,000 per unit in September and October 2007	-	-	258,979	259	3,837,532	-	3,837,791
Issuance of common stock related to conversion of
senior convertible notes payable and accrued interest	-	-	191,272	191	1,529,986	-	1,530,177
Beneficial conversion feature upon conversion of
senior convertible notes payable	-	-	-	-	1,530,177	-	1,530,177
Issuance of common stock and warrants for consulting
services in September 2007 at a value of $16.00 per
share for stock transaction and $100,000 per unit
for stock and warrant transaction	-	-	34,375	34	549,966	-	550,000
Stock-based compensation	-	-	-	-	184,522	-	184,522
Net loss	-	-	-	-	-	(4,284,540)	(4,284,540)
Balance at December 31, 2007	-	-	1,715,876	1,716	10,566,309	(7,077,545)	3,490,480

Net proceeds from private placement offering issued
at $110,000 per unit in May 2008 and final costs of
2007 private placement offering	-	-	227,273	228	3,941,073	-	3,941,301
Adjustment and issuance of common stock, warrant and
stock options related to consulting services agreement	-	-	(1,738)	(2)	(117,991)	-	(117,993)
Issuance of restricted stock at $5.60 per share
in November 2008	-	-	3,125	3	(3)	-	-
Stock-based compensation	-	-	-	-	562,442	-	562,442
Net loss	-	-	-	-	-	(3,304,388)	(3,304,388)
Balance at December 31, 2008	-	-	1,944,535	1,945	14,951,830	(10,381,933)	4,571,842

Issuance of common stock and stock options related
consulting agreements	-	-	5,722	6	121,449	-	121,455
Exercise of stock options at $7.92 per share August 2009	-	-	6,250	6	49,494	-	49,500
Stock-based compensation	-	-	-	-	388,050	-	388,050
Net loss	-	-	-	-	-	(4,553,636)	(4,553,636)
Balance at December 31, 2009	-	-	1,956,508	1,957	15,510,823	(14,935,569)	577,211

Issuance of common stock and stock options related
to consulting agreements	-	-	28,750	29	367,871	-	367,900
Issuance of restricted stock at $6.40 per share
in October 2010	-	-	6,250	6	12,077	-	12,083
Stock-based compensation	-	-	-	-	535,812	-	535,812
Net loss	-	-	-	-	-	(2,531,228)	(2,531,228)
Balance at December 31, 2010	-	-	1,991,508	1,992	16,426,583	(17,466,797)	(1,038,222)

Forfeiture of unvested restricted stock in May 2011	-	-	(3,906)	(4)	3,336	-	3,332
Issuance of Series A Preferred Stock at $10,000 per
share in December 2011	10	-	-	-	100,000	-	100,000
Preferred stock beneficial conversion feature	-	-	-	-	100,000	-	100,000
Accretion of preferred stock discount	-	-	-	-	-	(100,000)	(100,000)
Estimated fair value of stock options granted to former
employees in forgiveness of liabilities	-	-	-	-	11,400	-	11,400
Stock-based compensation	-	-	-	-	177,421	-	177,421
Net loss	-	-	-	-	-	(953,936)	(953,936)
Balance at December 31, 2011	10	$-	1,987,601	$1,988	$16,818,740	$(18,520,733)	$(1,700,005)

The accompanying notes are an integral part of these consolidated financial statements

IMPRIMIS PHARMACEUTICALS, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The	For The	For the Period From
	Year Ended	Year Ended	July 24, 1998 (Inception)
	December 31,	December 31,	through December 31,
	2011	2010	2011

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(953,936)	$(2,531,228)	$(18,420,733)

Adjustments to reconcile net loss to net cash used in
operating activities:
Estimated fair value of contributed services	-	-	2,475,000
Gain on forgiveness of liabilities	(60,292)	(26,299)	(176,505)
Amortization of prepaid consulting fees	-	235,600	807,608
Depreciation	338	1,056	3,154
Non-cash interest on notes payable	75,000	55,479	1,706,234
Stock-based compensation	192,153	680,195	2,128,816
Payments made on behalf of Company by related party	254,142	-	254,142
Changes in assets and liabilities:
Prepaid consulting costs	-	-	(140,000)
Prepaid expenses and other current assets	45,695	20,425	(14,797)
Accounts payable	144,980	(607,382)	308,526
Accrued Phase 3 expenses	-	(231,762)	111,871
Accrued expenses and payroll liabilities	(9,240)	25,605	86,591
Deferred revenue	20,000	80,000	100,000
NET CASH USED IN OPERATING ACTIVITIES	(291,160)	(2,298,311)	(10,770,093)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of fixed assets	-	-	(3,154)
NET CASH USED IN INVESTING ACTIVITIES	-	-	(3,154)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of notes payable to stockholders	300,000	-	526,300
Proceeds from issuance of preferred stock	100,000	-	100,000
Proceeds from notes payable	-	1,000,000	2,500,000
Cash advances from related party	27,537	-	27,537
Repayment of advances from related party	(281,679)	-	(281,679)
Capital contributions	-	-	168,707
Net proceeds from purchase of common stock and exercise
of warrants and stock options	-	-	99,450
Proceeds from issuance of common stock for cash, net of offering costs	-	-	7,779,092
NET CASH PROVIDED BY FINANCING ACTIVITIES	145,858	1,000,000	10,919,407

NET CHANGE IN CASH AND CASH EQUIVALENTS	(145,302)	(1,298,311)	146,160
CASH AND CASH EQUIVALENTS, beginning of period	291,462	1,589,773	-
CASH AND CASH EQUIVALENTS, end of period	$146,160	$291,462	$146,160

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Issuance of and adjustment to common stock and warrants to
consulting firms for prepaid consulting fees	$-	$-	$432,007
Conversion of notes payable and accrued interest into common stock	$-	$-	$1,530,177
Forgiveness of notes payable and accrued interest to shareholders	$-	$-	$241,701
Conversion of advances to notes payable to shareholders	$-	$-	$196,300
Accretion of preferred stock discount	$100,000	$-	$100,000
Payment of Phase 3 Liabilities by related party	$56,087	$-	$56,087

The accompanying notes are an integral part of these consolidated financial statements

IMPRIMIS PHARMACEUTICALS, INC.
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2011 and 2010 and the period from July 24, 1998 (Inception) through December 31, 2011

NOTE 1.   ORGANIZATION

On February 28, 2012, the Company changed its name from Transdel Pharmaceuticals, Inc. to Imprimis Pharmaceuticals, Inc. All prior references to Transdel Pharmaceuticals, Inc. have been changed to Imprimis Pharmaceuticals, Inc. to reflect the change.

Imprimis Pharmaceuticals, Inc. (“Imprimis” or “Company”) is a specialty pharmaceutical company developing non-invasive, topically delivered products. The Company’s innovative patented Accudel cream formulation technology is designed to facilitate the effective penetration of a variety of products through the skin barrier. Impracor , the Company’s lead pain product, utilizes the Accudel platform technology to deliver the active drug, ketoprofen, a non-steroidal anti-inflammatory drug (“NSAID”), through the skin directly into the underlying musculoskeletal and soft tissues where the drug exerts its anti-inflammatory and analgesic effects. The Company intends to leverage its Accudel platform technology to expand and create a portfolio of topical products for a variety of indications.

As described in Note 4, the Company, on June 26, 2011, filed a voluntary petition for reorganization relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of California (the “Bankruptcy Court”), Case No. 11-10497-11 (the “Chapter 11 Case”). On November 21, 2011, in connection with the transactions described throughout these notes to the consolidated financial statements, the Company requested that the Bankruptcy Court dismiss the Chapter 11 Case, and on December 8, 2011, the Bankruptcy Court entered an order dismissing the Chapter 11 Case.

NOTE 2.   GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred recurring operating losses, had negative operating cash flows and has not recognized any revenues since July 24, 1998 (Inception). In addition, the Company had a deficit accumulated during the development stage of $18.5 million at December 31, 2011. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s continuation as a going concern is dependent on its ability to obtain additional financing to fund operations, implement its business model, and ultimately, to attain profitable operations.  In order to execute the second Phase 3 clinical trial and other supportive safety studies for Impracor , which are required by the U.S. Food and Drug Administration (“FDA”) to obtain final regulatory approval for Impracor , the Company will need to secure additional funds through various means, including equity and debt financing, funding from a corporate partnership or licensing arrangement or any similar financing. There can be no assurance that the Company will be able to obtain additional debt or equity financing, if and when needed, on terms acceptable to the Company. Any additional equity or debt financing may involve substantial dilution to the Company’s stockholders, restrictive covenants or high interest costs. The failure to raise needed funds on sufficiently favorable terms could have a material adverse effect on the execution of the Company’s business plan, operating results and financial condition. The Company’s long term liquidity also depends upon its ability to generate revenues from the sale of its products and achieve profitability. The failure to achieve these goals could have a material adverse effect on the execution of the Company’s business plan, operating results and financial condition. The Company intends to raise additional financing to fund its operations through various means, including equity or debt financing, funding from a corporate partnership or licensing arrangement or any similar financing. However, there is no assurance that sufficient financing will be available or, if available, on terms that would be acceptable to the Company.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and with the rules and regulations of the Securities and Exchange Commission (“SEC”) related to an annual report on Form 10-K. The consolidated financial statements include the accounts of Imprimis Pharmaceuticals Inc. and its wholly-owned subsidiary, Transdel Pharmaceuticals Holdings, Inc. (collectively, the “Company”). All significant intercompany balances and transactions have been eliminated in consolidation. The Company has evaluated subsequent events through the filing date of this Form 10-K, and determined that no subsequent events have occurred that would require recognition in the consolidated financial statements or disclosure in the notes thereto other than as disclosed in the accompanying notes.

Principles of Consolidation

On September 17, 2007, Imprimis entered into an Agreement of Merger and Plan of Reorganization (the “Merger Agreement”) by and among Imprimis, Transdel Pharmaceuticals Holdings, Inc., a privately held Nevada corporation (“Transdel Holdings”), and Trans-Pharma Acquisition Corp., a newly formed, wholly-owned Delaware subsidiary of Imprimis (“Acquisition Sub”). Upon closing of the merger transaction contemplated under the Merger Agreement (the “Merger”), Acquisition Sub merged with and into Transdel Holdings, and Transdel Holdings, as the surviving corporation, became a wholly-owned subsidiary of Imprimis.

In connection with the merger, 231,242 of Imprimis common shares remain outstanding and all other outstanding shares of Imprimis were cancelled. Also, at the closing of the Merger, each share of Transdel Holdings common stock issued and outstanding immediately prior to the closing of the Merger was exchanged for the right to receive 1.25 of one share of Imprimis’ common stock. An aggregate of 1,000,000 shares of Imprimis’ common stock, which includes 24,414 shares of restricted stock which were subject to forfeiture, were issued to the holders of Transdel Holdings’ common stock. As a result of the transaction, the former owners of Transdel Holdings became the controlling stockholders of Imprimis. Accordingly, the merger of Transdel Holdings and Imprimis is a reverse merger that has been accounted for as a recapitalization of Transdel Holdings.

Effective on September 17, 2007, and for all reporting periods thereafter, Imprimis’ operating activities, including any prior comparative period, include only those of Transdel Holdings. All references to share and per share amounts in the accompanying consolidated financial statements and footnotes have been restated to reflect the aforementioned share exchange. All significant intercompany accounts and transactions have been eliminated in consolidation.

On June 20, 2011, Transdel Holdings was merged with Imprimis Pharmaceuticals, Inc., at which time Transdel Holdings ceased as a corporation, and Imprimis Pharmaceuticals, Inc. remains as the sole surviving corporation.

Development Stage Enterprise

The Company is a development stage company as defined by the Financial Accounting Standards Board (the “FASB”). The Company is devoting substantially all of its present efforts to establish a new business, and its planned principal operations have not yet commenced. All losses accumulated since inception have been considered as part of the Company’s development stage activities.

These consolidated financial statements contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a development stage enterprise and has sustained significant losses since inception and expects to continue to incur losses through 2012.

Research and Development

The Company expenses all costs related to research and development as they are incurred.

Revenue Recognition and Deferred Revenue

The Company will recognize revenues in accordance with FASB guidance, which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) will be based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments will be provided for in the same period the related sales are recorded. The Company will defer any revenue for which the product has not been delivered or for which services have not been rendered or are subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or services have been rendered or no refund will be required.

As of December 31, 2011, the Company had not generated any revenues and the Company does not anticipate that it will generate any significant revenues until one or more of its drug candidates are approved by the FDA or until the Company is able to commercialize one or more of its cosmetic products. Also, effective sales and marketing support must be in place for either the drug candidates or the cosmetic products in order to generate any revenues. The FDA approval process is highly uncertain and the Company cannot estimate when it will generate revenues at this time from sales of its products.

Cash and Cash Equivalents

Cash equivalents include short-term, highly liquid investments with maturities of three months or less at the time of acquisition.

Concentrations of Credit Risk

A financial instrument which potentially subjects the Company to concentrations of credit risk is cash.  The Company places its cash with financial institutions deemed by management to be of high credit quality.  The Federal Deposit Insurance Corporation (“FDIC”) provides basic deposit coverage with limits to $250,000 per owner.  In addition to the basic insurance deposit coverage, the FDIC is providing temporary unlimited coverage for noninterest-bearing transaction accounts from December 31, 2010 to December 31, 2012.  At December 31, 2011, there were no uninsured deposits.

Computer Equipment
Computer equipment is stated at cost less accumulated depreciation.  Depreciation is calculated using the straight-line method over the estimated useful life of three years.

During the years ended December 31, 2011 and 2010, the Company recorded $338 and $1,056, respectively, in depreciation expense.

Fair Value Measurements

Fair value measurements are determined based on the assumptions that market participants would use in pricing an asset or liability.  US GAAP establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. The established fair value hierarchy prioritizes the use of inputs used in valuation methodologies into the following three levels:

●
Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets. A quoted price in an active market provides the most reliable evidence of fair value and must be used to measure fair value whenever available.

●
Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

●
Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability. For example, level 3 inputs would relate to forecasts of future earnings and cash flows used in a discounted future cash flows method.

The fair values of the Company’s cash and cash equivalents, accounts payable, accounts payable due to related parties, accrued expenses and notes payable approximate carrying values due to their short term maturities.

Stock-Based Compensation

All share-based payments to employees, including grants of stock options to employees, directors and consultants and restricted stock grants, are recognized in the consolidated financial statements based upon their fair values.

The Company's accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows FASB guidance.  As such, the value of the applicable stock-based compensation is periodically remeasured and income or expense is recognized during their vesting terms. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor's performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is primarily recognized over the term of the consulting agreement. In accordance with FASB guidance, an asset acquired in exchange for the issuance of fully vested, nonforfeitable equity instruments should not be presented or classified as an offset to equity on the grantor's balance sheet once the equity instrument is granted for accounting purposes. Accordingly, the Company records the fair value of nonforfeitable equity instruments issued for future consulting services as prepaid consulting fees in its consolidated balance sheets.

Income Taxes

We account for income taxes under the provision of Accounting Standards Codification 740, “Income Taxes”, or ASC 740. As of December 31, 2011 and 2010, there was no unrecognized tax benefits included in the consolidated balance sheets that would, if recognized, affect the effective tax rate. Our practice is to recognize interest and/or penalties related to income tax matters in income tax expense. We had no accrual for interest or penalties on our consolidated balance sheets at December 31, 2011 and 2010, respectively and have not recognized interest and/or penalties in the consolidated statement of operations for the years ended December 31, 2011 and 2010. We are subject to taxation in the United States and California.

Basic and Diluted Loss per Common Share

Basic net loss per common share is computed by dividing net loss attributable to common stockholders for the period by the weighted average number of common shares outstanding during the period.  Diluted net loss per share is computed by dividing the net loss attributable to common stockholders for the period by the weighted average number of common and common equivalent shares, such as stock options and warrants outstanding during the period.

Basic and diluted net loss applicable to common stock per share is computed using the weighted average number of common shares outstanding during the period. Common stock equivalents (prior to application of the treasury stock, if converted method) from convertible notes, preferred stock, stock options and warrants were 4,136,10 and 541,335 for the years ended December 31, 2011 and 2010, respectively, are excluded from the calculation of diluted net loss per share for all periods presented because the effect is anti-dilutive.

	For the year ended	For the year ended
	December 31, 2011	December 31, 2010

Net loss	$(953,936)	$(2,531,228)
Deemed dividend to preferred stockholders	(100,000)	-
Numerator – loss attributable to common stockholders	(1,053,936)	(2,531,228)
Denominator – weighted average
number of shares outstanding, basic and diluted	1,989,014	1,973,155
Loss per share, basic and diluted	$(0.53)	$(1.28)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Significant estimates made by management are, among others, the valuation of contributed services, stock options, deferred taxes and stock-based compensation issued to employees and non-employees. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common  Fair Value Measurement and Disclosure Requirements in U.S. GAAP and  IFRSs.  The update contains the results of the work of the FASB and the International Accounting Standards Board to develop common requirements for measuring fair value and for disclosing fair value measurements in accordance with U.S. GAAP and IFRSs. The amendments in this update are effective for periods beginning after December 15, 2011 and as a result are not yet applicable to the Company. The Company is evaluating the impact of the update on its consolidated financial statements.

Reverse Stock Split

On February 28, 2012, the Company effected a one-for-8 reverse stock split of its common stock. The reverse stock split did not affect the Company’s Series A convertible preferred stock. The accompanying consolidated financial statements and footnotes have been retroactively adjusted to reflect the effects of the reverse stock split. The reverse stock split did not affect the amount of the Company’s equity or its market capitalization.

NOTE 4.   BANKRUPTCY PETITION AND ASSET PURCHASE AGREEMENT

On June 26, 2011 we filed a voluntary petition for reorganization relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of California (the “Bankruptcy Court”), Case No. 11-10497-11 (the “Chapter 11 Case”).  In connection with the Chapter 11 Case, we, as seller, and Cardium Healthcare, Inc., a wholly-owned subsidiary of Cardium Therapeutics, Inc., as purchaser (“Cardium”), entered into an Asset Purchase Agreement dated June 26, 2011 (the “Asset Purchase Agreement”) pursuant to which we agreed to sell substantially all of our assets  pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, subject to court approval and the satisfaction of certain conditions set forth in the Asset Purchase Agreement.

Consummation of the sale to Cardium was subject to a number of conditions, including, among others, the approval by the Bankruptcy Court of the transactions contemplated by the Asset Purchase Agreement and compliance with certain specified deadlines for actions in connection with the Bankruptcy Case. The Asset Purchase Agreement was terminable by the parties under a number of circumstances, including failure to obtain certain Bankruptcy Court orders by agreed dates.

On July 26, 2011, the Bankruptcy Court denied our motion to sell our assets pursuant to the Asset Purchase Agreement. On October 7, 2011, we terminated the Asset Purchase Agreement pursuant to its terms.   On November 21, 2011, in connection with the transactions described below, we requested that the Bankruptcy Court dismiss the Chapter 11 Case and retain jurisdiction to decide matters related to claims brought in the Bankruptcy Case by Cardium.  On December 8, 2011, the Bankruptcy Court entered an order dismissing the Chapter 11 Case.  In connection with the dismissal of the Chapter 11 Case, the Bankruptcy Court, among other things, declined to retain jurisdiction over claim objection proceedings and found moot our objection to certain claims to receive a break-up fee pursuant to the Asset Purchase Agreement of Cardium Therapeutics, Inc. and Cardium Healthcare, Inc., a wholly owned subsidiary of Cardium.  The dismissal of the Chapter 11 Case was based upon the provisions of both 11 U.S.C. Sections 305(a) and 1112(b).

NOTE 5.   NOTES PAYABLE

Convertible Notes – August 2005

In August 2005, the Company issued seven convertible promissory notes in the aggregate amount of $226,300 to various stockholders (collectively, the “Stockholders’ Notes”). The Stockholders’ Notes bore interest at 4% per annum and were to mature on August 25, 2010. In connection with the issuance of the Stockholders’ Notes, the Company granted warrants that were exercisable into an aggregate of 4,443 shares of the Company’s common stock. The warrants were determined to have an insignificant fair value at the time of the grant.

In May 2007, the holders of the Stockholders’ Notes and related warrants forgave the amounts due and forfeited the related warrants. In connection with the forgiveness, the Company recorded additional paid-in capital of $241,701 equal to the value of the Stockholders’ Notes and related accrued interest. Interest expense on the Stockholders’ Notes was $15,401 for the period from Inception through December 31, 2007.

Convertible Notes – May and June 2007

In May and June 2007, the Company issued convertible notes payable to various lenders for an aggregate amount of $1,500,000 (collectively, the “2007 Notes”).  Each of the 2007 Notes included interest at 7% per annum and was to mature on December 16, 2007 (“Maturity Date”). However, as a result of the Merger and Private Placement (see Note 6), the entire outstanding principal amount and accrued interest was converted into the Company’s common stock at a conversion price equal to $8.00 per share, which resulted in the issuance of 191,272 shares.  Also, the Company recorded a debt discount of $1,530,177, which was amortized immediately to interest expense upon the conversion of the 2007 Notes.  Excluding the debt discount, interest expense on the 2007 Notes was $30,177 for the period from Inception through December 31, 2008.

Convertible Note – April 2010

On April 5, 2010, the Company issued a Senior Convertible Promissory Note (the “Note”) to an existing investor through a private placement. The Note includes an annual interest rate of 7.5 percent and (unless converted or prepaid, as noted below) all principal and interest are due and payable on its maturity date April 5, 2012 (“Maturity Date”). At any time prior to the Maturity Date, the investor may convert all or a portion of the outstanding principal and accrued interest at a conversion ratio of one share of Imprimis’ common stock for each $1 (the fair market value of the Company’s common stock on April 5, 2010) owed. Also, at any time prior to the Maturity Date, the Company has the option to prepay the outstanding principal and accrued interest. The Company received gross proceeds from the issuance of the Note in the aggregate amount of $1,000,000. There were no discounts or commissions paid in connection with this private placement. Accrued interest on the Note was $130,479 and $55,479 at December 31, 2011 and 2010, respectively, and interest expense on the Note was $75,000 and $55,479 for the years ended December 31, 2011 and 2010, respectively.  Following the Company’s bankruptcy petition filed on June 26, 2011, and the change in ownership control following the issuance of preferred stock, the entire unpaid principal sum of this Note, together with its accrued and unpaid interest became immediately due and payable.  Subsequent to the year ended December 31, 2011, the Company, the noteholder and its assignee entered into a waiver and settlement agreement described in Note 14.

Secured Line of Credit – Related Party

On November 21, 2011, the Company entered into a Secured Line of Credit Letter Agreement (the “Line of Credit Agreement”) with DermaStar International, LLC (“DermaStar”).   The Line of Credit Agreement became effective on December 9, 2011, in connection with the dismissal of the Chapter 11 Case by the Bankruptcy Court.  On December 9, 2011, as required by the Line of Credit Agreement, the Company entered into a Security Agreement and an Intellectual Property Security Agreement with DermaStar, pursuant to which the Company granted to DermaStar a blanket security interest in all of its assets, including its intellectual property.  The Line of Credit Agreement provides for advances to the Company of up to an aggregate of $750,000 (each an “Advance” and collectively the “Loan”), subject to the satisfaction by the Company of certain conditions in connection with the initial Advance and each subsequent Advance.  Each Advance will be made pursuant to a Promissory Note in favor of DermaStar.  The Company has received advances totaling $300,000 at December 31, 2011.  The Promissory Notes accrue interest at 10% annually and mature one year after the effective dates of the respective advance.

DermaStar, and its members individually, are control persons of the Company, as they have the ability to direct or cause direction of management and policies of the Company through their ownership.  Also Dr. Robert J. Kammer, a director of the Company, and Mark L. Baum, Esq., Executive Chairman of the Company, are managing members and partial owners of DermaStar.

Notes Payable consists of the following

	December 31,	December 31,
	2011	2010
10% note payable due December 2012	$300,000	$-
7.5% convertible note	1,000,000	1,000,000
Total convertible notes payable	$1,300,000	$1,000,000
Less: Current portion	(1,300,000)	-
Long-term portion	$-	$1,000,000

NOTE 6.   STOCKHOLDERS’ EQUITY

Preferred Stock

At December 31, 2011, the Company had 5,000,000 shares of preferred stock, $0.001 par value, authorized and 10 shares issued and outstanding.

On December 9, 2011, the Company filed a Certificate of Designation to its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Certificate of Designation”), setting forth the rights and preferences of the Series A Preferred Stock.  Among other things, the Certificate of Designation (i) authorizes 10 shares of the Company’s preferred stock to be designated as “Series A Convertible Preferred Stock” (“Series A Preferred Stock”); (ii) grants the holders of the Series A Preferred Stock the right to convert into the Company’s Common Stock at a conversion price of approximately $0.013336, as adjusted; (iii) grants a liquidation preference of $10,000 per share of Series A Preferred Stock; (iv) provides that the holders of Series A Preferred Stock shall vote with the holders of the Company’s common stock on an “as converted basis”; and (v) provides that the affirmative vote of a majority of the outstanding shares of the Series A Preferred Stock is required to approve certain other corporate matters including, among other things, changes to the rights of the holders of the Series A Preferred Stock, amendments to the Company’s Certificate of Incorporation or Bylaws, issuance of priority or parity securities, issuance of debt securities, entry into certain fundamental transactions and increase or decrease the size of the Board of Directors of the Company.

In partial consideration for and in connection with the Line of Credit Agreement described in Note 5, on November 21, 2011, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with DermaStar, pursuant to which the Company agreed to issue 10 shares of newly-designated Series A Preferred Stock to DermaStar for an aggregate purchase price of $100,000.   The Purchase Agreement, as amended, became effective on December 9, 2011, in connection with the dismissal of the Chapter 11 Case by the Bankruptcy Court.  On December 12, 2011, the Company and DermaStar consummated the transactions contemplated by the Purchase Agreement.  On December 31, 2011 and made effective November 21, 2011, the Company entered into a First Amendment to Securities Purchase Agreement (the “Amendment”). Pursuant to the terms of the Amendment, DermaStar agreed not to convert more than 5 shares of Series A Preferred Stock into common stock until such time as the Company has a sufficient number of authorized shares of common stock to enable the conversion of all ten shares of Series A Preferred Stock held by DermaStar. The five shares of preferred stock can be converted into 7,498,500 shares of common stock, which represents approximately 65% of the capital stock of the Company on an as-converted basis.

The Company recorded a beneficial conversion feature of $100,000 to the preferred share purchase and recorded a preferred stock discount.  As the preferred shares do not have a stated redemption date, the associated discount was amortized from the date of issuance to the earliest possible conversion date, which is the date of issuance and recognized as a deemed dividend to the preferred stockholders using the effective yield method.  Accordingly, the Company recorded non-cash accretion of preferred stock deemed dividend totaling $100,000 in 2011, which represents an increase to reported net loss in arriving at net loss attributable to common stockholders and additional paid-in capital by a corresponding $100,000. The non-cash accretion of the preferred stock deemed dividend does have an effect on net loss or cash flows for the year ended December 31, 2011.

Upon issuance of the Series A Preferred Stock, DermaStar, and its members individually, became control persons of the Company. Also Dr. Robert J. Kammer, a director of the Company, and Mark L. Baum, Esq., Executive Chairman of the Company, are managing members and partial owners of DermaStar.

Common Stock

The following is a summary of common stock and capital contribution transactions from inception through December 31, 2011:

-
In fiscal year 1998, the Company recorded capital contributions of $100,000 (the estimated fair value of the services contributed) in connection with services contributed by stockholders, which is recorded respectively in selling, general and administrative and research and development expenses in the accompanying consolidated statements of operations.

-
In fiscal year 1999, the Company recorded capital contributions of $200,000 (the estimated fair value of the services contributed) in connection with services contributed by stockholders, which is recorded respectively in selling, general and administrative and research and development expenses in the accompanying consolidated statements of operations.

-
In fiscal year 2000, the Company issued 117,188 shares of common stock at a price of $0.0512 per share for proceeds of $6,000. Also, recorded capital contributions of $200,000 (the estimated fair value of the services contributed) in connection with services contributed by stockholders, which is recorded respectively in selling, general and administrative and research and development expenses in the accompanying consolidated statements of operations.

-
In fiscal year 2001, the Company recorded capital contributions of $200,000 (the estimated fair value of the services contributed) in connection with services contributed by stockholders, which is recorded respectively in selling, general and administrative and research and development expenses in the accompanying consolidated statements of operations.

-
In fiscal year 2002, the Company recorded capital contributions of $200,000 (the estimated fair value of the services contributed) in connection with services contributed by stockholders, which is recorded respectively in selling, general and administrative and research and development expenses in the accompanying consolidated statements of operations.

-
In fiscal year 2003, the Company recorded capital contributions of $200,000 (the estimated fair value of the services contributed) in connection with services contributed by stockholders, which is recorded respectively in selling, general and administrative and research and development expenses in the accompanying consolidated statements of operations.

-
In fiscal year 2004, the Company recorded capital contributions of $400,000 (the estimated fair value of the services contributed) in connection with services contributed by stockholders, which is recorded respectively in selling, general and administrative and research and development expenses in the accompanying consolidated statements of operations.

-
In fiscal year 2005, the Company issued 308,594 shares of common stock at a price of $0.0512 per share for gross proceeds of $15,800 for common stock purchases and stock option exercises. The Company received additional capital contributions in cash of $14,200 from the Company’s stockholders and recorded capital contributions of $400,000 (the estimated fair value of the services contributed) in connection with services contributed by stockholders, which is recorded respectively in selling, general and administrative and research and development expenses in the accompanying consolidated statements of operations.

-
In fiscal year 2006, the Company issued 46,875 shares of common stock at a price of $0.0512 per share for gross proceeds of $2,400. The Company received additional capital contributions in cash of $48,600 from the Company’s stockholders and recorded capital contributions of $400,000 (the estimated fair value of the services contributed) in connection with services contributed by stockholders, which is recorded respectively in selling, general and administrative and research and development expenses in the accompanying consolidated statements of operations.

-
Prior to the Merger during fiscal year 2007, the Company issued 498,047 shares of its common stock at a price of $0.0512 per share for proceeds of $25,750, which includes the issuance of 31,250 shares upon the exercise of a warrant and 7,813 shares upon exercise of stock options. Also, prior to the Merger, the Company received capital contributions of $105,907 from the Company’s stockholders and recorded capital contributions of $175,000 (the estimated fair value of the services contributed) in connection with services contributed by stockholders, which is recorded respectively in selling, general and administrative and research and development expenses in the accompanying consolidated statements of operations.

-	Prior to the Merger during fiscal year 2007, the Company recorded additional paid-in capital of $241,701 related to the forgiveness of Stockholders’ Notes (see Note 5).

-	In August 2007, the Company issued a restricted stock grant to an executive of the Company for 195,313 shares of the Company’s common stock.

-	In connection with the Merger in 2007, 231,249 of Imprimis common shares remained outstanding (see Note 3).

-
Concurrent with the Merger in 2007, the Company sold 258,979 shares of common stock for net proceeds of $3,837,791 ($4,143,667 gross) through a private placement (the “Private Placement”). In addition, the investors received warrants to purchase 64,745 shares of common stock for a period of five years at a cash and cashless exercise price of $32.00 and $40.00 per share, respectively. In connection with the Private Placement, the Company incurred placement agent fees and other related expenses totaling $342,105 (of which $36,229 was paid in fiscal year 2008 and netted with the 2008 private placement discussed below) and issued warrants to purchase up to 33,750 shares of common stock for a period of three years at cash and cashless exercise price of $32.00 and $40.00 per share, respectively.

-
Concurrent with the Merger in 2007, the Company issued 191,272 shares of common stock related to the conversion of the 2007 Notes and accrued interest of $1,530,177 (see Note 5). Also, the Company recorded a debt discount of $1,530,177 related to the 2007 Notes (see Note 5).

-
In September 2007, the Company entered into three, one-year consulting agreements with three separate firms to provide services related to investor communications. In the aggregate, 34,375 shares of common stock were issued in accordance with the terms of the agreements along with a warrant to purchase 2,344 shares of common stock for a period of five years at a cash and cashless exercise price of $32.00 and $40.00, respectively. The fair value of the stock and warrants were valued at $550,000. The estimated costs of the consulting agreements, including the stock, warrants and non-refundable fee were amortized over the one-year terms.

-
On May 12, 2008, the Company sold 227,273 shares of common stock for net proceeds of $3,941,301 ($4,000,000 gross) through a follow-on private placement (the “Follow-on Private Placement”) to accredited investors. In addition, the investors received warrants to purchase 28,409 shares of common stock for a period of five years at a cash and cashless exercise price of $35.20 and $44.00 per share, respectively. In connection with the Follow-On Private Placement, the Company incurred expenses of $22,470, which was recorded as a reduction of additional paid-in capital, and the gross proceeds were also netted with $36,229 related to the 2007 private placement that was paid in 2008.

-
In 2008, in connection with the termination of certain consulting agreements entered into in 2007 and 2008, 10,321 shares of common stock were forfeited at a value that was reversed of $135,136. The Company also decreased additional paid-in capital and consulting expense by $70,000 because of the remeasurement of certain consulting agreements. Additionally, during 2008, the Company entered into an agreement with an investor relations firm (“IR Firm”).  Pursuant to the agreement with the IR Firm, the Company issued 8,583 shares of common stock during 2008 at a value of $85,833. In a separate agreement, the Company entered into a consulting agreement in which the Company issued a three-year warrant to purchase 625 shares of the Company’s common stock at a cash and cashless price of $16.00 per share. The fair value of the warrant, determined based on the Black-Scholes pricing model, was valued at $1,310.  The net amount of shares forfeited during 2008 from consulting agreements and the IR Firm was (13,901) and the net expense reversed and charged to additional paid-in capital was ($117,993).

-	On November 21, 2008, the Company issued a restricted stock grant to a director of the Company for 3,125 shares of the Company’s common stock. The restricted stock grant vested over a one-year period.

-
During 2009, in connection with the agreement with the IR Firm, the Company issued 5,722 shares of common stock valued at $50,356. In a separate agreement, the Company entered into a consulting agreement in which the Company issued a stock option to purchase 6,250 shares of the Company’s common stock at an exercise price of $7.92 per share. The fair value of the option, determined based on the Black-Scholes pricing model, was recorded as $14,434.  In another agreement, the Company entered into a consulting agreement in which the Company issued stock options to purchase 5,938 shares of the Company’s common stock at an exercise price of $12.80 per share. The fair value of the options, determined based on the Black-Scholes pricing model, was recorded at $56,665. The total value of common stock, warrants and options recorded during 2009 was $121,455.

-	In August 2009, the Company issued 6,250 shares of common stock at a price of $7.92 per share for gross proceeds of $49,500 for stock option exercises.

-
In June 2010, the Company entered into two separate agreements with an investor relations firm and a financial advisory services firm (collectively “the firms”) in order to provide certain investor relations and advisory services to the Company for a period of one year. In exchange for such services, the Company issued 25,000 shares, in the aggregate, of its unregistered common stock, of which all shares were nonforfeitable (valued at $208,000 and recorded as prepaid consulting fees upon issuance) to the firms as a prepayment of services to be received over a three-month period. The Company agreed to suspend the services related to these agreements, therefore, at this time no additional shares of common stock will be issued to the firms. For the year ended December 31, 2010, the Company recorded stock-based compensation related to the stock of $208,000. On August 13, 2010, the Company entered into a consulting agreement in which the Company issued stock options to purchase 201,217 shares of the Company’s common stock at an exercise price of $8.56 per share (see Note 7). The fair value of the options, determined based on the Black-Scholes pricing model, was recorded at $132,300. In September 2010, the Company entered an agreement with an investor relations firm in order to provide certain investor relations services to the Company for a period of six months. In exchange for such services, the Company issued 3,750 shares, in the aggregate, of its unregistered common stock, of which all shares were nonforfeitable (valued at $27,600 and recorded as prepaid consulting fees upon issuance) to the investor relations firm as a prepayment of services to be received for the initial three-month period of the agreement. The agreement was terminated by the Company during November 2010.  For the year ended December 31, 2010, the Company recorded stock-based compensation related to the restricted stock of $27,600. The total number of shares issued to consultants during 2010 was 230,000 and the total value of common stock and options issued to consultants during 2010 was $367,900.

-
On October 20, 2010, the Company appointed John N. Bonfiglio, Ph.D. as Chief Executive Officer and President of the Company. Dr. Bonfiglio was also appointed as a director on the Company’s Board. The Board granted Dr. Bonfiglio a stock option for 50,000 shares of common stock and issued 6,250 shares of restricted common stock in accordance with the Company’s 2007 Incentive Stock and Awards Plan. The stock option and the restricted common stock vested as follows: 25% of the option shares and the restricted stock vested immediately upon grant, with the balance of the option shares and the restricted stock vesting in equal monthly installments over the next 36 months beginning 30 days after the grant date.  The restricted stock was valued at $6.40 per share, the reported closing price of the Company’s common stock on October 20, 2010. For the year ended December 31, 2010, the Company recorded stock-based compensation expense related to the issuance and partial vesting of the restricted stock award of $12,083.

-
On May 13, 2011, the Board accepted the resignation of Dr. Bonfiglio, Ph.D. as Chief Executive Officer and President of the Company and as a director on the Board.  As a result of Dr. Bonfiglio’s resignation, of the 6,250 shares of restricted stock awarded to him, 2,344 shares had vested and 3,906 shares were returned to treasury and cancelled effective his date of resignation.   For the year ended December 31, 2011, the Company recorded stock-based compensation expense related to the issuance and partial vesting of the restricted stock award of $3,332.

-	On October 5, 2011, the Company issued 37,500 stock options to former employees, valued at $11,400 (see Note 7).

For the year ended December 31, 2011, the Company recorded $177,421 of stock-based compensation expense for employee options, $11,400 of compensation expense to employees paid in stock options in lieu of cash and $3,332 of stock-based compensation expense related to the vesting of restricted stock (total expense of $192,153).  For the year ended December 31, 2010, the Company recorded $535,812 of stock-based compensation expense for employee options, $12,083 of stock-based compensation expense related to the vesting of restricted stock, $132,300 of expense for stock options issued for consulting services (total expense of $680,195 related to stock options and restricted stock for employees and consultants) and $235,600 of expense for stock issued for consulting services. For the period from Inception through December 31, 2011, the Company recorded stock-based compensation expense for employees, directors and consultants of $2,128,816, respectively, for options and restricted stock granted and vested. The expense for options and restricted stock issued to employees and consultants included in selling, general and administrative expenses and research and development expenses for the years ended December 31, 2011 and 2010 and the period from inception through December 31, 2011 is $154,399 and $37,754, $579,592 and $100,603, and $1,514,145, and $614,671, respectively.  For the years ended December 31, 2011 and 2010 and for the period from Inception through December 31, 2011, the Company amortized $0, $235,600 and $807,608, respectively, of prepaid consulting fees which is included as part of selling, general and administrative expenses.

NOTE 7.   STOCK OPTION PLAN

On September 17, 2007, the Company’s Board of Directors and stockholders adopted the 2007 Incentive Stock and Awards Plan (the “Plan”), which provides for the issuance of a maximum of an aggregate of 3,000,000 (as amended on November 5, 2008) shares of Common Stock.  The purpose of the Plan is to provide an incentive to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons into the Company’s development and financial success. Under the Plan, the Company is authorized to issue incentive stock options intended to qualify under Section 422 of the Code, non-qualified stock options and restricted stock. The Plan will be administered by the Company’s Board of Directors until such time as such authority has been delegated to a committee of the board of directors.

A summary of the Plan for the year ended December 31, 2011 is as follows:

	Number of shares	Weighted Avg. Exercise Price	Weighted Avg. Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding - January 1, 2011	313,277	$10.96
Granted	37,500	0.80
Exercised	-	-
Cancelled/Forfeited	(200,625)	10.08
Outstanding - December 31, 2011	150,152	$9.68	3.28	$6,000
Exercisable - December 31, 2011	146,152	$9.76	3.18	$6,000
Vested and expected to vest - December 31, 2011	149,752	$9.68	3.27	$6,000

The aggregate intrinsic value in the table above represents the total pre-tax amount of the proceeds, net of exercise price, which would have been received by option holders if all option holders had exercised and immediately sold all options with an exercise price lower than the market price on December 31, 2011, based on the closing price of the Company’s common stock of $0.96 on that date.

The options were granted to the employees, directors and consultants at exercise prices that ranged from $0.80 to $20.96, the estimated fair market value of the common stock on the dates of issuance. All options granted prior to 2011 expire on the ten year anniversary of the issuance date and were vested immediately or on a quarterly basis up to five years. The Company uses the Black-Scholes option pricing model to estimate the grant-date fair value of share-based awards. The Black-Scholes model requires subjective assumptions regarding future stock price volatility and expected time to exercise, along with assumptions about the risk-free interest rate and expected dividends, which affect the estimated fair values of the Company’s stock-based awards. The expected term of options granted was determined in accordance with the “simplified approach” as the Company has very limited historical data on employee exercises and post-vesting employment termination behavior. The expected volatility is based on the historical volatilities of the common stock of comparable publicly traded companies based on the Company’s belief that it currently has limited historical data regarding the volatility of its stock price on which to base a meaningful estimate of expected volatility. The risk-free rate selected to value any particular grant is based on the U.S. Treasury rate that corresponds to the expected term of the grant effective as of the date of the grant. The Company used 0% as an expected dividend yield assumption. These factors could change in the future, affecting the determination of stock-based compensation expense in future periods. Utilizing these assumptions, the fair value is determined at the date of grant. The weighted fair value of the stock options granted during 2011 is $0.32. For the years ended December 31, 2011 and 2010 and for the period from inception through December 31, 2011, the Company recorded stock-based compensation related to stock options and restricted stock for employees and directors of $192,153, $547,895 and $1,461,165, respectively which is included in selling, general and administrative expenses and research and development expenses in the amount of $154,399 and $37,754, $447,292 and $100,603, and $1,024,102 and $437,063, respectively.  The Company cancelled 200,625 stock options during the year ended December 31, 2011.  These options were cancelled due to the resignation of the optionees during the fiscal year.

The financial statement effect of forfeitures is estimated at the time of grant and revised, if necessary, if the actual effect differs from those estimates. For option grants to employees and directors in 2010, the Company assigned a forfeiture factor of 10%. This percentage was determined based on consideration of actual forfeitures realized to date and estimated forfeitures to potentially occur in the future.  All option grants during 2011 were immediately exercisable; therefore, there was no forfeiture factor assigned.

As of December 31, 2011, there was approximately $14,094 of total unrecognized compensation expense related to unvested stock options under the Plan. That expense is expected to be recognized over the weighted-average period of 1.89 years.

Effective February 17, 2010, the Board of Directors of the Company accepted the resignation of Dr. Juliet Singh as Chief Executive Officer of the Company and as a director on the Board. In connection with Dr. Singh’s resignation, the Company and Dr. Singh entered into a separation agreement that provided Dr. Singh with one year of continued salary in accordance with the terms of her existing employment agreement as well as the accelerated vesting of 37,500 stock options previously granted. In addition, the term in which Dr. Singh may exercise the vested options (which included 76,250 options in total, comprised of 38,750 stock options that were vested as of the separation date as well as the 37,500 stock options subject to the accelerated vesting) was modified and extended to three years from the date of her resignation. In accordance with accounting guidance, since these stock options were modified, the value of the modification for each stock option was determined. For the stock options vested as of the separation date, the modified value was equal to the number of options multiplied by the difference in value (per the Black-Scholes option pricing model) between the original and modified terms of the stock options utilizing current values for market stock price, interest rate and volatility. For the stock options in which the vesting was accelerated, the new value for these stock options was calculated as of the separation date using the Black-Scholes option pricing model. In total, the additional stock based compensation expense recognized for the modified stock options was approximately $174,000 and was recorded in stock-based compensation in additional paid-in capital and general and administrative expenses in the accompanying consolidated balance sheets and consolidated statement of operations as of and for the year ended December 31, 2010, respectively.

On February 26, 2010, the Company’s Board of Directors granted 37,500 stock options to an executive officer of the Company under the Company’s 2007 Incentive Stock and Awards Plan. All of the options were granted with an exercise price of $7.20 and have a ten year life.  Also, the options vest one-twelfth per quarter commencing on the first full quarter after the initial grant date of February 26, 2010.

On August 13, 2010, the Company entered into a consulting agreement (previously approved by the Board of Directors) with a retained search firm to provide the Company with executive recruitment services. In accordance with the agreement, the Company had the option to pay for such services in cash or by issuing stock options of an equivalent value. Per the agreement, 50% of the fee (deemed non-refundable) was due upon execution of the agreement and the remaining 50% was due if and when the retained search firm placed a candidate with the Company. The total fee ultimately owed to the retained search firm would not be finalized until an executive was hired as it will be based on the total compensation for the executive in the first year of employment. It was agreed between the retained search firm and the Company that the value of the stock option as of the execution of the agreement would be the basis for determining the number of stock options to be issued for the initial fee as well as in the total fee due to the retained search firm. The option value was determined to be $5.26 based on the Black-Scholes pricing model using an exercise price of $8.56. Using an estimated first year salary (including bonus) of $350,000, the total fee was estimated to be $105,000. As noted above, the Company was obligated to pay 50% of the estimated total fee, or $52,500, upon execution of the agreement, which the Company opted to issue a non-qualified stock option in lieu of cash. Therefore, the Company issued a non-qualified stock option, under the Plan, to purchase up to 10,000 shares of common stock in payment of this initial fee. The stock option is non-refundable and therefore, fully vested upon issuance. As a result, the total value of the fee/option was recognized in August 2010. Effective October 20, 2010, the Board of Directors appointed a new president and chief executive officer that was a candidate referred to the Company from the retained search firm (see below). The total first year compensation for the executive was estimated to be $441,000, therefore, the final fee due to the retained search firm was $132,300. The Company opted to pay the remainder of the fee due with a non-qualified stock option. Considering the option issued in August 2010 for the purchase of up to 10,000 shares of common stock, the final stock option issued in October 2010 was to purchase an additional 15,152 shares of common stock. The value of this stock option representing the remainder of the fee, $79,800, was recognized in October 2010.  For the years ended December 31, 2011 and 2010 and the period from Inception through December 31, 2011, the Company recorded stock-based compensation related to these stock options of $0, $132,300 and $132,300, respectively.

Effective October 20, 2010, the Company appointed John N. Bonfiglio, Ph.D. as Chief Executive Officer and President of the Company. Dr. Bonfiglio was also appointed as a director on the Company’s Board. The Board granted Dr. Bonfiglio a stock option for 50,000 shares of common stock and issued 6,250 shares of restricted common stock in accordance with the Company’s 2007 Incentive Stock and Awards Plan. The stock option and the restricted common stock will vest as follows: 25% of the option shares and the restricted stock shall vest immediately upon grant, with the balance of the option shares and the restricted stock vesting in equal monthly installments over the next 36 months beginning 30 days after the grant date; provided, however, Dr. Bonfiglio shall gain a vested interest in an additional 10% of the option shares and the restricted stock upon the closing of a Qualified Transaction. The exercise price of the stock option will be $6.40 per share, the reported closing price of the Company’s common stock on October 20, 2010. The vesting of all options will fully accelerate upon an involuntary termination of Dr. Bonfiglio’s employment within twelve months following a change of control (as such terms are defined in the Employment Agreement).  Effective May 13, 2011, this individual resigned and all options granted to the employee have been cancelled.

On October 5, 2011, priority claims of former employees in the amount of $119,667 originating as a result of the Company’s Bankruptcy petition filed June 26, 2010 (the “Priority Claimants”), were settled and paid by the Company.  These amounts consisted of accrued and owed payroll amounts, accrued vacation and any other claims held against the Company at October 5, 2011.  The Priority Claimants were given cash in the amount $47,975 and 37,500 stock options valued at $11,400 and the difference of $60,292 was recognized as a gain on forgiveness of liabilities during the year ended December 31, 2011. These options have an exercise price of $0.80, vested immediately upon issuance, and have a three year life from the date of issuance.

The table below illustrates the fair value per share and Black-Scholes option pricing model with the following assumptions used for the grants issued to the employees and directors during the years ended December 31, 2011 and 2010

	2011	2010
Weighted-average fair value of options granted	$0.32	$4.48
Expected terms (in years)	3.0	6.0
Expected volatility	85%	75%
Risk-free interest rate	0.46%	2.02%
Dividend yield	-	-

No options were issued to consultants during the year ended December 31, 2011.

The table below illustrates the fair value per share and Black-Scholes option pricing model with the following assumptions used for the grants issued to the consultants during the year ended December 31, 2010:

2010
Weighted-average fair value of options granted	$5.28
Expected terms (in years)	5.0
Expected volatility	75%
Risk-free interest rate	1.63%
Dividend yield	-

NOTE 8.   WARRANTS

A summary of the status of the warrants for the year ended December 31, 2011 is as follows:

	Number of Shares Subject to Warrants Outstanding	Weighted Avg. Exercise Price

Warrants outstanding - January 1, 2011	96,123	$32.80
Granted	-
Exercised	-
Expired	(625)	16.00
Warrants outstanding and exercisable - December 31, 2011	95,498	$33.16
Weighted average remaining contractual life of the outstanding warrants in years - December 31, 2011	0.91

The expiration of the outstanding warrants at December 31, 2011 occurs through May 2013 at various dates.

On April 24, 2008, the Company entered into a one-year consulting agreement with a firm to provide the Company with financial advisory services. As compensation for the services, the Company issued a three-year warrant to purchase 625 shares of the Company’s common stock at a cash and cashless price of $16.00 per share. The fair value of the warrant, determined based on the Black-Scholes pricing model, this warrant expired during the year ended December 31, 2011.

NOTE 9.   INCOME TAXES

The Company is subject to taxation in the United States and California. The Company does not have any income tax provision for the years ended December 31, 2011 and 2010 due to current and historical losses.

The provision for income taxes using the statutory federal income tax rate of 34% as compared to the company’s effective tax rate is summarized as follows:

	December 31,	December 31,
	2011	2010
Federal tax benefit at statutory rate	$(319,489)	$(842,257)
State tax benefit, net	(58,881)	(161,372)
Research and development credits	(10,123)	(39,517)
Employee stock-based compensation	-	-
Other differences	-	46
Change in valuation allowance	388,493	1,043,100
Provision for income taxes	$-	$-

At December 31, 2011 and 2010, the Company had deferred tax assets of $6,167,481 and $5,778,988, respectively.  Due to uncertainties surrounding the Company’s ability to generate future taxable income to realize these assets, a full valuation allowance has been established to offset the net deferred tax asset. Additionally, the future utilization of the Company’s net operating loss to offset future taxable income may be subject to an annual limitation, pursuant to Internal Revenue Code Section 382, as a result of ownership changes that may have occurred previously or that could occur in the future.  The Company has not performed a Section 382 analysis to determine the limitation of the net operating loss and research and development credit carry forwards.

Significant components of the company’s deferred tax assets are as follows:

	December 31,	December 31,
	2011	2010
Deferred tax assets
Federal and state net operating loss carryforwards	$4,886,429	$4,565,466
Stock-based compensation	743,789	671,940
Tax credits	532,278	522,155
Other	4,985	19,427
Total deferred tax assets	6,167,481	5,778,988
Less: Valuation allowance	(6,167,481)	(5,778,988)
Net deferred income tax asset	$-	$-

Realization of the deferred tax assets is dependent upon the generation of future taxable income, the amount and timing of which are uncertain.  Accordingly, the net deferred tax assets have been fully offset by a valuation allowance.  The valuation allowance increased by approximately $388,000 and $1.0 million in 2011 and 2010, respectively.

As of December 31, 2011, the Company had federal and California net operating loss carryforwards of approximately $12.3 million and $12.2 million, respectively. The federal and California tax loss carry forwards will begin to expire in 2020 and 2015, respectively, unless previously utilized.  The Company estimates its federal and California research and development tax credit carryforwards of approximately $315,000 and $330,000, respectively, which begin to expire in 2027 unless previously utilized.

A portion of the net operating loss carry forwards as of December 31, 2011 and 2010 include amounts related to stock option deductions.  Excess tax benefits, if any, from share-based compensation are only realized when income taxes payable is reduced, with the corresponding credit posted to Additional Paid-in Capital.

The impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has 50% or less likelihood of being sustained upon examination.  The Company believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material change to its financial position. Therefore, no reserves for uncertain income tax positions have been recorded.

The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. The Company had no accrual for interest or penalties at December 31, 2011 and 2010, and has not recognized interest and/or penalties in the consolidated statements of operations for the years ended December 31, 2011 and 2010. The Company’s tax years for 2000 and forward are subject to examination by the United States and state tax authorities due to the carry forward of unutilized net operating losses

NOTE 10.  COMMITMENTS AND CONTINGENCIES

Commitments

The Company leased its office facilities under a noncancelable operating lease, which expired December 31, 2010. The Company renewed the lease from January 1, 2011 to June 30, 2011, with a monthly amount due of $3,835.  Rent expense for the years ended December 31, 2011, 2010 and the period from Inception through December 31, 2011 was $18,299, $54,821 and $243,955, respectively.  The Company entered into a new lease agreement for office facilities from February 15, 2012 to February 28, 2014. Monthly rent begins on March 1, 2012 in the amount of $2,972 for the first 12 months, and $3,715 is due monthly for the next 12 months.

Indemnities and Guarantees

In addition to the indemnification provisions contained in the Company’s charter documents, the Company will generally enter into separate indemnification agreements with the Company’s directors and officers. These agreements require the Company, among other things, to indemnify the director or officer against specified expenses and liabilities, such as attorneys’ fees, judgments, fines and settlements, paid by the individual in connection with any action, suit or proceeding arising out of the individual’s status or service as the Company’s director or officer, other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest, and to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which the individual may be entitled to indemnification by the Company.  The Company has also entered into an indemnification agreement with DermaStar as a secured lender.  This agreement requires the Company, among other things, to indemnify DermaStar, and any of its directors or officers as individuals, against specified expenses and liabilities, such as attorneys’ fees in connection with the preparation, amendment, appraisal, audit, modification, waiver, of the Line of Credit Agreement and enforcement of any rights/interest under the Line of Credit Agreement.  These guarantees and indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not been obligated nor incurred any payments for these obligations and, therefore, no liabilities have been recorded for these indemnities and guarantees in the accompanying consolidated balance sheets.

Cato Research Ltd. Agreement

In accordance with the Master Services Agreement, dated April 10, 2007, between the Company and Cato Research Ltd. (“Cato”), a contract research and development organization, the Company entered into a clinical trial services agreement (“Agreement”) with Cato on June 10, 2008. Under the Agreement, Cato served as the Company’s strategic partner and contract research organization in conducting the Company’s Phase 3 clinical trial for Impracor .  As of December 31, 2009, the Company incurred approximately $3.2 million (original estimate of costs was $3.3 million) related to Cato’s fees as well as pass-through costs incurred by Cato or payable to the clinical sites for patients enrolled in the study.  The Company does not anticipate incurring any additional costs related to this Agreement.

Cosmetic Products Consulting Agreement

On August 25, 2008, the Company entered into an agreement with RIL-NA, LLC (“RIL-NA”) in order to enter into business relationships with third parties for certain of the Company’s cosmetic product formulations.  RIL-NA was to be paid a commission equal to approximately 20% of the adjusted gross revenues realized from transactions related to this agreement.  This agreement was terminable with 60 days written notice by either RIL-NA or the Company.  On June 12, 2011, the Company entered into another agreement with RIL-NA whereby RIL-NA paid approximately $5,000 in related legal filing fees to acquire exclusive marketing rights for the Company’s anti-cellulite product formulation from June 13, 2011 through August 11, 2011.  This agreement automatically terminated on August 12, 2011, and no revenues or amounts were paid to or on behalf of the Company.

Cosmetic Product License Agreements

On May 20, 2009, the Company and JH Direct, LLC (“JH Direct”) entered into a licensing agreement providing JH Direct with the exclusive worldwide rights to the Company’s anti-cellulite cosmetic product which utilizes the Company’s patented transdermal delivery system technology, Accudel.  Under the terms of the agreement, JH Direct will pay the Company initial royalty advances and a continuing licensing royalty on the worldwide sales of the anti-cellulite product.  The Company retained the exclusive rights to seek pharmaceutical/dermatological partners for the anti-cellulite product for an initial period of one year following the launch of the product, thereafter JH Direct will be allowed to expand in this channel.  The expiration date for this agreement is May 31, 2013.  In accordance with the cosmetic products consulting agreement, the consulting firm will receive a percentage of the operating profits paid to the Company.

As of December 31, 2011, the Company had received non-refundable royalty advances totaling $100,000 from JH Direct, and has deferred all of these revenues.  Management believes JH Direct has abandoned its efforts to commercialize the anti-cellulite cream and the Company has exercised its rights to terminate the agreement in 2012, at which time all revenues from this agreement will be recognized in full.  Management believes no other monies will come from this contract.

In June 2010, the Company and Jan Marini Skin Research, Inc. (“JMSR”) entered into a licensing agreement providing JMSR with the exclusive U.S. rights to Imprimis’ transdermal delivery technology for use in an anti-cellulite cosmetic product for the dermatological market. Under the terms of the agreement, JMSR will pay Imprimis a licensing royalty on the U.S. and worldwide sales of an anti-cellulite product using Imprimis’ delivery technology. JMSR obtained an exclusive right to promote and sell a product in the U.S. dermatological market for approximately one year after which time they have a non-exclusive right. Also, JMSR obtained a non-exclusive right to promote and sell the product in the ex-U.S. dermatological market. In accordance with the cosmetic products consulting agreement, the cosmetic consultants will receive a percentage of the royalties paid to the Company. Management believes JMSR has abandoned its efforts to commercialize the anti-cellulite cream and the Company will look to terminate this agreement in 2012.  No revenues or amounts were paid to or on behalf of the Company related to this agreement.

Separation Agreement

Effective February 17, 2010, the Board of Directors of the Company accepted the resignation of Dr. Juliet Singh as Chief Executive Officer of the Company and as a director on the Board. In connection with Dr. Singh’s resignation, the Company and Dr. Singh entered into a separation agreement that provides Dr. Singh with one year of continued salary in accordance with the terms of her existing employment agreement as well as the accelerated vesting of 37,500 stock options previously granted. The separation agreement also includes a mutual release of claims. In accordance with this agreement, the Company recorded a one-time accrual, in the year ended December 31, 2010, of $242,000 for the one year of continued salary (including the related employer payroll taxes) and medical benefits. Also, the Company recorded a total expense of approximately $174,000 for the value of the modifications to the stock options. As of December 31, 2011, no amounts are due under the separation agreement.

NOTE 11.  OTHER RELATED PARTY TRANSACTIONS

During the year ended December 31, 2011, the Company received cash advances from its Board member Jeffery Abrams and former Board member Anthony Thornley in the amount of $27,537 to extend insurance policies of the Company.  Following the dismissal of the Chapter 11 Case by the Bankruptcy Court on December 8, 2011, $27,537 was paid back by the Company in cash to Mr. Thornley and Mr. Abrams.  There are currently no amounts due to Mr. Thornley and/or Dr. Abrams related to this or any other transaction.

During the year ended December 31, 2011, DermaStar purchased trade debt from third party vendors totaling $56,087.   The amount owed to DermaStar related to this debt is included in the accounts payable – related party line item on the consolidated balance sheet.  No amounts were paid to DermaStar related to this debt.  DermaStar also made cash payments on behalf of the Company during the year ended December 31, 2011 in the amount of $254,142.  On December 31, 2011, the Company made a payment to DermaStar totaling $254,142, as reimbursement for DermaStar’s cash payments made on behalf of the Company.  DermaStar, and its members individually, are control persons of the Company.  Also Dr. Robert J. Kammer, a director of the Company, and Mark L. Baum, Esq., Executive Chairman of the Company, are managing members and partial owners of DermaStar.

NOTE 12.  RESEARCH AND DEVELOPMENT CREDIT

In November 2010, the Company received a Federal grant amount of $244,479 under the Qualifying Therapeutic Discovery Project that is part of the Patient Protection and Affordable Care Act.  The funds were awarded in support of Impracor, the Company’s late-stage topical NSAID product candidate for the treatment of acute soft tissue injuries. The proceeds from this grant were recorded as a reduction in research and development expenses in the accompanying consolidated statement of operations.

NOTE 13.  GAIN ON FORGIVENESS OF LIABILITIES

On October 2, 2008, the Company entered into a payment agreement with a vendor, settling a balance of $52,598. It was agreed between the Company and the vendor that 50% of the amount owed, or $26,299, would be forgiven and the remainder would be paid in two installments, which were, 50%, or $13,150, upon execution of the payment agreement and $13,149 upon an infusion of capital into the Company. Since the inception of the payment agreement, the amount to be forgiven, $26,299, continued to be recorded as an accounts payable up until the infusion of $1 million from the issuance of the Note in April 2010. When the Note was issued, the final installment payment of $13,149 was paid and the $26,299 was recognized as a gain on forgiveness of liabilities by the Company during the year ended December 31, 2010.

On October 5, 2011, priority claims of former employees in the amount of $119,667 originating as a result of the Company’s Bankruptcy petition filed June 26, 2010 (the “Priority Claimants”), were settled and paid by the Company.  These amounts consisted of accrued and owed payroll amounts, accrued vacation and any other claims held against the Company at October 5, 2011.  The Priority Claimants were given cash in the amount $47,975 and 300,000 stock options valued at $11,400 (using the Black-Scholes option pricing model to estimate the grant-date fair value) and the difference of $60,292 was recognized as a gain on forgiveness of liabilities during the year ended December 31, 2011.

IMPRIMIS PHARMACEUTICALS, INC.

PROSPECTUS

Up to      Shares of Common Stock

Prospectus dated        , 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than the underwriting discount, payable by the registrant in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee and the FINRA filing fee.

Amount to be paid
SEC Registration Fee		$1,719
FINRA Filing Fee		2,750
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Printing and Engraving Expenses		*
Blue Sky Fees and Expenses		*
Transfer Agent and Registrar Fees		*
Miscellaneous Expenses		*
Total	$	*
*To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.  Our Amended and Restated Certificate of Incorporation provides for the indemnification of directors and officers to the fullest extent permissible under Delaware law.  Our Bylaws provide for the indemnification of officers and directors to the fullest extent permissible under Delaware law, except that we are only obligated to indemnify such officer or director in connection with a proceeding initiated by such person if the proceeding was authorized by our Board of Directors.

We have entered into indemnification agreements with our directors and certain executive officers, in addition to indemnification provided for in our charter documents, and we intend to enter into indemnification agreements with any new directors and our other executive officers in the future.

The underwriting agreement (Exhibit 1.1 hereto) provides for the underwriter’s indemnification of us for certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing by the underwriters for inclusion in the registration statement, and our indemnification of the underwriters for certain liabilities as set forth in the underwriting agreement.

We have purchased and intend to maintain insurance on our behalf and on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

All information regarding share amounts of common stock and prices per share of common stock contained below assumes the consummation of the one-for-five reverse stock split to be effected following effectiveness of the registration statement of which this prospectus forms a part and prior to the closing of this offering.

Issuance to Consultants and Executive Officers

 In June 2010, the Company entered into two separate agreements with an investor relations firm and a financial advisory services firm (collectively “the firms”) in order to provide certain investor relations and advisory services to the Company for a period of one year. In exchange for such services, the Company issued 5,000 shares, in the aggregate, of its unregistered common stock, of which all shares were nonforfeitable (valued at $208,000 and recorded as prepaid consulting fees upon issuance) to the firms as a prepayment of services to be received over a three-month period.

On July 18, 2012, the Board granted to Mr. Baum 160,000 restricted stock units (RSUs) outside of the 2007 Plan.  The restricted stock units granted to Mr. Baum are subject to certain performance-based vesting criteria, such that 40,000 RSUs will vest upon the satisfaction of each of the following events:  (i) successful completion of a financing that results in aggregate cash proceeds to the Company of at least $5,000,000 at any time following the effective date of the grant; (ii) the Company meets the primary endpoints of its Phase III clinical studies for Impracor; (iii) the Company submits a New Drug Application for Impracor to the U.S. Food and Drug Administration; and (iv) the Company enters into a definitive license, collaboration or similar agreement for Impracor that would reasonably be expected to generate cash flow for the Company.   The RSUs vest in full upon a change in control of the Company.

On July 18, 2012, the Board granted to Dr. Kammer 40,000 RSUs outside of the 2007 Plan in connection with his services as a consultant and advisor to the Company.  The RSU is subject to certain performance-based vesting criteria, such that all 40,000 RSUs will vest at such time as the Company meets the primary endpoints of its Phase III clinical studies for Impracor.

The offers, sales and issuances of these securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, and/or Regulation D and the other rules and regulations promulgated thereunder. The recipient of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and options issued in such transactions.

Convertible Note

On April 5, 2010, we issued a $1,000,000 Senior Convertible Promissory Note (the “Convertible Note”) to an existing stockholder, Alexej Ladonnikov, in a private placement.  The Convertible Note had a two-year term and an annual interest rate of 7.5% percent. We had a right to prepay the Convertible Note at any time upon providing written notice to the holder. At the time of issuance, the Convertible Note provided that at any time prior to the Company’s repayment of the Convertible Note, the holder may convert all or any part of the outstanding principal and accrued interest on the Convertible Note into shares of our common stock at a conversion rate of $40.00 per share. We received gross proceeds from the issuance of the Convertible Note in the aggregate amount of $1,000,000.

There were no discounts or commissions paid in connection with this private placement. The proceeds were used for working capital purposes.  The private placement was made solely to a single “accredited investor,” as that term is defined in Regulation D under the Securities Act. The securities issuable upon conversion of all or a portion of the Convertible Note were not registered under the Securities Act or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

During January 2012, Mr. Ladonnikov sold 80% of the Convertible Note to DermaStar in a private transaction.  Effective as of January 25, 2012, we entered into separate waiver and settlement agreements with DermaStar and Mr. Ladonnikov.  Under each of the waiver and settlement agreements, the holders of the Convertible Note agreed to forever waive (i) their rights to accelerate the entire unpaid principal sum of the Convertible Note and all accrued interest pursuant to Section 1 of the Convertible Note, (ii) their rights under Section 7 of the Senior Convertible Note Purchase Agreement dated April 5, 2010, and (iii) certain conversion rights pursuant to Section 3 of the Convertible Note.  Under the terms of the waiver and settlement agreement with DermaStar, we and DermaStar agreed to the mandatory conversion of the principal and accrued and unpaid interest of the Convertible Note and $56,087 in current accounts payable of the Company held by DermaStar into our common stock at a conversion price of approximately $0.06668 per share at such time as we had a sufficient number of shares of authorized common stock to effect such conversion.  Under the terms of the waiver and settlement agreement with Mr. Ladonnikov, we and Mr. Ladonnikov agreed to the mandatory conversion of the 20% of the principal and accrued and unpaid interest of the Convertible Note held by Mr. Ladonnikov, at such time as we had a sufficient number of authorized common shares to effect such a conversion, into our common stock at a conversion price of $0.60. Mr. Ladonnikov also agreed to make a one-time payment of $50,000 to us at such time as the Convertible Note was converted into common stock.

On February 28, 2012, effective immediately following the effective time of our Certificate of Amendment to our Certificate of Incorporation increasing the number of authorized shares of common stock and implementing the one-for-eight reverse split of our common stock, the entire outstanding balance and all accrued but unpaid interest owing under the Convertible Note and the accounts payable held by DermaStar were converted into 1,835,830 shares of common stock, and the Convertible Note was terminated. Mr. Ladonnikov made the required one-time payment of $50,000 to us at the time of the conversion.

Secured Line of Credit

On November 21, 2011, we entered into a Secured Line of Credit Letter Agreement (the “Line of Credit Agreement”) with DermaStar, pursuant to which DermaStar agreed to lend us funds under a line of credit upon certain conditions, including the dismissal of the Chapter 11 Case by the Bankruptcy Court.   The Line of Credit Agreement became effective on December 9, 2011, in connection with the dismissal of the Chapter 11 Case by the Bankruptcy Court.  The Line of Credit Agreement provided for advances of up to an aggregate of $750,000, subject to the satisfaction by us of certain conditions in connection with the initial advance and each subsequent advance.

On April 25, 2012, the entire outstanding principal balance and all accrued and unpaid interest under the line of credit, an aggregate of $762,534, was converted into 193,047 shares of common stock and warrants to purchase 48,262 shares of common stock at the offering price and on the terms of the April Private Placement described below, pursuant to the terms of a Conversion Agreement we entered into with DermaStar on April 20, 2012.  The warrants have substantially the same terms as the warrants issued in the April Private Placement.  The line of credit was terminated upon the completion of the conversion.

The securities issued upon conversion of the outstanding principal and interest owing under the line of credit pursuant to the Conversion Agreement were issued in reliance on the exemption from the registration requirements of Section 4(2) of the Securities Act. In determining that the issuance of the securities pursuant to the Conversion Agreement qualified for an exemption under Section 4(2), we relied on the following facts: DermaStar is an accredited investor and the Company’s major stockholder; the Company did not use general solicitation or advertising to market the securities; DermaStar represented that it was purchasing the securities for its own account and not with a view to distribute them; and the securities issued were restricted securities.

Series A Preferred Stock

In partial consideration for and in connection with the Line of Credit Agreement, on November 21, 2011 we executed a Securities Purchase Agreement (the “Series A Purchase Agreement”) with DermaStar, pursuant to which we agreed to issue ten (10) shares of newly-designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”) to DermaStar for an aggregate purchase price of $100,000.   The Series A Purchase Agreement, as amended, became effective on December 9, 2011, in connection with the dismissal of the Chapter 11 Case by the Bankruptcy Court.  On December 12, 2011, we and DermaStar consummated the transactions contemplated by the Series A Purchase Agreement.  The shares of Series A Preferred Stock issued to DermaStar in the offering are convertible into 1,499,700 shares of our common stock.  Upon issuance of the Series A Preferred Stock, DermaStar, and its members individually, became control persons of the Company.  We appointed DermaStar Managing Members Mark L. Baum and Robert J. Kammer to our Board of Directors in December 2011.

The Series A Preferred Stock issued to DermaStar in the offering were issued in reliance on the exemption from the registration requirements of Section 4(2) of the Securities Act. In determining that the issuance of the securities pursuant to the Series A Purchase Agreement qualified for an exemption under Section 4(2), we relied on the following facts: DermaStar is an accredited investor; the Company did not use general solicitation or advertising to market the securities; DermaStar represented that it was purchasing the securities for its own account and not with a view to distribute them; and the securities issued were restricted securities.

On December 9, 2011, we filed a Certificate of Designation to our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware setting forth the rights and preferences of the Series A Preferred Stock.  Among other things, the Certificate of Designation (i) authorizes 10 shares of the Company’s preferred stock to be designated as “Series A Convertible Preferred Stock”; (ii) grants the holders of the Series A Preferred Stock the right to convert into the Company’s Common Stock at a conversion price of $0.06668, as adjusted; (iii) grants a liquidation preference of $10,000 per share of Series A Preferred Stock; (iv) provides that the holders of Series A Preferred Stock shall vote with the holders of the Company’s common stock on an “as converted basis”; and (v) provides that the affirmative vote of a majority of the outstanding shares of the Series A Preferred Stock is required to approve certain other corporate matters including, among other things, changes to the rights of the holders of the Series A Preferred Stock, amendments to our Certificate of Incorporation or Bylaws, issuance of priority or parity securities, issuance of debt securities, entry into certain fundamental transactions and increase or decrease the size of the Board of Directors of the Company.

On June 29, 2012, DermaStar converted the 10 shares of Series A Preferred Stock held by it into 1,499,700 shares of our common stock.   In connection with the conversion, we paid to DermaStar $200,000 as partial consideration for the conversion pursuant to a conversion agreement.  Immediately following the conversion of the Series A Preferred Stock, all 10 shares were retired to our treasury and cancelled.  The conversion agreement was unanimously approved by the Company’s disinterested directors, with Mr. Baum and Dr. Kammer abstaining.

April Private Placement

On April 20, 2012, we entered into a Securities Purchase Agreement with certain accredited investors relating to the sale and issuance of an aggregate of 2,011,691 shares of our common stock and warrants to purchase up to 502,928 shares of common stock at an exercise price of $5.925 per share, for an aggregate purchase price of approximately $7.95 million (the “April Private Placement”).  We closed the April Private Placement on April 25, 2012.

The investors are not entitled to any registration rights with respect to the common stock and warrants issued in the April Private Placement.  The warrants have a term of three years and are exercisable any time after April 25, 2012. We may require that the investors exercise the warrants in whole, but not in part, at any time within 20 business days after all of the following conditions have been satisfied: (i) the volume weighted average price of the our common stock for 10 consecutive trading days is equal to or greater than the exercise price of the warrants; (ii) we have received a Filing Review Notification from the FDA regarding the status of Impracor; and (iii) sufficient shares of common stock are authorized and reserved for issuance upon full exercise of the warrants.

The securities sold in the April Private Placement were sold in reliance on the exemption from the registration requirements of Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. In determining that the issuance of the securities in the April Private Placement qualified for an exemption under Section 4(2) and Rule 506 of Regulation D, we relied on the following facts: the Company did not use general solicitation or advertising to market the securities; each investor in the April Private Placement represented to the Company that it was an accredited investor (as that term is defined in Rule 501 of Regulation D) and that it was purchasing the securities for its own account and not with a view to distribute them; and the securities issued are restricted securities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 Financial Statement Schedules

All financial statement schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

 Exhibits

The following exhibits are being filed with this registration statement on Form S-1.

Exhibit No.	Description

1.1†	Form of Underwriting Agreement

2.1
Agreement and Plan of Merger, dated as of September 17, 2007, by and among Transdel Pharmaceuticals, Inc., Transdel Pharmaceuticals Holdings, Inc. and Trans-Pharma Acquisition Corp. Incorporation (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on September 21, 2007)

3.1
Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission September 13, 2007)

3.2	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission September 13, 2007)

3.3
Certificate of Designation of Series A Convertible Preferred Stock of Transdel Pharmaceuticals, Inc. (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on December 20, 2011)

3.4	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on 10-Q filed with the Securities and Exchange Commission on May 10, 2012)

5.1†	Opinion of Morrison & Foerster LLP

10.1
Form of Warrant to purchase Common Stock (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on September 21, 2007)

10.2
Form of Directors and Officers Indemnification Agreement (incorporated herein by reference to Exhibit 10.8 to the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on September 21, 2007)

10.3#
Transdel Pharmaceuticals, Inc. 2007 Incentive Stock and Awards Plan (incorporated herein by reference to Exhibit 10.11 to the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on September 21, 2007)

10.4#
Transdel Pharmaceuticals, Inc. 2007 Incentive Stock and Awards Plan — Amendment No. 1 (incorporated herein by reference to Exhibit A to the Definitive Proxy Statement on Schedule 14A of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on October 1, 2008)

10.5#
Amendment No. 2 to Transdel Pharmaceuticals, Inc. 2007 Incentive Stock and Awards Plan (incorporated herein by reference to Annex B to the Information Statement on Schedule 14C of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on February 6, 2012)

10.6#*	Amendment No. 3 to Imprimis Pharmaceuticals, Inc. 2007 Incentive Stock and Awards Plan

10.7#
Form of 2007 Incentive Stock Option Agreement (incorporated herein by reference to Exhibit 10.12 to the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on September 21, 2007)

10.8#
Form of 2007 Non-Qualified Stock Option Agreement (incorporated herein by reference to Exhibit 10.13 to the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on September 21, 2007)

10.9
Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations, dated as of September 17, 2007, by and between Transdel Pharmaceuticals, Inc. and Bywater Resources Holdings Inc. (incorporated herein by reference to Exhibit 10.15 to the Registration Statement on Form SB-2 of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on December 7, 2007)

10.10
Research and Development Services Agreement, dated as of October 11, 2007, by and between DPT Laboratories, Ltd. And Transdel Pharmaceuticals Holdings, Inc. (incorporated herein by reference to Exhibit 10.17 to the Registration Statement on Form SB-2 of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on December 7, 2007) (portions of this exhibit have been omitted pursuant to a request for confidential treatment)

10.11
Project Scope Document, effective as of May 30, 2007, by and between DPT Laboratories, Ltd. and Transdel Pharmaceuticals Holdings, Inc. (incorporated herein by reference to Exhibit 10.18 to the Registration Statement on Form SB-2 of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on December 27, 2007) (portions of this exhibit have been omitted pursuant to a request for confidential treatment)

10.12
Form of Warrant to purchase Common Stock (incorporated herein by reference to Exhibit 10.2 the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on May 15, 2008).

10.13#
Employment Agreement, dated as of October 18, 2010, between Transdel Pharmaceuticals, Inc. and John Bonfiglio, Ph.D. (incorporated herein by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on November 14, 2010)

10.14#
Nonqualified Stock Option Agreement, dated as of October 20, 2010, between Transdel Pharmaceuticals, Inc., and Dr. John Bonfiglio (incorporated herein by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on November 14, 2010)

10.15#
Restricted Stock Agreement, dated as of October 20, 2010, between Transdel Pharmaceuticals, Inc., and Dr. John Bonfiglio (incorporated herein by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on November 14, 2010)

10.16
Form of Senior Convertible Note Purchase Agreement (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on April 8, 2011)

10.17
Form of Senior Convertible Promissory Note (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on April 8, 2011)

10.18
Asset Purchase Agreement, dated as of June 26, 2011, by and among Transdel Pharmaceuticals, Inc. and Cardium Healthcare, Inc. (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on June 26, 2011)

10.19
Secured Line of Credit Letter Agreement, dated November 21, 2011 and effective as of December 9, 2011, by and between Transdel Pharmaceuticals, Inc. and DermaStar International, LLC. (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on December 20, 2011)

10.20
Security Agreement, dated as of December 9, 2011, by and between Transdel Pharmaceuticals, Inc. and DermaStar International, LLC. (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on December 20, 2011)

10.21
Intellectual Property Security Agreement, dated as of December 9, 2011, by and between Transdel Pharmaceuticals, Inc. and DermaStar International, LLC. (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on December 20, 2011)

10.22
Securities Purchase Agreement, dated November 21, 2011 and effective as of December 9, 2011, by and between Transdel Pharmaceuticals, Inc. and DermaStar International, LLC. (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on December 20, 2011)

10.23*	First Amendment to Securities Purchase Agreement, effective as of December 31, 2011, by and between Transdel Pharmaceuticals, Inc. and DermaStar International, LLC

10.24
Mutual General Release Agreement, dated as of December 13, 2011, by and between Transdel Pharmaceuticals, Inc. and the other signatories thereto. (incorporated herein by reference to Exhibit 10.4 to the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on December 20, 2011)

10.25
Waiver and Settlement Agreement, effective as of January 25, 2012, by and between Transdel Pharmaceuticals, Inc. and DermaStar International, LLC (incorporated by reference to Exhibit 10.11 to the Company’s Quarterly Report on 10-Q filed with the Securities and Exchange Commission on May 10, 2012)

10.26
Waiver and Settlement Agreement, effective as of January 25, 2012, by and between Transdel Pharmaceuticals, Inc. and Alexej Ladonnikov (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on 10-Q filed with the Securities and Exchange Commission on May 10, 2012)

10.27#
Employment Agreement, effective as of January as of 1, 2012, by and between Transdel Pharmaceuticals, Inc. and Balbir Brar, D.V.M., Ph.D. (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on 10-Q filed with the Securities and Exchange Commission on May 10, 2012)

10.28#
Employment Agreement, effective as of February 1, 2012, by and between Transdel Pharmaceuticals, Inc. and Andrew Boll (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on 10-Q filed with the Securities and Exchange Commission on May 10, 2012)

10.29#
Employment Agreement, effective as of February 15, 2012, by and between Transdel Pharmaceuticals, Inc. and Joachim Schupp, M.D. (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on 10-Q filed with the Securities and Exchange Commission on May 10, 2012)

10.30#*	Amended and Restated Employment Agreement, dated July 24, 2012, by and between Imprimis Pharmaceuticals, Inc. and Mark L. Baum, Esq.

10.31#
Advisory Agreement, effective as of April 1, 2012, by and between Imprimis Pharmaceuticals, Inc. and Dr. Robert Kammer (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on 8-K filed with the Securities and Exchange Commission on April 27, 2012)

10.32#*	Amendment to Advisory Agreement, dated July 24, 2012, by and between Imprimis Pharmaceuticals, Inc. and Dr. Robert Kammer

10.33#
Senior Advisory Agreement, effective as of January 17, 2012, by and between Transdel Pharmaceuticals, Inc. and Paul Finnegan, M.D. (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on 10-Q filed with the Securities and Exchange Commission on May 10, 2012)

10.34#*	Termination Agreement, effective as of May 9, 2012, by and between Imprimis Pharmaceuticals, Inc. and Paul Finnegan, M.D.

10.35
Promissory Note Conversion Agreement, dated as of April 20, 2012, by and between Imprimis Pharmaceuticals, Inc. and DermaStar International, LLC (incorporated herein by reference to the Current Report on Form 8-K of Imprimis Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on April 27, 2012)

10.36
Securities Purchase Agreement, dated as of April 20, 2012, by and between Imprimis Pharmaceuticals, Inc. and the investors signatory thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on 8-K filed with the Securities and Exchange Commission on April 27, 2012)

10.37	Form of Warrant dated as of April 25, 2012 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on 8-K filed with the Securities and Exchange Commission on April 27, 2012)

10.39*	Conversion Agreement, dated June 29, 2012, by and between Imprimis Pharmaceuticals, Inc. and DermaStar, LLC

10.40#*	Stand-alone Restricted Stock Unit Agreement, dated July 18, 2012, granted by Imprimis Pharmaceuticals, Inc. to Mark L. Baum

10.41#*	Stand-alone Restricted Stock Unit Agreement, dated July 18, 2012, granted by Imprimis Pharmaceuticals, Inc. to Robert J. Kammer

23.1*	Consent of KMJ Corbin & Company LLP

23.2†	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

24.1*	Power of Attorney (contained on the signature page)

101.INS++*	XBRL Instant Document

101.SCH++*	XBRL Taxonomy Extension Schema Document

101.CAL++*	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF++*	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB++*	XBRL Taxonomy Extension Label Linkbase Document

101.PRE++*	XBRL Taxonomy Extension Presentation Linkbase Document

†	To be file by amendment.
*	Filed herewith
#	Management contract or compensatory plan or arrangement.
++
XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not otherwise subject to liability under these Sections.

ITEM 17. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Solana Beach, State of California, on July 25, 2012.

IMPRIMIS PHARMACEUTICALS, INC.

	By:	/s/ Mark L. Baum
Date: July 25, 2012		Mark L. Baum, Chief Executive Officer (Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark L. Baum and Andrew R. Boll, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Mark L. Baum	Chief Executive Officer and Director	July 25, 2012
Mark L. Baum, Esq.	(Principal Executive Officer)

/s/ Andrew R. Boll	Vice President of Accounting and Public Reporting	July 25, 2012
Andrew R. Boll	(Principal Accounting & Financial Officer)

/s/ Jeffrey J. Abrams	Director	July 25, 2012
Jeffrey J. Abrams, M.D.

/s/ Balbir Brar	President & Director	July 25, 2012
Balbir Brar, D.V.M., Ph.D.

/s/ Paul Finnegan	Director	July 25, 2012
Paul Finnegan, M.D.

/s/ Robert J. Kammer	Chairman of the Board of Directors	July 25, 2012
Robert J. Kammer, D.D.S.

EXHIBIT INDEX

Exhibit No.	Description

1.1†	Form of Underwriting Agreement

2.1
Agreement and Plan of Merger, dated as of September 17, 2007, by and among Transdel Pharmaceuticals, Inc., Transdel Pharmaceuticals Holdings, Inc. and Trans-Pharma Acquisition Corp. Incorporation (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on September 21, 2007)

3.1
Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission September 13, 2007)

3.2	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission September 13, 2007)

3.3
Certificate of Designation of Series A Convertible Preferred Stock of Transdel Pharmaceuticals, Inc. (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on December 20, 2011)

3.4	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on 10-Q filed with the Securities and Exchange Commission on May 10, 2012)

5.1†	Opinion of Morrison & Foerster LLP

10.1
Form of Warrant to purchase Common Stock (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on September 21, 2007)

10.2
Form of Directors and Officers Indemnification Agreement (incorporated herein by reference to Exhibit 10.8 to the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on September 21, 2007)

10.3#
Transdel Pharmaceuticals, Inc. 2007 Incentive Stock and Awards Plan (incorporated herein by reference to Exhibit 10.11 to the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on September 21, 2007)

10.4#
Transdel Pharmaceuticals, Inc. 2007 Incentive Stock and Awards Plan — Amendment No. 1 (incorporated herein by reference to Exhibit A to the Definitive Proxy Statement on Schedule 14A of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on October 1, 2008)

10.5#
Amendment No. 2 to Transdel Pharmaceuticals, Inc. 2007 Incentive Stock and Awards Plan (incorporated herein by reference to Annex B to the Information Statement on Schedule 14C of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on February 6, 2012)

10.6#*	Amendment No. 3 to Imprimis Pharmaceuticals, Inc. 2007 Incentive Stock and Awards Plan

10.7#
Form of 2007 Incentive Stock Option Agreement (incorporated herein by reference to Exhibit 10.12 to the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on September 21, 2007)

10.8#
Form of 2007 Non-Qualified Stock Option Agreement (incorporated herein by reference to Exhibit 10.13 to the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on September 21, 2007)

10.9
Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations, dated as of September 17, 2007, by and between Transdel Pharmaceuticals, Inc. and Bywater Resources Holdings Inc. (incorporated herein by reference to Exhibit 10.15 to the Registration Statement on Form SB-2 of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on December 7, 2007)

10.10
Research and Development Services Agreement, dated as of October 11, 2007, by and between DPT Laboratories, Ltd. And Transdel Pharmaceuticals Holdings, Inc. (incorporated herein by reference to Exhibit 10.17 to the Registration Statement on Form SB-2 of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on December 7, 2007) (portions of this exhibit have been omitted pursuant to a request for confidential treatment)

10.11
Project Scope Document, effective as of May 30, 2007, by and between DPT Laboratories, Ltd. and Transdel Pharmaceuticals Holdings, Inc. (incorporated herein by reference to Exhibit 10.18 to the Registration Statement on Form SB-2 of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on December 27, 2007) (portions of this exhibit have been omitted pursuant to a request for confidential treatment)

10.12
Form of Warrant to purchase Common Stock (incorporated herein by reference to Exhibit 10.2 the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on May 15, 2008).

10.13#
Employment Agreement, dated as of October 18, 2010, between Transdel Pharmaceuticals, Inc. and John Bonfiglio, Ph.D. (incorporated herein by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on November 14, 2010)

10.14#
Nonqualified Stock Option Agreement, dated as of October 20, 2010, between Transdel Pharmaceuticals, Inc., and Dr. John Bonfiglio (incorporated herein by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on November 14, 2010)

10.15#
Restricted Stock Agreement, dated as of October 20, 2010, between Transdel Pharmaceuticals, Inc., and Dr. John Bonfiglio (incorporated herein by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on November 14, 2010)

10.16
Form of Senior Convertible Note Purchase Agreement (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on April 8, 2011)

10.17
Form of Senior Convertible Promissory Note (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on April 8, 2011)

10.18
Asset Purchase Agreement, dated as of June 26, 2011, by and among Transdel Pharmaceuticals, Inc. and Cardium Healthcare, Inc. (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on June 26, 2011)

10.19
Secured Line of Credit Letter Agreement, dated November 21, 2011 and effective as of December 9, 2011, by and between Transdel Pharmaceuticals, Inc. and DermaStar International, LLC. (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on December 20, 2011)

10.20
Security Agreement, dated as of December 9, 2011, by and between Transdel Pharmaceuticals, Inc. and DermaStar International, LLC. (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on December 20, 2011)

10.21
Intellectual Property Security Agreement, dated as of December 9, 2011, by and between Transdel Pharmaceuticals, Inc. and DermaStar International, LLC. (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on December 20, 2011)

10.22
Securities Purchase Agreement, dated November 21, 2011 and effective as of December 9, 2011, by and between Transdel Pharmaceuticals, Inc. and DermaStar International, LLC. (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on December 20, 2011)

10.23*	First Amendment to Securities Purchase Agreement, effective as of December 31, 2011, by and between Transdel Pharmaceuticals, Inc. and DermaStar International, LLC

10.24
Mutual General Release Agreement, dated as of December 13, 2011, by and between Transdel Pharmaceuticals, Inc. and the other signatories thereto. (incorporated herein by reference to Exhibit 10.4 to the Current Report on Form 8-K of Transdel Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on December 20, 2011)

10.25
Waiver and Settlement Agreement, effective as of January 25, 2012, by and between Transdel Pharmaceuticals, Inc. and DermaStar International, LLC (incorporated by reference to Exhibit 10.11 to the Company’s Quarterly Report on 10-Q filed with the Securities and Exchange Commission on May 10, 2012)

10.26
Waiver and Settlement Agreement, effective as of January 25, 2012, by and between Transdel Pharmaceuticals, Inc. and Alexej Ladonnikov (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on 10-Q filed with the Securities and Exchange Commission on May 10, 2012)

10.27#
Employment Agreement, effective as of January as of 1, 2012, by and between Transdel Pharmaceuticals, Inc. and Balbir Brar, D.V.M., Ph.D. (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on 10-Q filed with the Securities and Exchange Commission on May 10, 2012)

10.28#
Employment Agreement, effective as of February 1, 2012, by and between Transdel Pharmaceuticals, Inc. and Andrew Boll (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on 10-Q filed with the Securities and Exchange Commission on May 10, 2012)

10.29#
Employment Agreement, effective as of February 15, 2012, by and between Transdel Pharmaceuticals, Inc. and Joachim Schupp, M.D. (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on 10-Q filed with the Securities and Exchange Commission on May 10, 2012)

10.30#*	Amended and Restated Employment Agreement, dated July 24, 2012, by and between Imprimis Pharmaceuticals, Inc. and Mark L. Baum, Esq.

10.31#
Advisory Agreement, effective as of April 1, 2012, by and between Imprimis Pharmaceuticals, Inc. and Dr. Robert Kammer (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on 8-K filed with the Securities and Exchange Commission on April 27, 2012)

10.32#*
Amendment to Advisory Agreement, dated July 24, 2012, by and between Imprimis Pharmaceuticals, Inc. and Dr. Robert Kammer (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on 8-K filed with the Securities and Exchange Commission on July 24, 2012)

10.33#
Senior Advisory Agreement, effective as of January 17, 2012, by and between Transdel Pharmaceuticals, Inc. and Paul Finnegan, M.D. (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on 10-Q filed with the Securities and Exchange Commission on May 10, 2012)

10.34#*	Termination Agreement, effective as of May 9, 2012, by and between Imprimis Pharmaceuticals, Inc. and Paul Finnegan, M.D.

10.35
Promissory Note Conversion Agreement, dated as of April 20, 2012, by and between Imprimis Pharmaceuticals, Inc. and DermaStar International, LLC (incorporated herein by reference to the Current Report on Form 8-K of Imprimis Pharmaceuticals, Inc. filed with the Securities and Exchange Commission on April 27, 2012)

10.36
Securities Purchase Agreement, dated as of April 20, 2012, by and between Imprimis Pharmaceuticals, Inc. and the investors signatory thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on 8-K filed with the Securities and Exchange Commission on April 27, 2012)

10.37	Form of Warrant dated as of April 25, 2012 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on 8-K filed with the Securities and Exchange Commission on April 27, 2012)

10.39*	Conversion Agreement, dated June 29, 2012, by and between Imprimis Pharmaceuticals, Inc. and DermaStar International, LLC

10.40#*	Stand-alone Restricted Stock Unit Agreement, dated July 18, 2012, granted by Imprimis Pharmaceuticals, Inc. to Mark L. Baum

10.41#*	Stand-alone Restricted Stock Unit Agreement, dated July 18, 2012, granted by Imprimis Pharmaceuticals, Inc. to Robert J. Kammer

23.1*	Consent of KMJ Corbin & Company LLP

23.2†	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

24.1*	Power of Attorney (contained on the signature page)

101.INS++*	XBRL Instant Document

101.SCH++*	XBRL Taxonomy Extension Schema Document

101.CAL++*	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF++*	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB++*	XBRL Taxonomy Extension Label Linkbase Document

101.PRE++*	XBRL Taxonomy Extension Presentation Linkbase Document

†	To be file by amendment.
*	Filed herewith
#	Management contract or compensatory plan or arrangement.
++
XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not otherwise subject to liability under these Sections.